Execution Version

INOTIV, INC.,
as the Issuer,

THE GUARANTORS NAMED HEREIN

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and as Notes Collateral Agent,

INDENTURE

Dated as of September 13, 2024
$22,550,000

15.00% Senior Secured Second Lien PIK Notes due 2027

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APPENDIX & EXHIBITS
ANNEX I ― Appendix
EXHIBIT 1 to Annex I — Form of Initial Note
EXHIBIT A —Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
EXHIBIT B — Form of Compliance Certificate

EXHIBIT C-1 — Form of Perfection Certificate

EXHIBIT C-2 — Form of Perfection Certificate Supplement

SCHEDULE 1 – Initial Guarantors

SCHEDULE 10.20(b) — Existing Indebtedness

SCHEDULE 10.21(c) — Existing Liens

SCHEDULE 10.23(a) — Existing Investments

SCHEDULE 10.27(g) — Existing Transactions with Affiliates

SCHEDULE 10.32 — Existing Negative Pledges

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INDENTURE, dated as of September 13, 2024 (this “Indenture”), among INOTIV, INC., an Indiana corporation, the Guarantors (as defined herein) listed on the signature pages hereto and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as Trustee and as Notes Collateral Agent (each as defined herein).
RECITALS OF THE ISSUER
The Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 15.00% Senior Secured Second Lien PIK Notes due 2027 (the “Notes”).
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

SECTION 1.01.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “asset” shall be construed to have the same meaning and effect as the word “Property.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Note Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, refinancing, extensions, supplements or modifications set forth in any Note Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Indenture in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Indenture, unless otherwise indicated, (e) any references to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) references to Notes include any increase in the principal amount of outstanding Notes (including as a result of the payment of PIK Interest under the terms of this Indenture by either increasing the outstanding principal amount of the Global Notes or issuing PIK Notes); and (g) all references to “knowledge” in this Indenture or any other Note Document refers to the actual knowledge (after reasonable inquiry) of such Responsible Officer or other Person making such certification. This Section 1.01 shall apply, mutatis mutandis, to all Note Documents. Any Officer executing any Note Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as an Officer on behalf of the applicable Note Party and not in any individual capacity. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any basket set forth in any affirmative, negative or other covenant in this Indenture or the other Note Documents may be accumulated, added, combined, aggregated or used together by any Note Party and its Subsidiaries with any other basket in the same such covenant; provided that such accumulation, addition, combination or aggregation may only occur to the extent such Note Party would be permitted to use each such basket for the same transaction or occurrence, and (b) any action or event permitted by this Indenture or the other Note Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Indenture and the other Note Documents; provided that such action or event complies with each such provision applicable to such action or event. For purposes of this Indenture, all references to (x) the date the Notes (other than any PIK Notes) were originally issued shall refer to the Issue Date and (y) the “Notes” or the “Outstanding Notes” shall include PIK Notes (and any increase in the principal amount of a Global Note pursuant to the payment of PIK Interest in accordance with the terms of this Indenture).
SECTION 1.02.    Definitions.
“2024 Settlement” means, collectively, (i) that certain resolution agreement, entered into on June 3, 2024, between the United States Attorney’s Office for the Western District of Virginia, the Environmental Crimes Section of the United States Department of Justice, Environment and Natural Resources Division and the Issuer, and (ii) that certain plea agreement, entered into on June 3, 2024, between the United States Attorney’s Office for the Western District of Virginia, the Environmental Crimes Section of the United States Department of Justice, Environment and Natural Resources Division, Envigo RMS, LLC and Envigo Global Services, Inc.
“Acquisition Consideration” means the purchase consideration for a Permitted Acquisition and all other payments (but excluding any related acquisition fees, costs and expenses incurred in connection with any Permitted Acquisition), directly or indirectly, by any Company in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of any Property or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time (including Earn-Outs); provided that any such Earn-Out or other future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Issuer or any of its Subsidiaries; provided, further, that Acquisition Consideration shall not include (a) the portion of consideration or payment constituting salary payments pursuant to ordinary course employment agreements and salary bonuses payable thereunder to the extent relating to the applicable Permitted Acquisition and (b) cash and Cash Equivalents acquired by the Companies as part of the applicable Permitted Acquisition (except to the extent that such cash and Cash Equivalents (x) were directly or indirectly funded or financed by any of the Companies or (y) after giving effect to any repayment of, or incurrence of, Indebtedness (and the release of any Liens in connection therewith) with respect to, or in connection with, such Permitted Acquisition on, or immediately after, the date of consummation thereof, are not subject to any Lien (other than the Liens created under the Security Documents and the First Lien Loan Documents).
“Act,” when used with respect to any Holder, has the meaning specified in Section 1.05(a) of this Indenture.
“Action” has the meaning specified in Section 13.07(v) of this Indenture.
“Adjusted Net Assets” has the meaning specified in Section 12.05 of this Indenture.
“Advisors” means legal counsel (including foreign and local counsel, but excluding in-house counsel), auditors, engineers, accountants, consultants, appraisers or other advisors.
“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, (i) for purposes of Section 10.27, the term “Affiliate” shall also include (a) any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified and (b) any person that is an executive officer or director of the Person specified
“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including any property or assets acquired by the Issuer or a Guarantor from another Subsidiary, which in each case constitutes Collateral or would have constituted Collateral had such assets and property been owned by the Issuer or a Guarantor on the Issue Date.

“Agent” means any Note Registrar, Transfer Agent, co-registrar, Paying Agent, Authenticating Agent or other agent appointed in accordance with this Indenture to perform any function that this Indenture authorizes such agent to perform.
“Amendment Relief Period” means the period commencing on the Issue Date.
“Anti-Corruption Laws” means any applicable anti-corruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.), the UK Bribery Act 2010, and laws and regulations implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions or the UN Convention against Corruption.
“Appendix” has the meaning specified in Section 2.01 of this Indenture.
“Applicable Premium” means, as of any date of determination (which shall be the date on which the Issuer makes a voluntary redemption of Notes, is obligated to make the applicable offer to purchase, repurchase or redeem Notes, or the Notes otherwise become due and payable prior to their Stated Maturity (including, without limitation, as a result of any filing under any Bankruptcy Law), whichever is earlier) a premium equal to, (a) if such date is on or prior to March 13, 2026, the Make-Whole Premium, and (b) if such date is after March 13, 2026, the product of (x) the aggregate principal amount of Notes to be redeemed, repurchased or otherwise repaid or accelerated on such date multiplied by (y) the percentage set forth below next to the period in which such date occurs:

Period	Percentage
March 13, 2026 through and including September 13, 2026	2.000%
September 14, 2026 and thereafter	0.000%

“Asset Disposition Threshold” has the meaning specified in Section 10.25(b)(i) of this Indenture.
“Asset Sale” means (a) any Disposition of any Property by a Company (excluding sales and dispositions permitted by Section 10.25 (other than Section 10.25(a)(ii))) and (b) any sale or other Disposition of any Equity Interests in a Subsidiary of the Issuer to any Person other than a Note Party.
“Authenticating Agent” has the meaning specified in Section 6.12 of this Indenture.
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.
“Bankruptcy Law” means the Bankruptcy Code or any similar United States federal or state law and the law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning,
“Beneficial Tax Owner” has the meaning specified in Section 10.13(c) of this Indenture.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.
“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the place of payment.
“Capital Expenditures” means, without duplication, for any period (a) any expenditure or commitment to expend money made during such period for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Issuer and its Subsidiaries prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Persons during such period with respect to real or personal Property acquired during such period, or Synthetic Lease Obligations incurred by such Persons during such period, but in each case, excluding (i) expenditures made in connection with the replacement, substitution or restoration of Property pursuant to Section 10.25, (ii) any Permitted Acquisitions, (iii) expenditures to the extent reimbursed within such period or paid for by a person who is not a Company (or any of Affiliates thereof) in the ordinary course of business (including, tenant improvements paid or reimbursed by landlords), (iv) the purchase price of equipment or other fixed assets that are purchased in the ordinary course of business substantially contemporaneously with the trade-in of existing assets in the ordinary course of business to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded-in at such time, (v) expenditures to the extent financed with the Net Cash Proceeds of Asset Sales that are reinvested in accordance with Section 10.25(b), (vi) so long as no Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom, expenditures funded directly with the net cash proceeds of issuances of Equity Interests (other than Permitted Cure Securities (as defined in the First Lien Credit Agreement as in effect on the Issue Date (whether or not then in effect)) of the Issuer (or any direct or indirect parent thereof) to its shareholders and only to the extent that the net cash proceeds of such issuances of Equity Interests are immediately contributed to the Issuer as cash common equity, and in turn immediately contributed to the Issuer as cash common equity, (vii) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, and (viii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be the subject of an offer to purchase pursuant to Section 10.25(b).
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of September 30, 2020 be considered a financing lease.
“Cash Equivalents” means, as to any Person, (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any Person meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any Person incorporated in the United States having one of the two highest ratings obtainable from S&P or Moody’s, in each case maturing not more than one year after the date of acquisition by such Person, (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above and (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above.
“Casualty Event” means any involuntary loss of title or any involuntary loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property of any Company. “Casualty Event” shall include any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.
“CERCLA” has the meaning specified in Section 13.07(q) of this Indenture.
“CFC” means a Foreign Subsidiary that is a controlled foreign corporation under Section 957 of the Code.
“CFC Holding Company” has the meaning specified in the definition of “Excluded Subsidiary.”
“Change of Control” means (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Issuer representing more than 35% of the voting power of the total outstanding Voting Stock of the Issuer or (b) the occurrence of any “change of control” (or similar event, howsoever denominated) under any other Indebtedness with an aggregate principal amount equal to, or in excess of $15,000,000.
“Change of Control Offer” has the meaning specified in Section 10.31(a) of this Indenture.
“Change of Control Payment” has the meaning specified in Section 10.31(a) of this Indenture.
“Change of Control Payment Date” has the meaning specified in Section 10.31(a)(2) of this Indenture.
“Collateral” means all of the assets and property of the Issuer and the Guarantors, whether real, personal or mixed, securing or purported to secure any Notes Obligations, other than Excluded Assets, including all Pledged “Collateral” as defined in the Security Agreement and the Mortgaged Property.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Companies” means the Issuer and the Subsidiaries collectively; and “Company” means any one of them.
“Compliance Certificate” means a certificate of a Financial Officer of the Issuer substantially in the form of Exhibit B.
“Consolidated Amortization Expense” means, for any period, the amortization expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including accelerated amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) including capitalized software and organizational costs).
“Consolidated Depreciation Expense” means, for any period, the depreciation expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including accelerated depreciation from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) including capitalized software and organizational costs).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by:
(I) adding thereto, without duplication, in each case, other than with respect to clauses (e)(1) and (n) below, only to the extent deducted in determining Consolidated Net Income and not added back pursuant to the definition of “Consolidated Net Income,” and provided that to the extent the ability to add back any item is capped or otherwise limited pursuant to one clause of this definition, no other clause herein shall operate to permit an amount in excess of such cap or limitation to be added back:
(a)    Consolidated Interest Expense for such period;
(b)    Consolidated Amortization Expense for such period;
(c)    Consolidated Depreciation Expense for such period;
(d)    Consolidated Tax Expense for such period;
(e)    (1) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies identified, in each case, in connection with the Transactions or another Subject Transaction and which are projected by the Issuer in good faith to be reasonably anticipated to be realized from actions taken or with respect to which substantial steps have been taken within eighteen (18) months of the date of the Transactions or the applicable Subject Transaction (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period) net of the amount of actual benefits realized during such period from such actions; provided that all steps have been taken or with respect to which substantial steps have been taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer and certified by a Financial Officer of the Issuer); and (2) the amount of any restructuring charge, reserve, integration cost, new product start-up cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives), that is deducted (and not added back) in such period in computing Consolidated Net Income including, without limitation, those related to severance, retention, signing bonuses, relocation, litigation transition costs and expenses, recruiting and other similar employee related costs, future lease commitments, lease breakage and costs related to the opening and closure and/or consolidation of facilities or offices and to exiting lines of business; provided that the aggregate amount added to Consolidated Net Income pursuant to this clause (e) or the definition of “Pro Forma Basis” in any period of four consecutive fiscal quarters, together with the aggregate amount of extraordinary or nonrecurring losses and expenses excluded from Consolidated Net Income pursuant to clause (h) of the definition thereof for such period, shall not exceed 25% of Consolidated EBITDA (prior to giving effect to such add-backs and adjustments) for such period; provided, further, that (x) such 25% limitation will not apply to the extent the adjustments in this clause (e) are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) and (y) amounts added back or adjusted pursuant to this clause (e) shall be without duplication of (and shall not be in addition to) any amounts added back or adjusted pursuant to the definition of “Pro Forma Basis” set forth in this Indenture;
(f)    [reserved];

(g)    out-of-pocket fees, costs and expenses (including legal, tax, structuring and other similar costs and expenses) payable to third parties in connection with (except as provided below) any Investment, acquisition (including costs and expenses in connection with the de-listing of public targets and compliance with public company requirements), disposition (including, without limitation, a sale of (1) the equity of the Issuer (or its direct or indirect parent) and its Subsidiaries or (2) substantially all of the assets of the Issuer and its Subsidiaries), recapitalization, Dividend, Equity Issuance, consolidation, restructurings, or the incurrence, registration (actual or proposed), repayments or amendments of Indebtedness (including, without limitation, letter of credit fees and, in connection with any refinancing of such Indebtedness, unamortized fees, costs and expenses paid in cash in connection with repayment of Indebtedness) (in each case, whether or not consummated or successful), including, without limitation, (i) deferred commission or similar payments paid in cash in connection with any transaction not prohibited by this Indenture, (ii) any breakage costs incurred in connection with the termination of any Hedging Agreement as a result of the prepayment of Indebtedness, (iii) such out-of-pocket fees, costs or expenses related to the execution, delivery, maintenance and closing of the loans under the First Lien Credit Agreement or the Notes or any Permitted Refinancing, the First Lien Credit Agreement and this Indenture and (w) any amendment, waiver or other modification of the loans under the First Lien Credit Agreement or the Notes or any Permitted Refinancing, any First Lien Loan Document, any Note Document, any other Indebtedness or any Equity Interests, in each case, whether or not consummated, deducted (and not added back) in computing Consolidated Net Income;
(h)    [reserved];
(i)    (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of the Issuer or any Subsidiary for such period and (B) any cash costs or expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement in each case, of the Issuer or any Subsidiary for such period, to the extent that such costs or expenses are funded with net cash proceeds from the issuance of Equity Interests of, or a contribution to the capital of, the Issuer as cash common equity and/or Qualified Stock and which are in turn contributed to the Issuer as cash common equity;
(j)    cash expenses of the Issuer and its Subsidiaries incurred during such period to the extent (x) deducted in determining Consolidated Net Income and (y) reimbursed in cash by any Person (other than any of the Issuer, the Companies or any of their Subsidiaries or any owners, directly or indirectly, of Equity Interests, respectively, therein) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of the Issuer or any of its Subsidiaries to the extent such reimbursement has not been accrued (provided that, (A) if not so reimbursed or received by the Issuer or such Subsidiary within such 365 day period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by the Issuer or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period);
(k)    (x) the aggregate amount of all other non-cash items, write-downs, non-cash expenses, or non-cash losses (including, to the extent not taken into account when calculating Consolidated EBITDA, (i) purchase accounting adjustments under ASC 805 and (ii) deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period, but for the application of purchase accounting rules) otherwise reducing Consolidated Net Income (other than with respect to the preceding clause (ii)) and excluding any such non-cash items, write-downs, expenses, or losses that are reasonably expected to result in, or require pursuant to GAAP, an accrual of a reserve for cash charge, costs and/or expenses in any future period, (y) net non-cash exchange, translation or performance losses relating to foreign currency transactions and currency fluctuations and (z) cash charges resulting from the application of ASC 805 (including with respect to Earn-Outs incurred by the Issuer or any of its Subsidiaries in connection with any Permitted Acquisition);
(l)    costs and expenses related to the administration of this Indenture, the other Note Documents and the First Lien Loan Documents and paid or reimbursed by or on behalf of any of the Note Parties to the First Lien Agent, the Trustee, the Notes Collateral Agent, any of the First Lien Lenders or any of the Holders or other third parties paid or engaged by the First Lien Agent, the Trustee, the Notes Collateral Agent, any of the First Lien Lenders or any of the Holders or paid by any of the Note Parties;
(m)    the unamortized fees, costs and expenses paid in cash in connection with the repayment of Indebtedness to Persons that are not Affiliates of the Issuer or any of its Subsidiaries;
(n)    the aggregate amount of expenses or losses incurred by the Issuer or any Subsidiary relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to the Issuer or such Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by the Issuer or such Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss and, in each case, the amount of such increase is not otherwise included in Consolidated Net Income for such period (provided that, (A) if not so reimbursed or received by the Issuer or such Subsidiary within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by the Issuer or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period);
(o)    any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”);
(p)    the amount of any minority interest expense of the Issuer or any of its Subsidiaries consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income), but only to the extent income attributable to such non-wholly owned Subsidiary would be permitted to be included in Consolidated Net Income;
(q)    losses, charges and expenses attributable to Asset Sales or other dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business;
(r)    payments to employees, directors or officers of the Issuer and its Subsidiaries paid in connection with Dividends that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary, ordinary fees or ordinary payroll payments;
(s)    the difference between rental payments actually paid in cash and deferred rental expense deducted in determining Consolidated Net Income;
(t)    the difference between commissions actually paid in cash and commission expense deducted in determining Consolidated Net Income;
(u)    the difference between initiation fees actually received in cash and the amount included in determining Consolidated Net Income; and
(v)    the difference between paid-in-full dues actually received in cash and the amount included in determining Consolidated Net Income; and
(II) subtracting therefrom the aggregate amount of, without duplication and solely to the extent added to Consolidated Net Income, (A) all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business and any non-cash gains with respect to cash actually received in a prior period so long as such cash was not included in Consolidated EBITDA in such prior period pursuant to sub-clauses (s) through (v) above), (B) all gains (whether cash or non-cash) resulting from the early termination or extinguishment of Indebtedness, (C) net realized gains from Hedging Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, (D) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income), (E) any net income included in

Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810, (F) any amounts added to Consolidated EBITDA pursuant to sub-clause (j) above in the prior calculation period with respect to expected reimbursements to the extent such reimbursements are not received within such 365 day period following such prior calculation period and (G) the aggregate amount of all other non-cash gains resulting from purchase price accounting adjustments.
Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction.
“Consolidated Indebtedness” means, at any date, the aggregate outstanding principal amount, determined on a consolidated basis, without duplication, in accordance with GAAP, of (i) all Indebtedness of the Issuer and its Subsidiaries of the types referred to in clauses (a) (but only in respect of the principal amount thereof), (b) (but only in respect of the principal amount thereof and excluding, for the avoidance of doubt, surety bonds), (d) (provided that, in the case of purchase price adjustments or Earn-Outs, solely to the extent due and payable), (f) and (i) (but only in respect of the drawn amount thereof) of the definition of “Indebtedness” (giving effect to the proviso to such definition) and (ii) without duplication, all Indebtedness of the Issuer and its Subsidiaries of the type referred to in clause (j) of the definition of “Indebtedness” to the extent that such Contingent Obligations relate to liabilities under clauses (a) (but only in respect of the principal amount thereof), (b) (but only in respect of the principal amount thereof and excluding, for the avoidance of doubt, surety bonds), (d), (f) and (i) (but only in respect of the drawn amount thereof) of the definition of “Indebtedness” (giving effect to the proviso to such definition) but, in each case, excluding, for the avoidance of doubt, any Bank Product Obligations (as defined in the First Lien Credit Agreement as in effect on the Issue Date) (other than any overdrafts incurred in respect of the foregoing) and Swap Obligations.
“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:
(a)    imputed interest on Capital Lease Obligations of the Issuer and its Subsidiaries for such period;
(b)    commissions, discounts and other fees and charges owed by the Issuer or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
(c)    amortization of Debt Issuance costs, debt discount or prepayment or other premiums and other financing fees and expenses incurred by the Issuer or any of its Subsidiaries for such period;
(d)    cash contributions to any employee stock ownership plan or similar trust made by the Issuer or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer or a Wholly Owned Subsidiary which is a Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;
(e)    all interest paid or payable with respect to discontinued operations of the Issuer or any of its Subsidiaries for such period;
(f)    the interest portion of any deferred payment obligations of the Issuer or any of its Subsidiaries for such period; and
(g)    all interest on any Indebtedness of the Issuer or any of its Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period.
provided that (a) to the extent directly and exclusively related to the consummation of the Transactions, Debt Issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements. For the purposes of determining the Consolidated Interest Expense, for any period, such determination shall be made on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or prepaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Permitted Acquisition, Asset Sale or other Disposition (other than any Dispositions in the ordinary course of business), and discontinued lines of business or operations as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(a)    the net income (or loss) of any Person (other than a Subsidiary of the Issuer) in which any Person other than the Issuer or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or (subject to clause (b) below) any of its Subsidiaries during such period;
(b)    the net income of any Subsidiary of the Issuer during such period to the extent that (A) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than the First Lien Loan Documents, this Indenture or any other Note Document), instrument, Order or other Legal Requirement applicable to that Subsidiary or its equity holders during such period (unless such restriction or limitation has been effectively waived), except that the Issuer’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, or (B) such net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than a Note Party;
(c)    any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any of its Subsidiaries upon any Disposition of assets by the Issuer or any of its Subsidiaries;
(d)    gains and losses due solely to (i) exchange, translation or performance gains or losses relating to foreign currency transactions, fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and (ii) the cumulative effect of any change in accounting principles;
(e)    (x) non-cash gains and losses resulting from any reappraisal, revaluation, write-down or write-up of assets (including intangible assets, goodwill and deferred financing costs) (including pursuant to the application of ASC 350 and ASC 360) and (y) cash and non-cash income, earnings, charges, expenses, gains and losses resulting from the application of ASC 805 with respect to Earn-Outs incurred by the Issuer or any of its Subsidiaries in connection with any Permitted Acquisition;
(f)    any net unrealized gains or losses from Hedging Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements for such period;
(g)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (or loss) from any write-off or forgiveness of Indebtedness;
(h)    any extraordinary (as determined in accordance with GAAP) or nonrecurring gain, loss, income and expense, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Issuer or any of its Subsidiaries during such period; provided that, notwithstanding anything to the contrary contained herein, with respect to any extraordinary or non-recurring gain (or loss, expense or charge) that is also described or referenced in the definition of “Consolidated EBITDA”, such extraordinary or non-recurring gain (or loss, expense or charge) shall instead be subtracted from (and/or added back to) Consolidated Net Income in the calculation of Consolidated EBITDA in accordance with the definition of such term set forth in this Indenture; provided, further, that the aggregate amount of extraordinary or nonrecurring losses and expenses excluded from Consolidated Net Income pursuant to this clause (h) in any period of four consecutive fiscal quarters, together with the aggregate amount increasing Consolidated EBITDA pursuant to clause (e) of the definition thereof and the definition of “Pro Forma Basis” for such period, shall not exceed 25% of Consolidated EBITDA (prior to giving effect to such add-backs and adjustments) for such period;
(i)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;
(j)    the cumulative effect of a change in accounting principles;
(k)    any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development); and
(l)    accruals and reserves that are established within twelve (12) months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP.
For purposes of this definition of “Consolidated Net Income,” (w) “nonrecurring” shall mean any gain or loss as of any date that (i) did not occur in the ordinary course of the Issuer or its Subsidiaries’ business and (ii) is of a nature and type that has not occurred in the prior twenty-four month period and is not reasonably expected to occur in the future, (x) “ASC 805” shall mean the Financial Accounting Standards Board Accounting Standards Codification 805 (Business Combinations), issued by the Financial Accounting Standards Board in December 2007, (y) “ASC 350” shall mean the Financial Accounting Standards Board Accounting Standards Codification 350 (Intangibles, Goodwill and Other Intangible Assets), issued by the Financial Accounting Standards Board in June 2001 and (z) “ASC 360” shall mean the Financial Accounting Standards Board Accounting Standards Codification 360 (Property, Plant and Equipment).
“Consolidated Secured Indebtedness” means, as of any date of determination, without duplication, the aggregate amount of Consolidated Indebtedness of the Issuer and its Subsidiaries that, as of such date, is secured by a Lien on any asset or property of the Issuer or any of its Subsidiaries.
“Consolidated Tax Expense” means, for any period, the tax expense of the Issuer and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP and net of any applicable credits or reimbursements received by the Issuer or any of its Subsidiaries during such period (to the extent such credit or reimbursement (as applicable) is otherwise included in the calculation of Consolidated Net Income or Consolidated EBITDA (as applicable)).
“Consolidated Total Assets” means at any date of determination, the net book value of all assets of the Issuer and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent: (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase or lease Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other contingent obligations (other than with respect to borrowed money or capital leases) incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.
“Convertible Indebtedness” means Indebtedness of the Issuer permitted to be incurred under the terms of this Indenture that is either (a) convertible into common stock of the Issuer (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Issuer and/or cash (in an amount determined by reference to the price of such common stock).
“Corporate Officer” of the Company or any of its Subsidiaries means any executive officer, any executive senior vice president or Financial Officer of such Person.
“Corporate Trust Office” means the designated corporate trust office of the Trustee, at which at any particular time its corporate trust business in relation to this Indenture shall be administered, which office at the date of execution of this Indenture is located at 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: Inotiv Notes Administrator.
“Covenant Defeasance” has the meaning specified in Section 14.03 of this Indenture.
“Cumulative Amount” means, on any date of determination (the “Reference Date”), the sum of (without duplication):
(a)    $11,500,000; provided that, during the Amendment Relief Period, the amount under this clause (a) shall equal $0; plus
(b)    an amount equal to the amount that would be permitted to be included in clause (b) of the definition of “Cumulative Amount” in the First Lien Credit Agreement as in effect on the Issue Date (whether or not then in effect); plus
(c)    an amount determined on a cumulative basis from the Issue Date equal to the net cash proceeds from the issuance of Qualified Stock of, or a contribution to the common equity capital of, the Issuer (other than (I) to the extent constituting a Cure Amount or (II) proceeds from a Permitted Warrant Transaction or (III) to the extent that such cash proceeds have been previously applied or used for another purpose); plus

(d)    an amount determined on a cumulative basis equal to the net cash proceeds received by the Issuer from Indebtedness or Disqualified Stock issued after the Issue Date and subsequently converted or exchanged into Qualified Stock of the Issuer or any direct or indirect parent company of the Issuer (other than to the extent constituting a Cure Amount); plus
(e)    to the extent not included in the calculation of Consolidated Net Income, an amount determined on a cumulative basis equal to the net cash proceeds of sales of Investments previously made pursuant to Section 10.23(q) using the Cumulative Amount, up to a maximum amount of such original Investment; plus
(f)    to the extent not included in the calculation of Consolidated Net Income, the aggregate amount of Dividends, profits, returns or similar amounts received in cash or Cash Equivalents on Investments previously made pursuant to Section 10.23(q) using the Cumulative Amount, up to a maximum amount of such original Investment; plus
(g)    [reserved]; plus
(h)    the aggregate amount of proceeds which are both (x) required to be applied to a mandatory prepayment under Section 2.10 of the First Lien Credit Agreement and that are declined or waived by any First Lien Lender pursuant to Section 2.10(j) of the First Lien Credit Agreement and (y) required to be applied to an offer to purchase Notes pursuant to Section 10.25(b), 10.33 and/or 10.34 and that are declined or waived (or not accepted) by any Holder pursuant to Section 10.25(b), 10.33 and/or 10.34, as applicable, of this Indenture; minus
(i)    the aggregate amount of (i) Investments made pursuant to Section 10.23(q) using the Cumulative Amount, (ii) Dividends made pursuant to Section 10.26(h) using the Cumulative Amount, (iii) payments in respect of Junior Indebtedness made pursuant to Section 10.28(a)(ii) using the Cumulative Amount and (iv) any other payment made hereunder using the Cumulative Amount, in each case during the period from and including the Business Day immediately following the Issue Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).
“Cure Amount” has the meaning specified in the First Lien Credit Agreement as in effect on the Issue Date (whether or not then in effect).
“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Issue Date (other than as permitted by Section 10.20).
“Debt Proceeds Offer” has the meaning specified in Section 10.33(b) of this Indenture.
“Debt Proceeds Offer Amount” has the meaning specified in Section 10.33(b) of this Indenture.
“Debt Proceeds Offer Trigger Date” has the meaning specified in Section 10.33(a) of this Indenture.
“Debt Proceeds Offer Payment Date” has the meaning specified in Section 10.33(b) of this Indenture.
“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
“Default Rate” has the meaning specified in Section 10.13 of this Indenture.
“Defaulted Interest” has the meaning specified in Section 3.07(b) of this Indenture.
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Disposition” means, with respect to any Property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback

Transaction) of such Property, and the terms “Dispose”, “Disposed” and “Disposing” shall have meanings correlative thereto.
“Disqualified Stock” means any equity interest that, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for shares of equity that are not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable (other than for shares of equity that are not Disqualified Stock) at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment (other than in shares of equity that are not Disqualified Stock) constituting a return of capital, in each case, on a date that is prior to 91 days after the final maturity date of the Notes, or (b) is convertible into or exchangeable or exercisable for (i) debt securities or other indebtedness or (ii) any equity interest referred to in clause (a) above or (c) contains any repurchase or payment obligation (other than payments or dividends solely in shares of equity that are not Disqualified Stock); provided, however, that any equity interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such equity interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such equity interests upon the occurrence of a Change of Control shall not constitute Disqualified Stock if such equity interests provide that the issuer thereof will not redeem any such equity interests pursuant to such provisions prior to the date on which there are no Notes outstanding.
“Dividend” means, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of Property (other than common equity of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such Person (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any jurisdiction within the United States.
“Earn-Outs” means, with respect to a Permitted Acquisition or any other acquisition of any assets or Property by any Company, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Equity Interests or of any Property or otherwise), directly or indirectly, payable by any Company in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.
“Employee Benefit Plan” means any Pension Plan and any other “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan and other than a Foreign Plan) which is or was maintained, contributed to or required to be contributed to by any Company.
“Environment” means any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, sediments (including stream and river sediments), biota and any indoor surface area, surface or physical medium, and any ecological systems and living organisms supported by these media.
“Environmental Claim” means mean any claim, notice, demand, Order, action, suit, investigation, proceeding, or other communication or legal proceeding alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, enforcement proceedings, governmental response, assessment, remediation, removal, cleanup, Response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, medical monitoring, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, Release or threatened Release of Hazardous Materials in, on, into, through or from the Environment at any location or (b) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health and safety (as it relates to exposure to Hazardous Materials) or the Environment.
“Environmental Law” means any and all applicable Legal Requirements relating to or imposing liability or standards of conduct concerning human health and safety (as it relates to exposure to Hazardous Materials) or pollution, preservation, or protection of the Environment, the Release, threatened Release, or the generation, manufacture, use, labeling, treatment, storage, handling, or transportation of Hazardous Material, natural resources or natural resource damages, or occupational safety or health (as it relates to exposure to Hazardous Materials).
“Environmental Permit” means any permit, license, approval, consent, notifications, exemptions, registration or other authorization required by or from a Governmental Authority under any Environmental Law.
“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of Property of, such partnership, whether outstanding on the Issue Date or issued on or after the Issue Date, but excluding Convertible Indebtedness.
“Equity Issuance” means, without duplication, (a) any issuance or sale by the Issuer of any Equity Interests in the Issuer (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests of the Issuer or (b) any contribution to the capital of the Issuer.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or Section

4001 of ERISA, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA (other than any such event with respect to which the notice requirement has been waived) with respect to any Pension Plan; (ii) the failure of any Company or any ERISA Affiliate to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure of any Company or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure of any Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (iii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA, the termination of any Pension Plan under Section 4041(c) of ERISA or the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (v) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (vi) the withdrawal by any Company or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability of any Company or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on any Company or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the complete or partial withdrawal of any Company or any ERISA Affiliate from any Multiemployer Plan (within the meaning of Sections 4203 and 4205 of ERISA) if there is any potential liability therefor, or the receipt by any Company or any ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (xii) a Foreign Plan Event.
“Event of Default” has the meaning specified in Section 5.01 of this Indenture.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Excluded Assets” has the meaning specified in the Security Agreement.
“Excluded Subsidiary” means (i) any Subsidiary that is prohibited by applicable law at the time such Subsidiary becomes a Subsidiary from becoming a Guarantor, (ii) (A) any Subsidiary that is a CFC, to the extent making such CFC a Guarantor would result in material adverse tax consequences to the Issuer (as mutually determined by the Required Holders (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same determination as the First Lien Agent in its discretion under the definition of “Excluded Subsidiary” in the First Lien Credit Agreement) and the Issuer) and any and all direct or indirect subsidiaries of such excluded CFC or CFC Holding Company (as defined below) and (B) any Subsidiary that has no material assets other than equity (or equity and indebtedness) of excluded CFCs described in the foregoing clause (ii)(A) (a “CFC Holding Company”) and/or excluded CFC Holding Companies, (iii) any Immaterial Subsidiary and (iv) any Subsidiary acquired pursuant to a Permitted Acquisition or other similar Investment permitted by this Indenture that is an obligor in respect of secured indebtedness that is permitted pursuant to this Indenture and not incurred in contemplation of such Permitted Acquisition or other similar investment and any Subsidiary thereof that Guarantees such secured Indebtedness, in each case to the extent (and for so long as) such secured indebtedness prohibits such subsidiary from becoming a Guarantor; provided that, no Subsidiary which is a borrower, guarantor or other obligor of the obligations under the First Lien Credit Agreement shall constitute an Excluded Subsidiary. For the avoidance of doubt, the Issuer shall at no time constitute an Excluded Subsidiary.
    “Excluded Taxes” shall mean, with respect to any Holder or Beneficial Tax Owner, (a) Taxes imposed on or measured by its net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, in each case, by a jurisdiction as a result of such Person being organized or having its principal office or its applicable funding office in such jurisdiction or as a result of any other connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document or sold or assigned an interest in any Note or Note Document), (b) any U.S. federal withholding Tax that is imposed pursuant to any requirement of law in effect at the time such Person acquires its interest in the applicable Note(s) (or instead, if earlier, at the time such Person acquires a commitment to acquire its interest in the applicable Note(s)), or designates a new funding office, except to the extent that (i) such Person’s assignor/transferor, if any, was entitled, immediately prior to such Person’s acquisition of its interest in the applicable Note(s) (or instead, if earlier, of its commitment to acquire such interest) to receive additional amounts from the Issuer with respect to such withholding Tax pursuant to Section 10.13(c) or (ii) such Person was entitled, immediately prior to such Person’s designation of a new funding office, to receive additional amounts from the Issuer with respect to such withholding Tax pursuant to Section 10.13(c), (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any U.S. federal withholding Tax resulting from a Holder’s failure to comply with its obligations under Section 10.13(f), and (e) U.S. federal backup withholding Tax.

“Existing Lien” has the meaning specified in Section 10.21(c) of this Indenture.
“Extraordinary Receipts” means any cash received by the Issuer or any of its Subsidiaries not in the ordinary course of business (and not constituting Net Cash Proceeds subject to Section 10.25(b)), including, without limitation, (i) judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action, (ii) indemnity payments (except to the extent used to pay related liabilities owing to third parties unaffiliated with the Note Parties), (iii) proceeds of tax refunds or tax credits (including any Employee Retention Tax Credit under the CARES Act) and (iv) any purchase price adjustment, escrow payment or holdback amount or similar amount received in connection with any purchase agreement (other than a working capital adjustment).
“Extraordinary Receipts Offer” has the meaning specified in Section 10.34(b) of this Indenture.
“Extraordinary Receipts Offer Amount” has the meaning specified in Section 10.34(b) of this Indenture.
“Extraordinary Receipts Offer Payment Date” has the meaning specified in Section 10.34(b) of this Indenture.
“Extraordinary Receipts Trigger Date” has the meaning specified in Section 10.34(a) of this Indenture.
“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer (that is not an Affiliate of the seller), and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors of the Issuer or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Issuer (or the Subsidiary of the Issuer selling such asset).
“FATCA” means Sections 1471 through 1474 of the Code as of the Issue Date, any current or future Treasury Regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement, treaty or convention (and any related law, regulations or official administrative guidance) implementing the foregoing.
“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.).
“Financial Officer” of any Person means any of the president, chief operating officer, chief financial officer, principal accounting officer, treasurer, or controller of such Person.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“First Lien Agent” means Jefferies Finance LLC, in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement, together with its successors and assigns in such capacities.
“First Lien Credit Agreement” means that certain Credit Agreement dated as of November 5, 2021 (as amended by the First Amendment to Credit Agreement, dated as of January 27, 2022, the Second Amendment to Credit Agreement, dated as of December 29, 2022, the Third Amendment to Credit Agreement, dated as of January 9, 2023, the Fourth Amendment to Credit Agreement, dated as of May 14, 2024, the Fifth Amendment to Credit Agreement, dated as of June 2, 2024 and the Sixth Amendment to Credit Agreement, dated as of August 7, 2024) by and among the Issuer, the other subsidiaries of the Issuer as guarantors, the lenders party thereto and the First Lien Agent.
“First Lien Loan Documents” means the “Loan Documents (as defined in the First Lien Credit Agreement).
“First Lien Lender” means a lender under the First Lien Credit Agreement.
“First Lien Obligations” has the meaning given to the term “First Lien Obligations” in the Intercreditor Agreement.
“Fixed Charge Coverage Ratio” shall have the meaning specified in the First Lien Credit Agreement as in effect on the Issue Date (whether or not the First Lien Credit Agreement as in effect on the Issue Date is then in effect).
“Foreign Plan” means any employee pension benefit plan, fund, program, policy, arrangement, or agreement, or other similar program established, maintained or contributed to by any Company on behalf of (or for the benefit of) its employees, officers or directors employed, or otherwise engaged, outside the United States.
“Foreign Plan Event” means, with respect to any Foreign Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable Legal Requirement, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable Legal Requirement, on or before the due date for such contributions or payments, (iii) the receipt of a notice from a Governmental Authority relating to the intention to terminate such Foreign Plan or to appoint a trustee or similar official to administer such Foreign Plan, or alleging the insolvency of such Foreign Plan, or (iv) the incurrence of any liability by any Company under applicable Legal Requirements on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funding Guarantor” has the meaning specified in Section 12.05 of this Indenture.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Government Securities” means securities that are:
(1)    direct obligations of, or obligations guaranteed by, the United States for the timely payment of which its full faith and credit is pledged; or
(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Governmental Authority” means any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture, the Notes and the Security Documents.
“Guarantor” means (1) each of the Initial Guarantors and (2) each of the Issuer’s Subsidiaries that in the future executes a supplemental indenture pursuant to which such Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.
“Hazardous Materials” means any substances, chemicals, or wastes that are listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning), under any Environmental Laws, or which could give rise to liability under any Environmental Law, including but not limited to, polychlorinated biphenyls or any substance or compound containing polychlorinated biphenyls, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum by-products, crude oil or any fraction thereof, toxic mold, or per- or polyfluoroalkyl substances (PFAS).
“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master

Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” means obligations under or with respect to Hedging Agreements.
“Historical Financial Statements” means (i) the Issuer’s annual report on Form 10-K containing the audited consolidated balance sheet of the Issuer and its Subsidiaries as of the last day of each of the three most recent fiscal years ended at least 90 days prior to the Issue Date and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of the Issuer and its Subsidiaries for each of the three most recent fiscal years ended at least 90 days prior to the Issue Date and (ii) the Issuer’s quarterly report on Form 10-Q containing the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in equity and cash flows of the Issuer and its Subsidiaries, covering any of the first three fiscal quarters that have ended after the most recent fiscal year covered by the audited financial statements referenced in clause (i) above and at least forty five (45) days before the Issue Date.
“Holder” means the Person in whose name a Note is registered on the Note Registrar’s books.
“Immaterial Subsidiary” means, as of any date, any Subsidiary (x) whose total assets, in the aggregate with the total assets of all other Subsidiaries constituting Immaterial Subsidiaries, in each case, as measured as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements have been delivered, equal or are less than 2.5% of Consolidated Total Assets, (y) whose total revenue in the aggregate with the total revenue of all other Subsidiaries constituting Immaterial Subsidiaries, in each case, as measured as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements have been delivered, equal or are less than 2.5% of consolidated total revenues of the Issuer and its Subsidiaries and (z) whose Consolidated EBITDA, in the aggregate with Consolidated EBITDA of all other Subsidiaries constituting Immaterial Subsidiaries, in each case, as measured as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements have been delivered, equal or are less than 2.5% of Consolidated EBITDA; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of any Note Party, or if it owns any Intellectual Property that is material to the business of the Issuer or any other Subsidiary.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or advances (including unreimbursed amounts outstanding under letters of credit and any Convertible Indebtedness); (b) all obligations of such Person evidenced by loan agreements, bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (d) all obligations of such Person issued or assumed as part of the deferred purchase price of Property or services (excluding (w) trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms, (x) deferred rent obligations, (y) customary obligations under employment arrangements and (z) purchase price adjustments or Earn-Outs that have not yet become liabilities on the balance sheet of such Person in accordance with GAAP); (e) all Indebtedness of others secured by any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such Property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Off-Balance Sheet Obligations of such Person; (g) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of Disqualified Stock; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such Person; (i) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit (but only to the extent of drawn but unreimbursed amounts thereunder), letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor;

provided that Indebtedness shall not include accrued expenses, deferred revenue, deferred rent, deferred taxes and deferred compensation and customary obligations under employment arrangements; provided, further, that for the avoidance of doubt, any due and payable amounts attributable or related to the 2024 Settlement shall not be considered Indebtedness.
“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.
“Indenture” means this instrument as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.
“Initial Notes” means the $22,550,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.
“Initial Guarantors” means each entity listed on Schedule 1 hereto.
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against the Issuer or any Guarantor under the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any other Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.
“Intellectual Property” means patents, copyrights, trademarks, service marks, trade dress, trade names, domain names trade secrets, confidential information, proprietary information, inventions, databases, software, formulae, works of authorship, know-how, processes, and other intellectual property.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among the First Lien Agent, the Notes Collateral Agent, the Trustee, the Issuer and each Guarantor, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.
“Investments” shall have the meaning assigned to such term in Section 10.23 of this Indenture.
“Issue Date” ” means the first date on which the Initial Notes (excluding any PIK Notes) are issued, which is September 13, 2024.
“Issuer” means Inotiv, Inc., an Indiana corporation, and not any of its Subsidiaries.
“Issuer’s Request” or “Issuer’s Order” means a written request or order signed in the name of the Issuer by an Officer thereof, and delivered to the Trustee.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Junior Indebtedness” means any Indebtedness of any Company that is (x) secured by a Lien that is junior in priority to the Lien securing the Notes Obligations, (y) by its terms subordinated in right of payment to all or any portion of the Notes Obligations or (z) unsecured.
“LCA Election” means the Issuer’s election to treat a specified acquisition as a Limited Condition Acquisition.
“LCA Test Date” has the meaning specified in the definition of “Limited Condition Acquisition.”
“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
“Legal Defeasance” has the meaning specified in Section 14.02 of this Indenture.
“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required or authorized to be open in the State of New York or in the place of payment.
“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, license, permit, guidelines, decrees, requirement, Order or determination of an arbitrator or a court or other Governmental Authority, or other legally binding requirements, in each case would reasonably be interpreted to be applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property would reasonably be interpreted to be subject.
“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Acquisition” means any acquisition or investment permitted hereunder by the Issuer or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that solely for the purpose of (i) measuring the relevant ratios and baskets with respect to the incurrence of any Indebtedness or Liens or the making of any acquisitions or other Investments, Dividends, Restricted Debt Payments, Asset Sales or other sales or dispositions of assets or fundamental changes or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition after giving effect thereto, if the Issuer has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and, if after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Issuer could have taken such action on the relevant LCA Test Date in compliance with such ratio, basket, representation or warranty, such ratio, basket, representation or warranty shall be deemed to have been complied with. If the Issuer has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earliest to occur of (i) the date on which such Limited Condition Acquisition is consummated, (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition or (iii) the date that is 120 days after the relevant LCA Test Date, any such ratio or basket shall be calculated (A) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed, the acquisition agreement with respect thereto has been terminated or such 120-day period has expired and (B) on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.
“Make-Whole Premium” means, with respect to a Note as of any Make-Whole Date, an amount equal to the greater of (A) 2.00% of the principal amount of Notes to be redeemed, purchased, repurchased or accelerated on such date and (B) the excess, if any of (x)(1) the present value at the applicable Make-Whole Date of the sum of (i) the Redemption Price that would be payable on such Note (such Redemption Price being set forth in Section 11.01) on March 14, 2026 and (ii) all remaining payments of interest through and including March 14, 2026, discounted on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months, calculated by adding such amounts to the principal of the Notes on each Interest Payment Date during such period and including the Default Rate if determined during the continuance of any Event of Default) from the Make-Whole Date to March 14, 2026 at a per annum interest rate equal to the Treasury Rate on such Make-Whole Date plus 50 basis points, over (y) the outstanding principal amount of such Note as of the Make-Whole Date. Calculation of the Make-Whole Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, the Issuer shall deliver such calculation to the Trustee not less than one (1) Business Day prior to the applicable Make-Whole Date; provided that if the Required Holders shall object to such calculation in writing on or prior to the date that is thirty (30) days following the applicable Make-Whole Date the Issuer shall select an investment bank of international standing acceptable to the Required Holders to make such calculation (and the Issuer shall make any payment due hereunder based on its initial calculation on the applicable Make-Whole Date and shall make additional payments due, if any, following such calculation by the investment bank promptly following such investment bank’s calculation of the Make-Whole Premium is finalized); provided, further, that such calculation, or determination of the Treasury Rate, shall not be a duty or obligation of the Trustee.
“Make-Whole Date” means, with respect to any date on which the Make-Whole Premium is applicable, the date such redemption, purchase or repurchase is effected (or, in the case of an acceleration of the Notes prior to the Stated Maturity of the Notes, the date of such acceleration).
“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have (a) a material adverse effect on the business, operations or financial condition of the Issuer and its Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Secured Parties under the Note Documents (other than solely due to the extent of the action or inaction of any Secured Party), or (c) a material and adverse effect on the ability of the Issuer and the Guarantors to perform their payment obligations under this Indenture and the other Note Documents; provided that any effect on the business, operations or financial condition of the Issuer and its Subsidiaries directly resulting from the impact of the matters occurring prior to December 29, 2022 and described in the notice dated December 14, 2022 delivered by the Issuer to the First Lien Agent pursuant to Section 5.02(c) of the First Lien Credit Agreement (a copy of which is attached as Exhibit F to the Purchase Agreement) shall be deemed not to constitute a Material Adverse Effect under clause (a) of the definition hereof; it being understood and agreed that any updates, developments or events occurring after such date relating to such matters (or prior to such date but not disclosed to the initial purchasers of the Initial Notes in writing prior to the Issue Date) that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, operations or financial condition of the Issuer and its Subsidiaries, taken as a whole, shall constitute a Material Adverse Effect; provided, further, that (i) any effect on the business operations or financial condition of the Issuer and its Subsidiaries resulting directly from the terms of the 2024 Settlement and (ii) any matter disclosed in the Public Filings as of the Issue Date shall be deemed not to constitute a Material Adverse Effect.
“Material Foreign Subsidiary” means, as of any date, any Foreign Subsidiary of the Issuer that is not an Immaterial Subsidiary.

“Maturity” when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption or otherwise.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Mortgage” means an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a second priority Lien in favor of the Notes Collateral Agent on Mortgaged Property, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.
“Mortgaged Property” means each Real Property that is (or shall be) subject to a Mortgage delivered after the Issue Date pursuant to Section 10.18 or Section 10.10.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Company or any ERISA Affiliate has an obligation to contribute or with respect to which any Company or ERISA Affiliate has incurred any undischarged liability or could reasonably be expected to incur any liability (whether contingent or otherwise).
“Net Cash Proceeds” means:
(a)    with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of, without duplication, (i) selling fees and expenses (including brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Issuer’s good faith estimate of income taxes paid or payable in connection with such sale and in connection with any repatriation of such proceeds (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn-out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by any Company associated with the Properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) if applicable, the principal amount of any Indebtedness secured by a Permitted Lien on the assets subject to such Asset Sale (other than Indebtedness secured under the First Lien Loan Documents, the Security Documents or otherwise subject to an intercreditor agreement pursuant to this Indenture) that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Sale and (iv) the Issuer’s good faith estimate of the amount of payments required to be made with respect to unassumed liabilities relating to the properties sold within thirty (30) days of such Asset Sale (provided that (x) the funds described in this clause (iv) are deposited into escrow with a third party escrow agent or set aside in a separate deposit account that is subject to a Control Agreement (as defined in the Security Agreement) entered into with the Notes Collateral Agent and (y) to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within the earlier of thirty (30) days after such Asset Sale or at such time when such amounts are no longer required to be set aside as such a reserve, such reserved amounts shall constitute Net Cash Proceeds);
(b)    with respect to any Debt Issuance, the cash proceeds thereof received by, or on behalf of, any Company, net of fees, commissions, costs and other expenses incurred in connection therewith; and
(c)    with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, any Company in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar taxes and the Issuer’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements) (provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts shall then constitute Net Cash Proceeds)).
“Net Proceeds Offer” has the meaning specified in Section 10.25(c) of this Indenture.
“Net Proceeds Offer Amount” has the meaning specified in Section 10.25(c) of this Indenture.
“Net Proceeds Offer Payment Date” has the meaning specified in Section 10.25(c) of this Indenture.
“Net Proceeds Offer Trigger Date” has the meaning specified in Section 10.25(b) of this Indenture.
“Non-Guarantor Subsidiary” means any Subsidiary of the Issuer that is not a Guarantor.
“Note Documents” means this Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Security Documents and the Purchase Agreement.
“Note Parties” means the Issuer and the Guarantors.
“Note Register” and “Note Registrar” have the respective meanings specified in Section 3.02 of this Indenture.
“Notes” has the meaning specified in the recitals to this Indenture. The Initial Notes and the PIK Notes (or any increase in the principal amount of a Global Note pursuant to the payment of PIK Interest in accordance with the terms of this Indenture) shall be treated as a single class for all purposes of this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any PIK Notes (or any increase in the principal amount of Global Note pursuant to the payment of PIK Interest in accordance with the terms of this Indenture).
“Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as collateral agent for the holders of the Notes Obligations under this Indenture and the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.
“Notes Obligations” means all Obligations owing pursuant to the Notes, this Indenture, the Guarantees and the Security Documents including all interest, fees, premium (including Applicable Premium) and expenses accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim therefor is allowed in such case or proceeding.
“Obligations” means all obligations for principal, premium, interest, fees, expenses (including all interest, fees, and expenses accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim therefor is allowed in such case or proceeding), penalties, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“OFAC” means the Office of Foreign Asset Control of the Department of Treasury of the United States of America.
“Off-Balance Sheet Obligations” of a Person means, without duplication, (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any Synthetic Lease Obligations of such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Officer” means, with respect to any Person, any of the following: the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President or Treasurer (including interim officers).
“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person, which meets the requirements set forth in this Indenture and is delivered to the Trustee or Notes Collateral Agent.
“Opinion of Counsel” means a written opinion from independent legal counsel or other counsel which is reasonably acceptable to the Trustee.
“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.
“Organizational Documents” means, collectively, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar constitutive documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar constitutive documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.
“Other Taxes” shall mean all stamp, court, documentary, intangible, recording, filing, issuance or transfer Taxes or any other similar Taxes arising from any payment made hereunder or under any other Note Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Indenture or any other Note Document, excluding any Taxes imposed with respect to a transfer as a result of any other connection between the transferor or transferee and the jurisdiction imposing such Tax (other than connections arising solely from the transferor or transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document or sold or assigned an interest in any Note or Note Document).
“Outstanding,” when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:
(1)    Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;
(2)    Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Issuer) in trust or set aside and segregated in trust by the Issuer (if the Issuer shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, written notice of such redemption has been duly given pursuant to this Indenture;
(3)    Notes, except to the extent provided in Sections 14.02 and 14.03, with respect to which the Issuer has effected Legal Defeasance or Covenant Defeasance as provided in Article Fourteen; and
(4)    Notes which have been surrendered to the Trustee pursuant to Section 3.06 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a Protected Purchaser in whose hands the Notes are valid obligations of the Issuer;
provided that, in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver hereunder, Notes owned by the Issuer or its

Affiliates shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such determination or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded.
“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively (and, with respect to the Depository, shall include Euroclear and Clearstream).
“Paying Agent” means any Person (including the Issuer acting as Paying Agent) authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Issuer.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” means a perfection certificate in the form of Exhibit C-1, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
“Perfection Certificate Supplement” means a perfection certificate supplement in the form of Exhibit C-2.
“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan and other than a Foreign Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA (a) which is maintained, sponsored, contributed to or required to be contributed to by any Company or any ERISA Affiliate or (b) with respect to which any Company or ERISA Affiliate has incurred any undischarged liability or could reasonably be expected to incur any liability (whether contingent or otherwise) including under Section 4062 or Section 4069 of ERISA.
“Permitted Acquisition” means any consensual transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of any Person, or all or substantially all of any business or division of any Person, (b) acquisition of all or substantially all of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person or (c) merger or consolidation or any other combination with any Person if the Required Holders, by written notice to the Issuer and the Trustee, have otherwise consented thereto; in the case of clauses (a) through (c), so long as each of the following conditions are satisfied:
no Default or Event of Default has occurred and is continuing immediately prior to an after giving effect to the consummation of such acquisition (or in the case of a Limited Condition Acquisition, no Default or Event of Default has occurred and is continuing at the time the definitive agreement for such acquisition is executed);
the Person(s) or business to be acquired shall be, or shall be engaged in, a business of the type that the Issuer and its Subsidiaries are then permitted to be engaged in under Section 10.17(a);
to the extent that any Specified Acquired Property is to be acquired (or is acquired) pursuant to such proposed transaction or series of related proposed transactions, the Acquisition Consideration paid (or payable) with respect to such Specified Acquired Property shall not exceed, together with the amount of Acquisition Consideration paid (or payable) for any other Specified Acquired Property acquired pursuant to a Permitted Acquisition after the Issue Date, $20,000,000 in the aggregate;
in the case of an acquisition of all or substantially all of the Property of any Person or all or substantially all of any business or division of any Person (other than, in either case, Specified Acquired Property), the Person making such acquisition is the Issuer or a Guarantor, or upon consummation of the Permitted Acquisition becomes a Guarantor pursuant to the requirements of and only to the extent required by Section 10.10, (b) in the case of an acquisition of the Equity Interests of any Person (other than Specified Acquired Property), both the Person making such acquisition and the Person directly so acquired is the Issuer or a Guarantor, or upon consummation of the Permitted Acquisition becomes a Guarantor pursuant to the requirements of and only to the extent required by Section 10.10 and (c) in the case of a merger or consolidation or any other combination with any Person (other than Specified Acquired Property), the Person surviving such merger, consolidation or other combination is the Issuer or a Guarantor, or upon consummation of the Permitted Acquisition becomes a Guarantor pursuant to the requirements of and only to the extent required by Section 10.10;
if the Acquisition Consideration for such acquisition is greater than $10,000,000, the Trustee shall have received a copy of any quality of earnings report prepared in respect of any such transaction (and the Trustee shall promptly distribute such quality of earnings report to the Holders);
[reserved]; and
within seven (7) Business Days after the consummation of the transaction or first of the series of related transactions, the Issuer shall have delivered to the Trustee for distribution to the Holders an Officer’s Certificate (A) certifying that such transaction or series of related transactions complies with all provisions of this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance) and (B) identifying all Persons acquired in connection therewith and whether each such Person will be a Note Party or a non-Note Party following its acquisition, and, if a non-Note Party, the basis on which the Issuer has determined that such Person is an Excluded Subsidiary or otherwise not required to become a Guarantor pursuant to the Guarantee (including, if applicable, reasonably detailed backup data and calculations with respect to any necessary calculations for such determination (e.g., for any determination that a Person constitutes an Immaterial Subsidiary, calculation of total assets, Consolidated Total Assets, total revenue and Consolidated EBITDA in accordance with the definition of “Immaterial Subsidiary”); provided, that if the transaction or series of related transactions constitutes a Limited Condition Acquisition, the requirement under this clause (vii) shall be bifurcated and the Issuer shall have delivered to the Trustee for distribution to the Holders within seven (7) Business Days after the definitive agreement for such acquisition being executed, an Officer’s Certificate certifying that such transaction or series of related transactions complies with clause (i) of this definition;
provided that, during the Amendment Relief Period, the Issuer and its Subsidiaries shall not be permitted to, and shall not, make any Permitted Acquisitions.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Issuer’s common stock purchased by the Issuer in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Issuer from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Issuer from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness” means unsecured Convertible Indebtedness that satisfies each of the following conditions: (i) such Indebtedness shall not, until 180 days or more after the final stated maturity date of the Notes, (x) require any amortization or other scheduled cash repayment (other than cash interest payments and payments of cash in lieu of any fraction shares upon conversion, and cash payments in connection with a “fundamental change” (defined as is typical for public company Convertible Indebtedness) (all of which, shall, for the avoidance of doubt, be subject to the covenants and limitations contained in the Note Documents, including, without limitation, Section 10.26 and Section 10.28); and (y) have any put rights, redemption, repayment or other conditions that cause payment that are not customary redemption or repayment events for public company Convertible Indebtedness (provided that any put rights, redemption, repayment or other conditions that cause payment shall, for the avoidance of doubt, be subject to the covenants and limitations contained in the Note Documents, including, without limitation, Section 10.26 and Section 10.28); (ii) other than provided in (i)(x) above, such Indebtedness shall not require any cash payments until at least 180 days after the final stated maturity date of the Notes; provided, that any such cash payments, shall, for the avoidance of doubt, be subject to the covenants and limitations contained in the Note Documents); (iii) such Indebtedness shall have no (x) events of default other than those that are typical for public company Convertible Indebtedness; provided that any events of defaults of the type set forth in the Note Documents shall be set back with at least a 25% cushion relative to such event of default under the Note Documents; provided, further, that in no event shall any events of default in such Indebtedness be more burdensome for the Issuer and its Subsidiaries, taken as a whole, than those events of default set forth in the Note Documents; provided, however, that such Convertible Indebtedness shall only cross-accelerate and shall not cross-default to the Note Documents, (y) financial covenants or (z) other covenants other than covenants customary for public company Convertible Indebtedness; provided that any covenants of the type set forth in the Note Documents shall be set back with at least a 25% cushion relative to such covenants under the Note Documents; provided, further, that in no event shall the covenants in such Indebtedness be more burdensome for the Issuer and its Subsidiaries, taken as a whole, than those covenants set forth in the Note Documents; (iv) the interest payable on account of such Indebtedness shall not exceed 4.25% per annum, (v) the maturity date of such Indebtedness shall be at least 180 days after the final stated maturity date of the Notes and (vi) such Indebtedness shall be issued by the Issuer and only guaranteed by BAS Evansville Inc. and no other Subsidiary.
“Permitted Liens” has the meaning specified in Section 10.21 of this Indenture.
“Permitted Refinancing” shall have the meaning specified in Section 10.20(k) of this Indenture.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Issuer’s common stock sold by the Issuer substantially concurrently with any purchase by the Issuer of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, business trust, joint venture, association, company, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.
“PIK Interest” has the meaning specified in Section 3.01 of this Indenture.
“PIK Notes” has the meaning specified in Section 3.01 of this Indenture.
“PIK Payment” has the meaning specified in Section 3.01 of this Indenture.
“Post-Petition Amount” means any interest or entitlement to fees, costs, expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding.
“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 3.06 in exchange for a mutilated Note or in lieu of a destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.
“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that all Subject Transactions (including, to the extent applicable, the Transactions, but excluding any investments, acquisitions and dispositions in the ordinary course of business), restructuring or other cost saving actions and the following transactions in connection therewith (if any) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant and all definitions (including Consolidated EBITDA) used for purposes of the financial covenants or tests hereunder shall be determined subject to pro forma adjustments which are attributable to such event or events, which may include the amount of run rate cost savings, operating expense reductions and cost synergies projected by the Issuer in good faith to result from or relating to any Subject Transaction which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and cost synergies are taken or with respect to which substantial steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer and certified by a Financial Officer of the Issuer) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included (without duplication of any amounts that are otherwise added back in computing Consolidated EBITDA or any other components thereof) in the initial pro forma calculations of such financial ratios or tests and during any subsequent period in which the effects thereof are expected to be realized) relating to such Subject Transaction, restructuring or other cost saving actions; provided that such amounts are (A) certified by the Issuer as having been determined in good faith to be reasonably anticipated to be realized from actions taken or with respect to which substantial steps have been taken within eighteen (18) months following such Subject Transaction, restructuring or other cost saving actions or (B) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency); provided, further, that, the aggregate amount pursuant to clause (A) of the preceding proviso and clause (e) of the definition of “Consolidated EBITDA” in any period of four consecutive fiscal quarters, together with the aggregate amount of extraordinary or nonrecurring losses and expenses excluded from Consolidated Net Income pursuant to clause (h) of the definition thereof for such period, shall not exceed 25% of Consolidated EBITDA (prior to giving effect to such add-backs and adjustments) for such period.
“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.
“Protected Purchaser” has the meaning specified in Section 3.06 of this Indenture.
“Public Filings” means the Issuer’s filings and submissions to the SEC, including, without limitation, all information filed or furnished pursuant to the Exchange Act.
“Purchase Agreement” means that certain purchase agreement, dated as of September 13, 2024, among the Issuer, the Guarantors and the purchasers party thereto.
“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any Person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets (including capitalized leasehold improvements); provided, however, that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition, installation, construction or improvement of such fixed or capital assets by such Person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
“Qualified Stock” of any Person means any Equity Interest of such Person that does not constitute Disqualified Stock.
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof.
“Redemption Date” has the meaning specified in Section 11.01 of this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.
“Reference Date” has the meaning specified in the definition of “Cumulative Amount.”
“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
“Regular Record Date” has the meaning specified in Section 3.01 of this Indenture.
“Related Party” means, with respect to any Person, each Affiliate of such Persons and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, attorneys, advisors, agents, administrators, managers, representatives, attorneys-in-fact and Controlling persons of each of the foregoing.
“Related Person” has the meaning specified in Section 13.07(b) of this Indenture.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, depositing, dispersing, migrating, dumping or disposing in, on, into, through or from the Environment or any Real Property (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).
“Reporting Entity” has the meaning specified in Section 10.01(e) of this Indenture.
“Required Holders” means the Holders of a majority in aggregate principal amount of the Outstanding Notes.
“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required pursuant to Environmental Law to (i) clean up, remove, treat, abate, monitor or in any other way address any Release or presence of Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
“Responsible Officer” means, when used with respect to the Trustee, any vice president, any trust officer, or any other officer of the Trustee within the Corporate Trust Office customarily performing functions similar to those performed by any of the above designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture and, when used with respect to the Notes Collateral Agent, any vice president, any trust officer, or any other officer of the Notes Collateral Agent within the Corporate Trust Office customarily performing functions similar to those performed by any of the above designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.
“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 10.22 of this Indenture.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (as of the date of this Indenture, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means, at any time, any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons as described in the foregoing clause (a) (b), or (c).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom (including His Majesty’s Treasury).
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Leverage Ratio” means, at any date of determination, the ratio of (a) the Consolidated Secured Indebtedness outstanding on such date minus Unrestricted Cash and Cash Equivalents of the Issuer and its Subsidiaries that are Domestic Subsidiaries in an aggregate amount not to exceed $45,000,000 to (b) Consolidated EBITDA for the Test Period then most recently ended.
“Secured Parties” means the Trustee, the Notes Collateral Agent, the Holders and any successor or transferee of any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means that certain Second Lien Security Agreement, dated as of the Issue Date, among the Note Parties and the Notes Collateral Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time by one or more Joinder Agreements, or otherwise, in accordance with the terms hereof and thereof.
“Security Documents” means, collectively, the Security Agreement, the Mortgages (if any), each Control Agreement, and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Note Documents) in any Property as collateral for the Notes Obligations, and all UCC or other financing statements or instruments of perfection required by this Indenture, the Security Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in Property created pursuant to the Security Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any Property as collateral for all (or any of) the Notes Obligations.
“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Issuer pursuant to Section 3.07(b)(1).
“Specified Acquired Property” means (a) any Person that does not, upon the consummation of the Permitted Acquisition, become a Guarantor and (b) Property acquired in connection with any Permitted Acquisition that is not made subject to the Lien of the Security Documents in accordance with Section 10.10.
“Specified Extraordinary Receipts” means any Extraordinary Receipts (i) described in clause (i) of the definition thereof arising from litigation commenced prior to January 9, 2023 or (ii) described in clause (iv) of the definition thereof arising from purchase agreements entered into prior to January 9, 2023.
“Specified Guarantor Release Provision” has the meaning assigned to such term in Section 12.08 of this Indenture.

“Stated Maturity,” when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.
“Subject Transaction” means (a) any Permitted Acquisition or similar Investment that is otherwise permitted by this Indenture, (b) any disposition of all or substantially all of the assets or all the Equity Interests of any Subsidiary (or any business unit, line of business or division of any of the Subsidiaries of the Issuer for which financial statements are available) not prohibited by this Indenture, (c) discontinued divisions or lines of business or operations or (d) the proposed incurrence of Indebtedness or making of a restricted payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Indenture required to be calculated on a Pro Forma Basis.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors (or similar governing body) thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Issuer.
“Surviving Entity” has the meaning specified in Section 8.01(a)(1)(ii) of this Indenture.
“Survey” means American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the First Lien Agent under the First Lien Credit Agreement and (i) dated or redated no more than thirty (30) days before the relevant date, certified to the Notes Collateral Agent and the issuer of the Mortgage policies by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located, or (ii) dated or redated no more than five (5) years before the relevant date, with an affidavit from the Issuer confirming that since the date of such survey no material exterior construction has occurred on the applicable property nor any material easement, right of way or other interest in such property has been granted or become effective through operation of law or otherwise which can be depicted on a survey which survey is sufficient for the Title Company to remove all standard survey exceptions from the Title Policy for such Property.
“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any Property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings (including backup withholding) or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.
“Test Period” means, at any time, the four consecutive fiscal quarters of the Issuer then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 10.01(a)(i).
“Title Company” shall mean any title insurance company as shall be retained by Issuer and reasonably acceptable to the First Lien Agent under the First Lien Credit Agreement.
“Title Policy” shall mean, with respect to each Mortgage, a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid mortgage Lien on the Mortgaged Property and fixtures described therein in an amount equal to not less than 100% of the Fair Market Value of such Mortgaged Property and fixtures (provided that the aggregate amount of all Title Policies shall not exceed the aggregate principal amount of the Notes), which policy (or such marked-up commitment) shall be issued by a Title Company, and shall be in form and substance substantially similar to the title policy delivered to the First Lien Agent under the First Lien Credit Agreement.
“Transactions” means, collectively, (a) the transactions to occur on or prior to the Issue Date pursuant to, or contemplated by, the Note Documents and the Purchase Agreement, including the execution, delivery and performance of the Note Documents and the issuance and sale of the Initial Notes, and (b) the execution, delivery and performance of an amendment to the First Lien Credit Agreement as in effect on the Issue Date, dated as of the Issue Date, by and among the First Lien Agent, the Issuer, the Guarantors and the lenders party thereto.
“Transfer Agent” has the meaning specified in Section 3.02 of this Indenture.
“Treasury Rate” means, with respect to any Make-Whole Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the applicable Make-Whole Date (or the date of the applicable deposit with the Trustee in the case of defeasance or satisfaction and discharge)) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Make-Whole Date (or, if such Statistical Release is no longer published or the relevant information does not appear thereon, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Date to March 14, 2026; provided, however, that if the period from such Make-Whole Date to March 14, 2026 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Date to March 14, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.
“Trustee” means U.S. Bank Trust Company, National Association, until a successor replaces it and, thereafter, means the successor.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unrestricted Cash and Cash Equivalents” means, at any time, the aggregate amount of unrestricted cash and Cash Equivalents (i) held in accounts of the Issuer and its Subsidiaries that are Domestic Subsidiaries that are subject to Control Agreements (as defined in the Security Agreement) or (ii) that are free and clear of all Liens (other than Liens permitted pursuant to Section 10.21(j) or 10.21(x) of this Indenture).
“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.
“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest (other than immaterial directors’ qualifying shares to the extent required by applicable law) at such time.
SECTION 1.03.    Officer’s Certificates and Opinions. Upon any application or request by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee an Officer’s Certificate stating that in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture (including compliance with any covenant which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.
Every Officer’s Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:
(1)a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of each such individual, each such individual has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.
SECTION 1.04.    Form of Documents Delivered to Trustee or Notes Collateral Agent. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
SECTION 1.05.    Acts of Holders.
(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent, shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.
(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c)The principal amount and serial numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Note Register.
(d)If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action (or in the case of any such vote, prior to such vote), any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of such record date; provided, that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date. Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Issuer or any Guarantor in reliance thereon, whether or not notation of such action is made upon such Note.
(e)Without limiting the generality of the foregoing, a Holder, including the Depository that is the Holder of a Note in global form, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depository that is the Holder of a Note in global form may provide its proxy or proxies to the beneficial owners of interests in any such Note through the Depository’s customary practices and procedures.
(f)The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Note held in global form entitled under the procedures of the Depository to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.
SECTION 1.06.    Notices, Etc., to Trustee, Notes Collateral Agent, Issuer, any Guarantor and Agent. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,
(1)the Trustee or the Notes Collateral Agent, as applicable, by any Holder or by the Issuer or any Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing via facsimile, email in PDF format or mailed, first class postage prepaid, or delivered by recognized overnight courier, to or with the Trustee or the Notes Collateral Agent, as the case may be, at 60 Livingston Ave, Saint Paul, MN 55107, Attention: Inotiv Notes Administrator, or
(2)the Issuer or any Guarantor by the Trustee, the Notes Collateral Agent or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or delivered in writing via facsimile, or email in PDF or mailed, first class postage prepaid, or delivered by recognized overnight courier, to the Issuer or such Guarantor addressed to Inotiv, Inc., 8520 Allison Pointe Blvd #400, Indianapolis, IN 46250; Attention: Beth Taylor, Chief Financial Officer, or at any other address previously furnished in writing to the Trustee or the Notes Collateral Agent by the Issuer or such Guarantor.
A copy of all notices to the Notes Collateral Agent or any Agent shall be sent to the Trustee at the address shown above. Any Person may change its address by giving notice of such change as set forth herein.
SECTION 1.07.    Notice to Holders; Waiver. Where this Indenture provides for notice of any event to Holders by the Issuer or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and delivered electronically or mailed, first class postage prepaid, to each Holder affected by such event, at his address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Notices given by publication (including posting of information as contemplated by Section 10.01) shall be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing or transmitting; notices sent by overnight delivery service will be deemed given when delivered; and notices given electronically shall be deemed given when sent. Notice given in accordance with the procedures of the Depository will be deemed given on the date sent to the Depository. Any notices required to be given to the holders of Notes that are in global form will be given to the Depository in accordance with its customary procedures therefor.

Each of the Trustee and the Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that each of the Trustee and the Notes Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee or the Notes Collateral Agent e-mail, pdf, or facsimile instructions or directions (or instructions or directions by a similar electronic method) and the Trustee or the Notes Collateral Agent, as applicable, in its discretion elects to act upon such instructions or directions, the Trustee’s or the Notes Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Notes Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s, as the case may be, reliance upon and compliance with such instructions or directions notwithstanding such instructions or directions conflict or are inconsistent with a subsequent written instruction or direction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Notes Collateral Agent, as the case may be, including, without limitation, the risk of the Trustee or the Notes Collateral Agent acting on unauthorized instructions or directions, and the risk of interception and misuse by third parties.
Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
SECTION 1.08.    Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience of reference only, are not intended to be considered a part hereof and shall not affect the construction hereof.
SECTION 1.09.    Successors and Assigns. All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of the Notes Collateral Agent in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 12.08 hereof.
SECTION 1.10.    Severability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 1.11.    Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Agent, and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.
SECTION 1.12.    Governing Law; Submission to Jurisdiction. This Indenture, the Notes and any Guarantee shall be governed by and construed in accordance with the laws of the State of New York. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES.
SECTION 1.13.    Legal Holidays. In any case where any Interest Payment Date, Redemption Date, Change of Control Payment Date or Stated Maturity or Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal (or premium, if any) or cash interest or other required cash payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Change of Control Payment Date or at the Stated Maturity or Maturity; provided that no interest shall accrue on such payment for the period from and after such Interest Payment Date, Redemption Date, Change of Control Payment

Date, Stated Maturity or Maturity, as the case may be. Notwithstanding the foregoing, the preceding sentence shall not apply to PIK Interest that is paid under the terms of this Indenture by either increasing the outstanding principal amount of the Global Notes or issuing PIK Notes.
SECTION 1.14.    No Personal Liability of Directors, Managers, Officers, Employees and Stockholders. No director, manager, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
SECTION 1.15.    Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be original, but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Indenture or any other document to be signed in connection with this Indenture and the transactions contemplated hereby shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 1.16.    USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, each of the Trustee and Notes Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Issuer agrees that it will provide the Trustee and Notes Collateral Agent with information about the Issuer and the Guarantors as the Trustee or Notes Collateral Agent may reasonably request in order for the Trustee and Notes Collateral Agent to satisfy the requirements of the USA PATRIOT Act.
SECTION 1.17.    Waiver of Jury Trial. THE ISSUER, EACH GUARANTOR, THE TRUSTEE, THE NOTES COLLATERAL AGENT AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, HEREBY AND THEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
SECTION 1.18.    Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics or pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services and the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Trustee or Notes Collateral Agent, as the case may be, shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
SECTION 1.19.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Indenture shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the Issue Date. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Note Document, or in any First Lien Loan Document, such ratio or requirement in such Note Document will be amended consistently to the amendment of such ratio in the First Lien Loan Documents. For purposes of calculations made pursuant to the terms of this Indenture, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under generally accepted accounting principles as in effect on the Issue Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
SECTION 1.20.    Pro Forma Calculations. Notwithstanding anything to the contrary herein, all financial ratios and tests (including the Secured Leverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA) contained in this Indenture that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period.
SECTION 1.21.    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.22.    Currency Fluctuations. For purposes of determining compliance with Section 10.20, Section 10.21, Section 10.23, Section 10.25 or Section 10.28, with respect to any Indebtedness, Liens, Investments, Asset Sales or other dispositions, or prepayments of other Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time the Issuer or one of its Subsidiaries is contractually obligated to incur, make or acquire such Indebtedness, Liens, Investments, Asset Sales or other dispositions or prepayments of other Indebtedness (so long as, at the time of entering into the contract to incur, make or acquire such Indebtedness, Liens, Investments, Asset Sales or other dispositions or prepayments of other Indebtedness, it was permitted hereunder) and once contractually obligated to be incurred, made or acquired, the amount of such Indebtedness, Liens, Investments, Asset Sales or other dispositions or prepayments of other Indebtedness, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.
SECTION 1.23.    Trust Indenture Act. This Indenture is not qualified under the TIA nor subject to the terms of the TIA (including, without limitation, TIA §§ 314 and 316(b), which, notwithstanding anything else set forth in this Indenture, are inapplicable to this Indenture in every respect); provided, however, that, solely to the extent that this Indenture expressly refers to a provision of the TIA in order to incorporate certain obligations of the Trustee or the Holders set forth therein into this Indenture, such provision is made a part of this Indenture.
The following TIA terms, to the extent used in this Indenture, have the following meanings:
“indenture securities” means the Notes;
“indenture security holder” means a Holder;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the indenture securities means the Issuer or any other obligor on the Notes.

ARTICLE TWO
NOTE FORMS
SECTION 2.01.    Form and Dating. Provisions relating to the Initial Notes are set forth in Annex I attached hereto (the “Appendix”) which is hereby incorporated in, and expressly made part of, this Indenture. The Initial Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Issuer). The terms of the Note set forth in the Appendix are part of the terms of this Indenture.
SECTION 2.02.    Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuer by at least one Officer of the Issuer. The signature of any Officer on the Notes may be manual, facsimile or electronic (in “.pdf” format) signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Notes.
Notes bearing the manual, facsimile or electronic (in “.pdf” format) signature of an individual who was at any time the proper Officer of the Issuer shall bind the Issuer, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.
At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication, together with an Issuer’s Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Issuer’s Order shall authenticate and deliver such Notes.
On the Issue Date, the Issuer shall deliver the Initial Notes in the aggregate principal amount of $22,550,000 executed by the Issuer to the Trustee for authentication, together with an Issuer’s Order for the authentication and delivery of such Notes, specifying the principal amount and registered holder of each Note, directing the Trustee to authenticate the Notes and deliver the same to the persons named in such Issuer’s Order, and the Trustee in accordance with such Issuer’s Order shall authenticate and deliver such Initial Notes. At any time and from time to time after the Issue Date, the Issuer may deliver PIK Notes executed by the Issuer to the Trustee for authentication, together with an Issuer’s Order for the authentication and delivery of such PIK Notes, specifying the principal amount of and registered holder of each Note, directing the Trustee to authenticate the PIK Notes and deliver the same to the Persons named in such Issuer’s Order and certifying that the issuance of such PIK Notes is in compliance with this Indenture and the Trustee in accordance with such Issuer’s Order shall authenticate and deliver such PIK Notes. At any time and from time to time after the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order, increase the principal amount of any Global Note as a result of a PIK Payment in the amount set forth in such Issuer’s Order. In each case, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel of the Issuer as to the issuance, authentication and delivery of the Notes; provided that no Opinion of Counsel or Officer’s Certificate shall be required in connection with the issuance of any PIK Notes or increase in the principal amount of the Global Notes as a result of a PIK Payment pursuant to Section 2.02. Such Issuer’s Order shall specify the date on which the original issue of Notes is to be authenticated.
Each Note shall be dated the date of its authentication, except that PIK Notes shall be dated as of the Interest Payment Date to which they relate.
No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.
In the event the Issuer or any Guarantor, pursuant to a transaction permitted under Article Eight of this Indenture, shall be merged, consolidated or amalgamated with or into, consummate a Division as the Dividing Person or wind up into any other Person or shall sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, in the case of the Issuer, or all or substantially all of the properties or assets of such Guarantor, in the case of a Guarantor, to any Person, and the successor Person or Division Successor, as applicable (other than the Issuer or such Guarantor, as applicable), formed by or surviving any such merger, consolidation, amalgamation or Division or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, shall have executed a supplemental indenture hereto with the Trustee pursuant to Article Eight of this Indenture, any of the Notes authenticated or delivered prior to such merger, consolidation, amalgamation, Division, sale, assignment, transfer, lease, conveyance or other disposition may, from time to time, at the request of the successor Person or Division Successor, as applicable, be exchanged for other Notes executed in the name of the successor Person or Division Successor, as applicable, with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer’s Request of the successor Person or Division Successor, as applicable, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person or Division Successor, as applicable, pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person or Division Successor, as applicable, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

ARTICLE THREE
THE NOTES
SECTION 3.01.    Title and Terms. The aggregate principal amount of Notes which may be authenticated and issued under this Indenture is limited to the Initial Notes (in respect of a Global Note, as such amount may be increased as a result of a PIK Payment thereon) and the PIK Notes.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be known and designated as the “15.00% Senior Secured Second Lien PIK Notes due 2027” of the Issuer. The Stated Maturity of the principal of the Notes shall be February 4, 2027, and the Notes shall bear interest at the rate of 15.00% per annum from the Issue Date, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, initially payable on December 31, 2024 and quarterly thereafter in arrears on March 31, June 30, September 30 and December 31 of each year, until the principal thereof is paid or duly provided for and to the Person in whose name the Note (or any Predecessor Note) is registered at the close of business (if applicable) on the March 15, June 15, September 15 or December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date (each, a “Regular Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. In accordance with Section 10.13, the Issuer will pay interest on the Notes that is due and payable on each Interest Payment Date (“PIK Interest”), whether or not such day is a Business Day, by either increasing the outstanding principal amount of the Global Notes or issuing Definitive Notes (the “PIK Notes”) under this Indenture having the same terms as the then-existing Notes. On any Interest Payment Date on which the Issuer pays PIK Interest (a “PIK Payment”) with respect to a Global Note, the Trustee, or the Notes Custodian at the direction of the Trustee, upon receipt of an Issuer’s Order, shall increase the principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded up to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note to the credit of the Holders on the relevant Regular Record Date and an adjustment shall be made on the books and records of the Trustee with respect to such Global Note to reflect such increase. On any Interest Payment Date on which the Issuer makes a PIK Payment by issuing PIK Notes in the form of Definitive Notes, the Issuer shall deliver to the Trustee PIK Notes duly executed by the Issuer together with an Issuer’s Order requesting the authentication of such PIK Notes by the Trustee, with the principal amount of any such PIK Note (for the relevant interest as of the relevant Regular Record Date for such Interest Payment Date) rounded up to the nearest whole dollar. Following an increase in the principal amount of the outstanding Notes as a result of the payment of PIK Interest (whether through the increase of the outstanding principal amount of the Global Notes or the issuance of PIK Notes), the Notes will bear interest on such increased amount from and after the date of such payment of PIK Interest. The principal amount of the Notes at any time will include all interest which has theretofore been capitalized thereon. Notwithstanding the foregoing interest for the last interest period ending at the Stated Maturity of the Notes shall be payable entirely in cash. Any certificated PIK Notes shall be issued with the description “PIK” on the face of such PIK Note, but shall be treated for all purposes under this Indenture with the same rights and obligations as the Notes.
Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Annex A or, in the case of an increase resulting from the payment of PIK Interest, in accordance with the provisions of Section 2.02 and this Section 3.01 and Exhibit A hereto.
The principal of (and premium (including the Applicable Premium), if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent maintained for such purpose as set forth in Section 3.02, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders or by wire transfer; provided that all payments of principal, premium (including the Applicable Premium), if any, and interest with respect to Notes represented by one or more Global Notes registered in the name of or held by the Depository or its nominee will be made in accordance with the Depository’s applicable procedures.
SECTION 3.02.    Note Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain one or more Paying Agents for the Notes. The Issuer hereby appoints the Trustee as the initial Paying Agent.
Subject to the first proviso to the definition of “Make-Whole Premium,” the Issuer shall be responsible for making calculations called for under the Notes, including, but not limited to, the determination of the Redemption Price, the Make-Whole Premium or other amounts payable on the Notes. Subject to the first proviso to the definition of “Make-Whole Premium,” the Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Issuer will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification. The Trustee shall (at the Issuer’s expense) forward the Issuer’s calculations to the Holders promptly upon its receipt of such calculations.
The Issuer will also maintain a registrar (the “Note Registrar”) and a transfer agent (each, a “Transfer Agent”). The Issuer hereby appoints the Trustee as the initial Note Registrar and Transfer Agent. The Note Registrar and the Transfer Agent shall keep a register of the Notes and of their transfer and exchange (the register maintained in such office or in any other office or agency designated pursuant to Section 10.14 being herein referred to as the “Note Register”) and will facilitate transfer of Notes on behalf of the Issuer. The Note Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times, the Note Register shall be open to inspection by the Trustee. The Issuer may change the Paying Agents, the Note Registrars or the Transfer Agents without prior notice to the Holders. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Note Registrar” includes any co-registrars. For the avoidance of doubt, there shall only be one Note Register, which shall be maintained in the United States and be open to inspection by the Issuer at any time.
The Issuer shall enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 6.07. The Issuer or any of its Subsidiaries may act as Paying Agent or Note Registrar.
The Issuer acknowledges that none of the Trustee, the Notes Collateral Agent or any Agent makes any representations as to the interpretation or characterization of the transactions herein undertaken for tax or any other purpose, in any jurisdiction.
SECTION 3.03.    Denominations. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.
SECTION 3.04.    Temporary Notes. Pending the preparation of definitive Notes, the Issuer may execute, and upon Issuer’s Order the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officer executing such Notes may determine, as conclusively evidenced by its execution of such Notes.
If temporary Notes are issued, the Issuer will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuer designated for such purpose pursuant to Section 10.14, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.
SECTION 3.05.    Registration of Transfer and Exchange. Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 10.14, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations of a like aggregate principal amount.
At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.
The Issuer and the Note Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the delivery of a notice of redemption of the Notes to be redeemed under Section 11.06 hereof and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, a Net Proceeds Offer, a Debt Proceeds Offer or an Extraordinary Receipts Offer.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.
Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Note Registrar) be duly endorsed, or be accompanied by written instruments of transfer, in form satisfactory to the Issuer and the Note Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.
No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Issuer may require payment of a sum sufficient to cover any taxes (other than Other Taxes (for which the Issuer is responsible)), fees or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 2.02, 3.04, 9.06, 10.16, 10.17 or 11.09 not involving any transfer.
SECTION 3.06.    Mutilated, Destroyed, Lost and Stolen Notes. If (1) any mutilated Note is surrendered to the Trustee or (2) the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Issuer and the Trustee an indemnity bond sufficient in the judgment of the Trustee to protect the Trustee, the Paying Agent and the Registrar (if the Registrar also serves as the Paying Agent) and of the Issuer to protect the Issuer, each Guarantor, the Paying Agent and the Registrar (if the Trustee is not serving in the role of Paying Agent or Registrar, as the case may be) from any claim, loss, cost or liability resulting from such lost or stolen Note, then, in the absence of written notice to the Issuer or the Trustee that such Note has been acquired by a Protected Purchaser (as defined in Section 8-303 of the Uniform Commercial Code) (a “Protected Purchaser”), the Issuer shall execute and upon an Issuer’s Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.
Upon the issuance of any new Note under this Section 3.06, the Issuer and the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
Every new Note issued pursuant to this Section 3.06 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and each Guarantor, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
The provisions of this Section 3.06 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
SECTION 3.07.    Payment of Interest; Interest Rights Preserved.
(a)Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business (if applicable) on the Regular Record Date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 10.14; provided that, subject to Section 3.01 hereof, each installment of cash interest may at the Issuer’s option be paid by (1) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 3.08, to the address of such Person as it appears in the Note Register or (2) wire transfer to an account in the United States maintained by the payee; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium (including the Applicable Premium) on, if any, and interest on, all Notes in global form and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer and the Paying Agent; provided that for Notes not in global form the Paying Agent shall have received from the Holders satisfactory wire transfer instructions at least ten calendar days prior to the related payment date and subject to surrender of the Note in the case of payments of principal and premium, if any. PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) an Issuer’s Order pursuant to Section 2.02 to increase the balance of the outstanding Global Notes to reflect such PIK Interest or (ii) a PIK Note duly executed by the Issuer together with an Issuer’s Order requesting the authentication of such PIK Notes by the Trustee.
(b)Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on the Regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes plus 2.0% per annum (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) may be paid by the Issuer in cash, at its election in each case, as provided in clause (1) or (2) below:
(1)the Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuer shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not less than ten (10) days prior to the date of the proposed payment and not less than ten days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date and shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 1.07 (with a copy to the Trustee), not less than ten (10) days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2); or
(2)the Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
(c)Subject to the foregoing provisions of this Section 3.07, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
SECTION 3.08.    Persons Deemed Owners. Prior to the due presentment of a Note for registration of transfer, the Issuer, any Guarantor, the Trustee and any agent of the Issuer or the Trustee shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium (including the Applicable Premium), if any) and (subject to Sections 3.05 and 3.07) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, any Guarantor, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

SECTION 3.09.    Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be cancelled by the Trustee in accordance with its customary procedures. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Issuer has not issued and sold, and all Notes so delivered shall be cancelled by the Trustee in accordance with its customary procedures. If the Issuer shall so acquire any of the Notes, however, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 3.09, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures.
SECTION 3.10.    [Reserved].
SECTION 3.11.    Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer in such a manner so that the Notes remain in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and in compliance with Annex 1. When a Note is presented to the Note Registrar or a co-registrar with a request to register a transfer, the Note Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Note Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Note Registrar shall make the exchange as requested if the same requirements are met.
SECTION 3.12.    CUSIP, ISIN and Common Code Numbers. The Issuer in issuing the Notes may use CUSIP, ISINs and “Common Code” numbers (in each case, if then generally in use) in addition to serial numbers, and, if so, the Trustee shall use such CUSIP, ISIN and “Common Code” numbers in addition to serial numbers in notices of redemption, repurchase or other notices to Holders as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such CUSIP, ISIN and “Common Code” numbers either as printed on the Notes or as contained in any notice of a redemption or repurchase and that reliance may be placed only on the serial or other identification numbers printed on the Notes, and any such redemption or repurchase shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the CUSIP, ISIN and “Common Code” numbers applicable to the Notes.

ARTICLE FOUR

SATISFACTION AND DISCHARGE
SECTION 4.01.    Satisfaction and Discharge of Indenture. This Indenture (including all obligations under the Notes and the Guarantees) shall be discharged and shall cease to be of further effect as to all Outstanding Notes (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture), and Liens on the Collateral securing the obligations under this Indenture, the Notes and the Guarantees shall automatically be released and terminated, and the Trustee, at the request and expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging satisfaction and discharge of this Indenture, when:
(1)either
(a)all the Notes theretofore authenticated and delivered (except (i) lost, stolen or destroyed Notes that have been replaced or paid as provided in Section 3.06 and (ii) Notes for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 10.19) have been delivered to the Trustee for cancellation; or
(b)all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of an irrevocable notice of redemption or otherwise will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of an irrevocable notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof in such amounts (including scheduled payments thereon) as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium (including the Applicable Premium), if any, and accrued interest on the Notes to the Stated Maturity or Redemption Date, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at the Stated Maturity or Redemption Date, as the case may be; provided that, with respect to any redemption pursuant to Section 11.01 that requires the payment of the Make-Whole Premium, the Redemption Price deposited shall be sufficient for purposes of this Indenture to the extent that the Redemption Price so deposited with the Trustee is calculated using an amount equal to the Make-Whole Premium computed using the Treasury Rate as of the second Business Day preceding the date of such deposit with the Trustee;
(2)    the Issuer has paid or caused to be paid all other sums payable under this Indenture by the Issuer; and
(3)    the Issuer, upon request for written acknowledgment of such satisfaction and discharge, has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact.
Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 6.07, the obligations of the Issuer to any Authenticating Agent under Section 6.12 and, if money or Government Securities shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 4.01, the obligations of the Trustee under Section 4.02 and Section 10.19(f) shall survive such satisfaction and discharge.
SECTION 4.02.    Application of Trust Money. Subject to Section 10.19(f), all money or Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) of the principal (and premium (including the Applicable Premium), if any) and interest for whose payment such money or Government Securities has been deposited with the Trustee; but such money or Government Securities need not be segregated from other funds except to the extent required by law.
The Issuer shall pay and indemnify the Trustee against any tax (including transfer taxes), fee or other charge imposed on or assessed against the Government Securities deposited pursuant to this Section 4.02 or the principal and interest received in respect thereof other than any such tax (including transfer taxes), fee or other charge which by law is for the account of the Holders of the Outstanding Notes. The Trustee shall also deliver or pay to the Issuer from time to time upon an Issuer’s Request any money or Government Securities held by it which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent satisfaction and discharge, as applicable, in accordance with Article Four. The indemnity provided in this paragraph shall survive satisfaction and discharge of the Notes and this Indenture and the resignation or removal of the Trustee.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 4.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 4.01 until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 4.01; provided that if the Issuer has made any payment of principal of (and premium (including the Applicable Premium), if any) or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE FIVE
REMEDIES
SECTION 5.01.    Events of Default. “Event of Default,” wherever used herein, means any one of the following events:
(1)the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of thirty (30) days;
(2)the failure to pay the principal or premium (including the Applicable Premium) if any, on any Notes, when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;
(3)default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in (i) Section 10.02(b), Section 10.03(a) (only with respect to the Issuer), Section 10.16(d), Section 10.16(e), Section 10.16(f), Section 10.16(g), Section 10.16(h), Section 10.17(b), Section 10.17(c), or any of Sections 10.20 through 10.34, or (ii) Section 10.01, and, in the case of this clause (ii), (A) if such default occurs during the Amendment Relief Period, such default shall continue unremedied or shall not be waived for a period of thirty (30) days, or (B) if such default occurs after the end of the Amendment Relief Period, such default shall continue unremedied or shall not be waived for a period of forty-five (45) days;
(4)default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Note Document (other than those specified in paragraphs (1), (2) and (3) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days;
(5)any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Notes or any First Lien Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness (other than the Notes or any First Lien Obligations) if the effect of any failure referred to in this clause (ii) is to cause such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other Disposition is not prohibited under this Indenture and such Indebtedness is repaid in accordance with its terms) or (B) any event which triggers any conversion rights of holders of Permitted Convertible Indebtedness; provided, further, that, it shall not constitute an Event of Default pursuant to this clause (5) unless the aggregate amount of all such Indebtedness (other than Permitted Convertible Indebtedness, which shall have no threshold) referred to in clauses (i) and (ii) individually exceeds at any one time (x) during the Amendment Relief Period, $8,625,000 or (y) at any other time, $17,250,000 (provided that, in the case of Hedging Obligations, the notional amount thereof shall be counted for this purpose);
(6)any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of First Lien Obligations, at their final stated maturity date (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any First Lien Loan Document if the effect of any failure referred to in this clause (ii) is to cause the acceleration of the maturity date of the First Lien Obligations or otherwise caused the First Lien Obligations to become due and payable in whole prior to their final stated maturity date;
(7)an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than any Immaterial Subsidiary) or of a substantial part of the Property of any Company (other than any Immaterial Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of the Property of any Company (other than any Immaterial Subsidiary); or (iii) the winding-up or liquidation of any Company (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for sixty (60) days or an Order approving or ordering any of the foregoing shall be entered;
(8)any Company (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (7) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) except as permitted in Section 8.01 and 8.02, wind up or liquidate; or (viii) take any corporate (or equivalent) action for the purpose of effecting any of the foregoing;
(9)other than in connection with the 2024 Settlement, one or more Orders, settlements, penalties or fines for the payment of money in an aggregate amount in excess of (x) during the Amendment Relief Period, $8,625,000 or (y) at any other time, $17,250,000 (to the extent not covered by (i) insurance in respect of which a solvent and unaffiliated insurance company has not denied coverage thereof and for which the carrier has not disclaimed responsibility and for which a claim (A) has been submitted, (B) is in the process of being submitted or (C) is intended to be submitted promptly or (ii) a third-party indemnification agreement under which the indemnifying party has accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligation)) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unpaid, unvacated, unstayed, or unbonded for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon Properties of any Company to enforce any such Order;

(10)(i) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect with respect to the liabilities of any Company; (ii) there is or arises an Unfunded Pension Liability (taking into account only Pension Plans with positive Unfunded Pension Liability) that would be reasonably likely to result in a Material Adverse Effect; (iii) there is or arises any potential withdrawal liability under Section 4201 of ERISA if the Companies or the ERISA Affiliates were to withdraw from any and all Multiemployer Plans that would be reasonably likely to result in a Material Adverse Effect, (iv) there is or arises any violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in a liability that is material to the Companies as a whole, (v) there is or arises any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits which results in a liability that is material to the Companies as a whole, or (vi) the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code;
(11)any material security interest and Lien purported to be created by any Security Document (x) shall cease to be in full force and effect, or (y) shall cease to give the Notes Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Indenture or such Security Document) in favor of the Notes Collateral Agent), or (z) shall be asserted by or on behalf of any Note Party not to be, a valid, enforceable, perfected security interest in or Lien on the Collateral covered thereby (except as otherwise expressly provided in this Indenture or such Security Document); provided that it will not be an Event of Default under this clause (11) if (i) the Notes Collateral Agent shall not have or shall cease to have a valid, enforceable and perfected Lien on any material portion of the Collateral purported to be covered by the Security Documents, individually or in the aggregate, having a Fair Market Value of less than (A) during the Amendment Relief Period, $5,750,000, or (B) at any other time, $8,625,000 or (ii) the failure to have a valid, enforceable and perfected Lien on any material portion of the Collateral resulted solely from (A) the release of such Collateral in accordance with the terms hereof, the relevant Security Document or the Intercreditor Agreement, (B) the satisfaction in full of all Notes Obligations under this Indenture or (C) the Notes Collateral Agent (or its bailee pursuant to the terms of the Intercreditor Agreement) failing to maintain possession of certificates delivered to it representing securities pledged under the Security Documents;
(12)any Note Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of the Issuer or any of its Subsidiaries or any Related Parties of any of the foregoing, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Note Party (or any of their respective Related Parties) (directly or indirectly) shall repudiate or deny any portion of its liability or obligation for the Notes Obligations;
(13)[reserved];
(14)(w) any amounts in excess of $11,500,000 owed by any Note Party under the 2024 Settlement have been declared to be due and payable and such acceleration has not been waived or cured, (x) any Company shall fail to observe or perform any term, covenant, condition or agreement contained in the 2024 Settlement that is capable of being cured and such failure shall continue unremedied or shall not be waived prior to the date that is thirty (30) days after receipt by any Note Party of written notice of such failure from the United States Department of Justice pursuant to the 2024 Settlement, (y) any Company shall fail to observe or perform any other term, covenant, condition or agreement contained of the 2024 Settlement to the extent such breach is not capable of being cured or waived or (z) the United States

Department of Justice shall file any charges against any Company as a result of failure to comply with the 2024 Settlement; or
(15)any Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or any Guarantee is found to be invalid or any Guarantor denies its liability under its Guarantee, in each case except as permitted under the Note Documents.
SECTION 5.02.    Acceleration of Maturity; Rescission and Annulment.
(a)If an Event of Default (other than an Event of Default specified in Section 5.01(7) or Section 5.01(8) above with respect to the Issuer) shall occur and be continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the Outstanding Notes may declare the principal of, and premium (including the Applicable Premium), if any, and accrued and unpaid interest on all of the Outstanding Notes to be immediately due and payable by a notice in writing to the Company (and to the Trustee if given by the Holders). The Trustee shall have no obligation to accelerate the Notes.
(b)Upon the effectiveness of a declaration under Section 5.02(a), such principal, premium (including the Applicable Premium), if any, and interest will be due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in Section 5.01(7) or Section 5.01(8) above occurs with respect to the Issuer and is continuing, then the principal of, and premium (including the Applicable Premium), if any, and accrued and unpaid interest on all of the Outstanding Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
(c)At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article Five, the Required Holders, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences, so long as such rescission and annulment would not conflict with any judgment of a court of competent jurisdiction, if:
(1)    the Issuer has paid or deposited with the Trustee a sum sufficient to pay:
(A)    all overdue interest on all Outstanding Notes;
(B)    all unpaid principal of (and premium (including the Applicable Premium), if any, on) any Outstanding Notes which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Notes,
(C)    to the extent that payment of such interest is lawful, interest on overdue principal, premium (including the Applicable Premium) and interest at the rate borne by the Notes plus 2.0%, and
(D)    all sums paid or advanced by the Trustee and the Notes Collateral Agent hereunder or under any Security Document and the reasonable compensation, expenses, disbursements and advances of each of the Trustee, the Notes Collateral Agent and its agents and counsel; and
(2)    all Events of Default, other than the non-payment of amounts of principal of (or premium (including the Applicable Premium), if any, on) or interest on Notes, which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13, provided that no such rescission shall affect any subsequent Default or impair any right consequent thereto.
(d)    Notwithstanding anything to the contrary in this Article Five, in the event of any Event of Default specified in Section 5.01(5) or Section 5.01(6), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:
(1)the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
(2)the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(3)the default that is the basis for such Event of Default has been cured, waived or is no longer continuing;
provided that no such rescission shall affect any subsequent Default or impair any right consequent thereto.
The Note Parties acknowledge, and the parties hereto agree, that each Holder has the right to maintain its investment in the Notes free from redemption, repurchase or prepayment by the Note Parties (except as herein specifically provided for) and that the provision for the obligation to pay the Applicable Premium by the Note Parties in the event that the Notes are redeemed, purchased or repurchased or are accelerated is intended to provide compensation for the deprivation of such right under such circumstances. The Note Parties further acknowledge, and the parties hereto also agree, that actual damages to the Holders from the loss of the bargained-for yield for the term of the Notes as a result of early redemption, purchase or repurchase (or the fixing of the obligation to do so as the result of acceleration) are difficult at this time to determine and calculate and that the Applicable Premium is a reasonable estimate of, and certainly not disproportionate to, such likely actual damages.
SECTION 5.03.    Collection of Indebtedness and Suits for Enforcement by Trustee. The Issuer covenants that if:
(1)default is made in the payment of any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of thirty (30) days, or
(2)default is made in the payment of the principal of or premium (including the Applicable Premium), if any, on) any Note at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase, the Issuer will, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium (including the Applicable Premium), if any) and interest, and interest on any overdue principal (and premium (including the Applicable Premium), if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes plus 2.0% per annum, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
If the Issuer fails to pay such amounts forthwith upon such demand, subject to Sections 5.12, 9.02, 13.07(t) and 13.07(v), the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer, any Guarantor or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer, any Guarantor or any other obligor upon the Notes, wherever situated.
Subject to Sections 5.12, 9.02, 13.07(t) and 13.07(v), if an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders under this Indenture and the Guarantees by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, including seeking recourse against any Guarantor, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, including seeking recourse against any Guarantor.
SECTION 5.04.    Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Issuer or any other obligor including any Guarantor, upon the Notes or the property of the Issuer or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer for the payment of overdue principal, premium (including the Applicable Premium), if any, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(1)to file and prove a claim for the whole amount of principal (and premium (including the Applicable Premium), if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their agents and counsel) and of the Holders allowed in such judicial proceeding, and
(2)to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their agents and counsel, and any other amounts due to the Trustee and the Notes Collateral Agent under Sections 6.07 and 13.07(z).
Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ committee or other similar committee.
SECTION 5.05.    Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.
SECTION 5.06.    Application of Money Collected. Subject to the terms of the Intercreditor Agreement, any money or property collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal (or premium (including the Applicable Premium), if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
FIRST: To the payment of all amounts due the Trustee and the Notes Collateral Agent and each of their respective agents and attorneys (including any predecessor Trustee) under Sections 6.07 and 13.07(z);
SECOND: To the payment of the amounts then due and unpaid for principal of (and premium (including the Applicable Premium), if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium (including the Applicable Premium), if any) and interest, respectively; and
THIRD: The balance, if any, to the Issuer or as a court of competent jurisdiction may direct in writing; provided that all sums due and owing to the Holders, the Trustee and the Notes Collateral Agent have been paid in full as required by this Indenture.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 5.06.
SECTION 5.07.    Limitation on Suits. Except to enforce the right to receive payment of principal, premium (including the Applicable Premium), if any, or interest when due, no Holder shall pursue any remedy with respect to this Indenture or the Notes, unless:
(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)Holders of at least 30% in aggregate principal amount of the total Outstanding Notes have requested the Trustee in writing to pursue the remedy;
(3)Holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(5)the Required Holders have not given the Trustee a direction inconsistent with such request within such 60-day period, it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders (it being further understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders). The limitations of this Section 5.07 do not apply, however, to a suit instituted by a Holder for the enforcement of payment of the principal of, premium (including the Applicable Premium), if any, or interest on such Note on or after the respective Stated Maturity in such Note.
SECTION 5.08.    Right of Holders to Bring Suit for Payment. Subject to Sections 10.25(f), 10.31(h), 10.33(e) and 10.34(e), the right of any Holder of any outstanding Note to bring suit for the enforcement of any payment of principal of, premium (including the Applicable Premium), if any, and interest on such Note, on or after the respective Maturity expressed in such Note (including in connection with a Net Proceeds Offer or a Change of Control Offer), shall not be amended without the consent of such Holder.
SECTION 5.09.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or the Guarantees and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, any other obligor of the Notes, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 5.10.    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 3.06, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
SECTION 5.11.    Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Five or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
SECTION 5.12.    Control by Holders. Subject to Section 6.03(6), the Required Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent, or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. The Trustee or the Notes Collateral Agent, as applicable, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder or would involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability (it being understood that neither the Trustee nor the Notes Collateral Agent has an affirmative duty to determine whether any such action is prejudicial to any Holder). Each of the Trustee and the Notes Collateral Agent may take any other action deemed proper by the Trustee or the Notes Collateral Agent, as applicable, which is not inconsistent with such direction.
Notwithstanding anything to the contrary in this Indenture or the Security Documents, the Required Holders, in taking any action or inaction in accordance with the terms of this Section 5.12 or any other provisions of this Indenture and the Security Documents, shall not have or be deemed to have any trust or other fiduciary relationship with any other Holders or any Note Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Security Documents, or otherwise exist against the Required Holders in in connection with such action or inaction.
SECTION 5.13.    Waiver of Past Defaults. The Required Holders by written notice to the Trustee may on behalf of the Holders of all the Notes waive any existing Default or Event of Default and its consequences under this Indenture and the Security Documents (except (1) a continuing Default or Event of Default in the payment of interest on, premium (including the Applicable Premium), if any, or the principal of any such Note held by a non-consenting Holder or (2) in respect of a covenant or provision hereof or in any Guarantee which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Note affected, which shall require the consent of all Holders of the Notes) and rescind any acceleration and its consequences with respect to the Notes; provided such rescission would not conflict with any judgment of a court of competent jurisdiction.
Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
SECTION 5.14.    Waiver of Stay or Extension Laws. Each of the Issuer, the Guarantors and any other obligor on the Notes covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuer, the Guarantors and any other obligor on the Notes (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 5.15.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Notes Collateral Agent for any action taken or omitted by the Trustee or Notes Collateral Agent, as the case may be, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.15 does not apply to a suit by the Trustee, a suit by a Holder relating to right to payment hereof, or a suit by Holders of more than 10% in principal amount of the then Outstanding Notes.

ARTICLE SIX

THE TRUSTEE
SECTION 6.01.    Duties of the Trustee.
(a)    Except during the continuance of an Event of Default;
(1)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)in the absence of gross negligence or willful misconduct on its part (as determined by a final non-appealable order of a court of competent jurisdiction), the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions specifically required by any provision hereof to be provided to it, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but not to verify the contents thereof including the accuracy of any mathematical calculations.
(b)    If an Event of Default has occurred and is continuing of which written notice of such Event of Default shall have been given to a Responsible Officer of the Trustee, by the Issuer, any other obligor of the Notes or by Holders of at least 25% of the aggregate principal amount of the Notes, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
(c)    No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct (in each case, as determined by a final non-appealable order of a court of competent jurisdiction), except that:
(1)this clause (c) shall not be construed to limit the effect of clause (a) of this Section 6.01;
(2)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts;
(3)the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Required Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; and
(4)no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers vested in it by this Indenture, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(d)    Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.01.
SECTION 6.02    Notice of Defaults. Within ten Business Days after receipt from the Issuer of written notice of the occurrence of any Default or Event of Default hereunder, the Trustee shall transmit to the Holders notice of such Default or Event of Default hereunder known to the Trustee, unless such Default or Event of Default shall have been cured or waived.
SECTION 6.03    Certain Rights of Trustee.
(1)The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original, facsimile or electronic form) believed by it to be genuine and to have been signed or presented by the proper party or parties;
(2)any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer’s Request or Issuer’s Order and any resolution of the Board of Directors of the Issuer may be sufficiently evidenced by a Board Resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification, and delivered to the Trustee;
(3)whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate or Opinion of Counsel or both;
(4)the Trustee shall not be charged with knowledge of any fact, Default or Event of Default with respect to the Notes unless written notice of such fact, Default or Event of Default shall have been received by a Responsible Officer of the Trustee at its Corporate Trust Office from an Officer of the Issuer, any other obligor of the Notes or from Holders of at least 25% of the aggregate principal amount of the Notes and references this Indenture and the Notes. Delivery of any reports to the Trustee pursuant to Section 10.01 is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder or under the other Note Documents (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates);
(5)the Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel or Opinion of Counsel;
(6)the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered, and if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(7)the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, or inquire as to the performance by the Issuer or the Guarantors of any of their covenants in this Indenture, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation;
(8)the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;
(9)the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;
(10)the rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder whether as an Agent or otherwise, and each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent;
(11)the Trustee may request that the Issuer deliver an incumbency certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which incumbency certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;
(12)the Trustee shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture;
(13)in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunction of utilities, third-party communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices to resume performance as soon as practicable under the circumstances;
(14)in no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and
(15)the permissive right of the Trustee to take actions permitted by this Indenture shall not be construed as an obligation or duty to do so.
SECTION 6.04    Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and none of the Trustee, the Notes Collateral Agent or any Agent assumes responsibility for their correctness. None of the Trustee, the Notes Collateral Agent or any Agent makes representations as to the validity or sufficiency of this Indenture, the Security Documents or the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder and the Notes Collateral Agent represents that it is duly authorized to execute this Indenture and the Security Documents to which it is a party. None of the Trustee, the Notes Collateral Agent or any Agent shall be accountable for the use or application by the Issuer of Notes or the proceeds thereof or any documents used in connection with the sale or distribution of the Notes.
SECTION 6.05    May Hold Notes. The Trustee, any Paying Agent, any Note Registrar, the Transfer Agent, any Authenticating Agent, the Notes Collateral Agent or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not the Trustee, Paying Agent, Note Registrar, Transfer Agent, Authenticating Agent, Notes Collateral Agent or other such agent; provided, that, if the Trustee acquires any conflicting interest (as such term is defined in the Trust Indenture Act), it must eliminate such conflict within 90 days or resign as Trustee. The Trustee is also subject to Sections 6.08 and 6.15.
SECTION 6.06    Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Issuer.
SECTION 6.07    Compensation, Reimbursement and Indemnity. The Issuer and the Guarantors, jointly and severally, agree:
(1)to pay to the Trustee from time to time such compensation as shall be agreed in writing between the Issuer and the Trustee for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);
(2)except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or any other Note Document (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as shall be determined by a final, non-appealable court of competent jurisdiction to have been caused by its own gross negligence or willful misconduct; and
(3)to indemnify the Trustee and any predecessor Trustee for, and to hold it harmless against, any and all loss, liability, claim, damage or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel), including taxes (other than the taxes based on the income of the Trustee) incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust, including the reasonable costs and expenses of defending itself against any claim regardless of whether the claim is asserted by the Issuer, a Guarantor, a Holder or any other Person or liability in connection with the exercise or performance of any of its powers or duties hereunder and under the other Note Documents, including the reasonable costs and expenses of enforcing this Indenture or the other Note Documents or a Guarantee against the Issuer or a Guarantor (including this Section 6.07).
The obligations of the Issuer and the Guarantors under this Section 6.07 to compensate the Trustee, to pay or reimburse the Trustee for expenses, disbursements and advances and to indemnify and hold harmless the Trustee shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee. As security for the performance of such obligations of the Issuer, the Trustee shall have a lien prior to the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust solely for the benefit of the Holders entitled thereto for the payment of principal of (and premium (including the Applicable Premium), if any) or interest on particular Notes.
Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 5.01(7) or Section 5.01(8), the expenses (including the reasonable charges and expenses of its counsel) of and the compensation for such services are intended to constitute expenses of administration under any applicable Bankruptcy Law. “Trustee” for the purposes of this Section 6.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, registrar, custodian and other person employed to act hereunder as permitted by this

Indenture; provided, however, that the gross negligence or willful misconduct of any predecessor Trustee hereunder shall not affect the rights of any other successor Trustee hereunder (other than a successor Trustee that is successor by merger or consolidation to such predecessor Trustee).
The provisions of this Section 6.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.
SECTION 6.08    Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation or banking association organized and doing business under the laws of the United States of America or of any State thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.
SECTION 6.09    Resignation and Removal; Appointment of Successor.
(a)No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article Six shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 6.10.
(b)The Trustee may resign at any time by giving thirty (30) days’ prior written notice thereof to the Issuer. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee by written instrument, a copy of which shall be delivered to the resigning Trustee and a copy to the successor Trustee. If the instrument of acceptance by a successor Trustee required by Section 6.10 shall not have been delivered to the Trustee within thirty (30) days after the giving of such notice of resignation, the resigning Trustee may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.
(c)The Trustee may be removed at any time by the Issuer or by Act of the Required Holders, delivered to the Trustee and, if by Act of the Required Holders, to the Issuer, thirty (30) days prior to the removal’s effectiveness. If the instrument of acceptance by a successor Trustee required by Section 6.10 shall not have been delivered to the Trustee within thirty (30) days after the giving of such notice of removal, the Trustee being removed may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.
(d)If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Issuer shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Required Holders delivered to the Issuer and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or the Holders and accepted appointment in the manner hereinafter provided, the Trustee (at the expense of the Issuer) or any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.
(e)The Issuer shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to the Holders in the manner provided for in Section 1.07. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.
SECTION 6.10    Acceptance of Appointment by Successor.
(a)Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuer and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Issuer or the successor Trustee, such retiring Trustee shall, upon payment of its charges and subject to its lien, if any, provided for in Section 6.07, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.
(b)No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be eligible under this Article Six.
SECTION 6.11    Merger, Conversion, Consolidation or Succession to Business. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation or other entity shall be otherwise eligible under this Article Six, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.
SECTION 6.12    Appointment of Authenticating Agent. At any time when any of the Notes remain Outstanding, the Trustee may appoint one or more agents (each an “Authenticating Agent”) with respect to the Notes which shall be authorized to act on behalf of the Trustee to authenticate Notes and the Trustee shall give written notice of such appointment to all Holders of Notes with respect to which such Authenticating Agent will serve, in the manner provided for in Section 1.07. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by an authorized signatory of the Trustee, and a copy of such instrument shall be promptly furnished to the Issuer. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be reasonably acceptable to the Issuer.
Any corporation or other entity into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided such corporation shall be otherwise eligible under this Section 6.12, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.
An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 6.12, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Issuer and shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 1.07. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 6.12.
The Issuer agrees to pay to each Authenticating Agent from time to time such compensation for its services under this Section 6.12 as shall be agreed in writing between the Issuer and such Authenticating Agent.
If an appointment is made pursuant to this Section 6.12, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternate certificate of authentication in the following form:
This is one of the Notes referred to in the within-mentioned Indenture.
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
Date: _____________    By:
as Authenticating Agent
By:
Authorized Signatory
SECTION 6.13    Security Documents; Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Indenture and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control, except for the rights of the Trustee or Notes Collateral Agent vis-à-vis the Holders of the Notes, in which case this Indenture shall control. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreement, and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreement or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
SECTION 6.14    Limitation on Duty of Trustee in Respect of Collateral; Indemnification.
(a)Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.
(b)The Trustee and Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Notes Collateral Agent representing securities pledged under the Security Documents). The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer, any Guarantor or the First Lien Agent.
SECTION 6.15    Preferential Collection of Claims Against the Issuer.The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE SEVEN

HOLDERS LISTS AND REPORTS BY TRUSTEE AND ISSUER
SECTION 7.01    [Reserved].
SECTION 7.02    [Reserved].
SECTION 7.03    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. Following the exchange of beneficial interests in Global Notes for Definitive Notes, the Issuer shall furnish or cause the Registrar to furnish to the Trustee (if the Trustee is not the Registrar) before each Regular Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably require of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.
SECTION 7.04    [Reserved].

ARTICLE EIGHT
MERGER, CONSOLIDATION, AMALGAMATION OR SALE
OF ALL OR SUBSTANTIALLY ALL ASSETS
SECTION 8.01    The Issuer May Consolidate, Etc., Only on Certain Terms.
(a)The Issuer shall not, in a single transaction or series of related transactions, merge, consolidate or amalgamate with or into any Person, consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person) or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and the Issuer’s Subsidiaries), in one or more related transactions, to any Person unless:
(1)either:
(i)the Issuer shall be the surviving or continuing Person; or

(ii)the Person (if other than the Issuer) formed by such consolidation, into which the Issuer is merged, surviving such Division or which acquires such assets by sale, assignment, transfer, lease, conveyance or other disposition (the “Surviving Entity”):
(x)    shall be an entity organized or validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the Notes is a corporation;
(y)    shall expressly assume, by supplemental indenture all the obligations of the Issuer under this Indenture; and
(z)    shall expressly assume, by joinder agreement (in form and substance reasonably satisfactory to the Trustee), all of the obligations of the Issuer under each applicable Security Document;
(2)immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio for the Issuer and its Subsidiaries or such Surviving Entity and its Subsidiaries, as the case may be, would be no less than the Fixed Charge Coverage Ratio for the Issuer and its Subsidiaries immediately prior to such transaction;
(3)immediately after giving pro forma effect to such transaction and any related financing transactions, no Default or Event of Default shall have occurred or be continuing;
(4)the Issuer or the Surviving Entity shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, Division, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or any supplement to any Security Document is required in connection with such transaction, such supplemental indenture or other supplement comply with the applicable provisions of this Indenture and such other Security Document;
(5)to the extent any assets of a Person which is merged or consolidated with or into the Surviving Entity, or is the survivor of any such Division, are assets of the type which would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be reasonably necessary in order to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and
(6)the Collateral owned by or transferred to the Surviving Entity shall: (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (C) not be subject to any Lien other than Permitted Liens.
(7)Notwithstanding the foregoing clauses (2), (3) and (4) of this Section 8.01 (which do not apply to transactions referred to in this paragraph),
(x)    any Subsidiary may merge, consolidate or amalgamate with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to the Issuer or any Subsidiary; and
(y)    the Issuer may (i) merge, consolidate or amalgamate with or into, wind up into or transfer all or part of its properties and assets to any Guarantor or any Wholly Owned Subsidiary; (ii) convert into a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or any other jurisdiction of any State of the United States; or (iii) merge, consolidate or amalgamate with or into an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any State thereof or the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Subsidiaries is not increased thereby.
(b)Upon any consolidation, combination, merger, Division as the Dividing Person or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the continuing Person, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture and the Notes with the same effect as if the Surviving Entity had been named as such.
SECTION 8.02    Guarantors May Consolidate, Etc., Only on Certain Terms. Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and this Indenture in connection with any transaction complying with Article Ten) shall not, and the Issuer shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person, or consummate a Division as the Dividing Person (whether or not such Guarantor is the surviving Person), other than the Issuer or any other Guarantor unless:
(1)such Guarantor is the surviving Person or the entity formed by or surviving any such consolidation, merger or Division (if other than such Guarantor) or to which such sale, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States or any State thereof or the District of Columbia;
(2)such entity (if other than such Guarantor) assumes by supplemental indenture or joinder all of the obligations of the Guarantor on its Guarantee and under each applicable Security Document;
(3)immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(4)to the extent any assets of such entity are assets of the type which would constitute Collateral under the Security Documents, such entity will take such action as may be reasonably necessary in order to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and
(5)the Collateral owned by or transferred to such entity shall (x) continue to constitute Collateral under this Indenture and the Security Documents, (y) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (z) not be subject to any Lien other than Permitted Liens.
Subject to Section 12.08, the successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (ii) merge, consolidate or amalgamate with or into an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any State thereof or the District of Columbia, (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or any other jurisdiction of any State of the United States, or (iv) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in this Section 8.02.

For all purposes under this Indenture, in connection with any Division, (x) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (y) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
Notwithstanding anything to the contrary in Section 1.03 of this Indenture and so long as no supplemental indenture is required pursuant to this Section 8.02, no Officer’s Certificate or Opinion of Counsel shall be required in connection with the merger, consolidation, amalgamation or winding up of a Guarantor in accordance with this Section 8.02.
SECTION 8.03    Successor Substituted. Upon any merger, consolidation or amalgamation, Division as the Dividing Person or any sale, assignment, transfer, lease, conveyance or disposition of all or substantially all of the assets of the Issuer or any Guarantor in accordance with Sections 8.01 and 8.02 hereof, the successor Person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, transfer, lease, conveyance or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor, as the case may be, under this Indenture or the Guarantees, as the case may be, with the same effect as if such successor Person had been named as the Issuer or such Guarantor, as the case may be, herein or in the Guarantees, as the case may be. When a successor Person assumes all obligations of its predecessor hereunder, the Notes or the Guarantees, as the case may be, such predecessor shall be released from all obligations; provided that in the event of a lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes or the Guarantees, as the case may be.

ARTICLE NINE
SUPPLEMENTAL INDENTURES
SECTION 9.01.    Amendments or Supplements Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to any amendment relating to its Guarantee or any Security Document to which it is a party or this Indenture), the Trustee and the Notes Collateral Agent, as applicable, at any time and from time to time, may amend or supplement this Indenture, any Security Document, the Intercreditor Agreement, the Notes and any Guarantee without the consent of any Holder, for any of the following purposes:
(1)to cure any ambiguity, defect, omission, mistake or inconsistency;
(2)to mortgage, pledge, hypothecate or grant any other Lien in favor of the Notes Collateral Agent for the benefit of the Secured Parties, as additional security for the payment and performance of all or any portion of the Notes Obligations under this Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to the Notes Collateral Agent for the benefit of the Secured Parties pursuant to this Indenture, any of the Security Documents or otherwise;
(3)to provide for the release of Collateral from the Lien under this Indenture and the Security Documents when permitted or required by the Security Documents, the Intercreditor Agreement or this Indenture;
(4)[reserved];
(5)to provide for uncertificated notes in addition to or in place of certificated notes;

(6)to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders in the case of a merger, consolidation, Division, amalgamation or other combination of the Issuer or any Guarantor or sale of all or substantially all of the Issuer’s or such Guarantor’s assets that is otherwise permitted under this Indenture;
(7)to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the rights of any such Holder under this Indenture, the Security Documents or the Intercreditor Agreement;
(8)to alter the form of Notes to provide for any changes in applicable tax laws to the extent that such changes do not materially adversely affect the rights or interests of any Holder;
(9)to comply with the rules of the Depository;
(10)to provide for a successor trustee or collateral agent in accordance with the terms of this Indenture or to otherwise comply with any requirement of this Indenture;
(11)in the event that PIK Notes are issued, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of PIK Notes, establish minimum redemption amounts for PIK Notes and other changes necessary to administer PIK Notes;
(12)to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;
(13)to comply with requirements of the SEC in order to qualify this Indenture under the TIA, if and to the extent this Indenture becomes so qualified (it being agreed that this Indenture need not qualify under the TIA);
(14)to add a Guarantor under this Indenture or to release a Guarantor from its Guarantee in accordance with this Indenture;
(15)to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; and
(16)to enter into any joinder to the Intercreditor Agreement or any Security Document and to add or remove secured parties under the Intercreditor Agreement, in each case, to the extent permitted under this Indenture and the Intercreditor Agreement.
For the avoidance of doubt, the Issuer need not be a party to any supplemental indenture entered into pursuant to Section 12.03.
SECTION 9.02.    Amendments, Supplements or Waivers with Consent of Holders.
(a)With the consent of the Required Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, any Guarantor (with respect to any Guarantee or Security Document to which it is a party or this Indenture), the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement this Indenture, any Security Document, the Intercreditor Agreement, the Notes or any Guarantee for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions hereof or thereof or modifying in any manner the rights of the Holders hereunder or thereunder (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, any Security Document, the Intercreditor Agreement, the Notes or any Guarantee may be waived with the consent of the Required Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); provided that, without the consent of each affected Holder, no amendment, modification, supplement or waiver shall, with respect to any Notes held by a non-consenting Holder:
(1)change the principal amount of Notes whose Holders must consent to an amendment, modification, supplement or waiver;
(2)reduce the rate of, or change or have the effect of changing the time for payment of, interest, including defaulted interest, on any Notes;
(3)reduce the principal of, or change or have the effect of changing the fixed maturity of, any Notes;
(4)reduce the premium (including, without limitation, any Applicable Premium) payable upon any redemption or repurchase of the Notes or change the time or date at which any Note may be redeemed or repurchased; or
(5)make any Notes payable in money other than that stated in the Notes;
(6)make any change in the provisions of this Indenture relating to waivers of past Defaults (except to increase the percentage required for such a waiver) or the rights of Holders to receive payments of principal of or premium (including the Applicable Premium), if any, or interest on the Notes;
(7)modify or change any provision of any Note Document or the related definitions affecting the ranking of the Notes or any Guarantee, in a manner which adversely affects the Holders (it being acknowledged and agreed that (A) subordinating payment of any of the Notes Obligations under the Note Documents to any other Indebtedness or (B) subordinating the Liens securing any of the Notes Obligations on the Collateral to any other Lien securing any other Indebtedness, in each case, adversely affects the Holders);
(8)release all or substantially all of the value of the Guarantees of the Guarantors (except as expressly provided in Section 10.24 or 10.25 as in effect on the Issue Date), or limit their liability in respect of such Guarantees;
(9)release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Section 10.24 or Section 10.25 as in effect on the Issue Date, or which is a Disposition that does not constitute an Asset Sale, shall not constitute the release of all or substantially all of the Collateral);
(10)except as otherwise permitted in any Security Document, release all or substantially all of the value of the Collateral from the Liens of the Security Documents (except in connection with Asset Sales permitted hereunder) or alter the relative priorities of the Notes Obligations entitled to the Liens of the Security Documents;
(11)make any change in the Intercreditor Agreement or in the provisions of this Indenture or any Security Document dealing with the application of proceeds of the Collateral that would materially adversely affect the Holders or alter the priority of the security interests in the Collateral;
(12)modify or change the amendment provisions of the Notes or this Indenture;
(13)change any provision altering the order of or the pro rata sharing of payments required thereby, including, without limitation, Section 5.06; or

(14)impair the contractual right of any Holder to receive payment of principal, premium (including, without limitation, any Applicable Premium), and interest on such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.
(b)The consent of the Holders under this Section 9.02 is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
SECTION 9.03.    Execution of Amendments, Supplements or Waivers. In executing, or accepting the additional trusts created by (i) any amendment, supplement or waiver to this Indenture or (ii) any amendment to the Security Agreement, Intercreditor Agreement or any Mortgage on a Mortgaged Property, if any, permitted by this Article Nine or the modifications thereby of the trusts created by this Indenture, the Trustee and Notes Collateral Agent, as the case may be, shall be provided with, and shall be fully protected in relying upon, an Officer’s Certificate and Opinion of Counsel stating that the execution of such amendment, supplement or waiver, as applicable, is authorized and permitted by this Indenture and the Intercreditor Agreement (to the extent applicable) and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer. Notwithstanding the foregoing, no Opinion of Counsel shall be required with respect to any (i) supplement or joinder to the Security Documents for the purpose of adding additional Grantors (as defined in the Security Agreement) or Collateral, (ii) intellectual property security agreement (including any supplements, joinders or amendments thereto) for the purpose of adding Collateral and (iii) agreement, document, instrument or certificate for a release, termination or subordination of any Lien or security interest in accordance with Section 13.02. Guarantors may, but shall not be required to, execute supplemental indentures that do not modify such Guarantor’s Guarantee. The Trustee and the Notes Collateral Agent may, but shall not be obligated to, enter into any such amendment, supplement or waiver which affects the Trustee’s or Notes Collateral Agent’s, as applicable, own rights, duties or immunities under this Indenture, the Security Documents or otherwise. The Trustee and Notes Collateral Agent shall not have any liability for entering into any amendment, supplement or waiver in reliance on solely an Officer’s Certificate, and, when permitted by this Section, an Opinion of Counsel.
SECTION 9.04.    Effect of Amendments, Supplements or Waivers. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such amendment, supplement or waiver shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.
SECTION 9.05.    [Reserved].
SECTION 9.06.    Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article Nine may, and shall if required by the Trustee, bear a notation in form approved by the Issuer as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Issuer, to any such supplemental indenture may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Notes.
SECTION 9.07.    Notice of Supplemental Indentures. Promptly after the execution by the Issuer, any Guarantor, the Trustee and the Notes Collateral Agent, as applicable, of any supplemental indenture pursuant to the provisions of Section 9.02, the Issuer shall give notice thereof to the Holders of each Outstanding Note affected, in the manner provided for in Section 1.07, setting forth in general terms the substance of such supplemental indenture; provided that failure to give such notice shall not impair the validity of such supplemental indenture; and provided further, that no such notice shall be required for a supplemental indenture executed solely for the purpose of providing a Guarantee pursuant to Section 10.10.

COVENANTS
SECTION 10.01.    Reports to Holders.
(a)Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding hereunder, the Issuer shall furnish to the Trustee and Holders the following:
(i)all quarterly and annual financial information of the Reporting Entity that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, except to the extent permitted to be excluded by the SEC, if the Reporting Entity were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Reporting Entity and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Reporting Entity’s certified independent accountants; and
(ii)all current reports that would be required to be filed with the SEC on Form 8-K if the Reporting Entity were required to file such reports, in each case, within fifteen (15) days after the time periods specified in the SEC’s rules and regulations for accelerated filers, or for non-accelerated filers if neither the Issuer nor another Reporting Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (and after giving effect to all applicable grace periods under the Exchange Act). The Issuer may satisfy its obligation to deliver the information and reports referred to in clauses (i) and (ii) above by filing the same with the SEC.
Notwithstanding the foregoing, (A) if neither the Issuer nor another Reporting Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, neither the Issuer nor another Reporting Entity will be required to deliver any information, certificates or reports that would otherwise be required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, or (iii) Form 8-K except for pursuant to Items 1, 2, 4.01, 4.02(a) and (b), 5.01, 5.02(b) and (c) and Item 9.01(a) and (b) (only to the extent relating to any of the foregoing), (B) if neither the Issuer nor another Reporting Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports will not be required to contain financial information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or include any exhibits or certifications required by Form 10-K, Form 10-Q or Form 8-K (or any successor or comparable forms) or related rules under Regulation S-K, and (C) the Reporting Entity need not provide any material for which the Reporting Entity has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC.
(b)In addition, the Issuer shall make all such information available to securities analysts (solely to the extent providing analysis of an investment in the Notes) and prospective investors in the Notes (which prospective investors may be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the satisfaction of the Issuer) upon request. In addition, the Issuer and the Guarantors shall, for so long as any Notes remain outstanding, during any period when neither the Issuer nor another Reporting Entity is subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the Holders of such Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(c)Delivery of such reports and information to the Trustee shall be for informational purposes only, and the Trustee’s receipt of them shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein (including the Issuer’s compliance with any of its covenants under this Indenture as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

(d)Within fifteen (15) Business Days (which may be extended for reasonable cause at the reasonable discretion of the Issuer and the Required Holders) after each delivery of financial statements required by Section 10.01(a)(i), the Issuer shall hold a conference call to which the Trustee, the Notes Collateral Agent and the Holders shall be invited to discuss such financial statements, the financial condition of the Note Parties and the results of operations for the relevant reporting period.
(e)The financial statements, information and other documents required to be provided as described in this Section 10.01 may be those of (i) the Issuer or (ii) any direct or indirect parent of the Issuer (any such entity, a “Reporting Entity”), so long as in the case of clause (ii) such direct or indirect parent of the Issuer shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any material business or operations other than its direct or indirect ownership of all of the Voting Stock in, and its management of, the Issuer; provided that, if the financial information so delivered relates to such direct or indirect parent of the Issuer, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Subsidiaries on a standalone basis, on the other hand.
(f)Upon written request of any Holder, the Note Parties shall promptly (and in any event within three (3) Business Days) following the required delivery date thereof, deliver to the Trustee (for further distribution to the Holders) copies of any financial statements, reports or other information or materials required to be delivered to the First Lien Agent under Section 5.01 and/or Section 5.02 of the First Lien Credit Agreement.
SECTION 10.02.        Compliance Certificates and Other Notices.
(a)The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, commencing with the fiscal year ended September 30, 2024, an Officer’s Certificate stating that such Officer has conducted or supervised a review of the activities of the Issuer and its Subsidiaries and the Issuer’s and its Subsidiaries’ performance under this Indenture during such fiscal year, and further stating, as to each Officer signing such certificate, that, to the best of such Officer’s knowledge, based upon such review, the Issuer has fulfilled all obligations under this Indenture or, if there has been a Default under this Indenture that is continuing, a description of the event and what action the Issuer and its Subsidiaries are taking or propose to take with respect thereto.
(b)The Issuer shall deliver to (i) each purchaser party to the Purchase Agreement (for so long as, to the Issuer’s knowledge, such purchaser remains a Beneficial Owner of a Note) at its address on its signature page to the Purchase Agreement, (ii) the Structuring Agent (as defined in the Purchase Agreement (for so long as, to the Issuer’s knowledge, the Structuring Agent remains a Beneficial Owner of a Note) at its address set forth in the Structuring Agent Letter and (iii) the Trustee within ten Business Days after an Officer becomes aware of a Default or Event of Default, a statement specifying such Default or Event of Default, its status and what action the Issuer and its Subsidiaries are taking or propose to take with respect to such Default or Event of Default.
SECTION 10.03.        Existence; Business and Properties. Each Note Party will, and will cause each of its Subsidiaries to:
(a)Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, except as otherwise permitted under Section 8.01 or Section 10.25.
(b)In each case, (x) except as would not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, permits, privileges, franchises and authorizations to the conduct of its business; comply with all applicable Legal Requirements (including any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted; pay and perform its obligations under all Leases except when such payments or obligations are being contested in good faith; and at all times maintain, preserve and protect all of its Property and keep such Property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in all material respects and (y) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all Intellectual Property and at all times maintain, preserve and protect all Intellectual Property; provided that nothing in this clause (b) shall prevent (i) Dispositions of Property, consolidations or mergers by or involving any Company in accordance with Section 10.25, (ii) the withdrawal by any Company of its qualification as a foreign business organization in any jurisdiction where such withdrawal would not reasonably be expected to result in a Material Adverse Effect, (iii) the expiration of patents and registered copyrights in accordance with their statutory term, (iv) the expiration of any contract, contract right or other agreement in accordance with its terms or (v) the transfer, assignment, lapse, cancellation, abandonment or other disposal by any Company of any immaterial Intellectual Property, contract, contract right or other agreement that such Company reasonably determines is not useful to its businesses and no longer commercially desirable to retain.
SECTION 10.04.    Insurance. Each Note Party will, and will cause each of its Subsidiaries to:
(a)Keep its insurable Property insured at all times by financially sound and reputable insurers and maintain such other insurance, in each case, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other Properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations as determined by such Company (it being agreed that the insurance as in effect and in the amounts and manner in place on the Issue Date complies with the requirements in this Section 10.04).
(b)With respect to the Note Parties and the property constituting Collateral, all such insurance shall (unless otherwise agreed to by the Required Holders) (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Notes Collateral Agent of written notice thereof (or if such cancellation is by reason of nonpayment of premium, at least ten (10) days’ prior written notice) (unless it is such insurer’s policy not to provide such a statement) and (ii) name the Notes Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable. The Issuer shall not permit, consent to or seek any amendment or change to any insurance policy that effects a material reduction in amount or a material change in coverage under such policy that would reasonably be expected to be adverse in any material respect to the interests of the Holders without first providing the Notes Collateral Agent with at least thirty (30) days prior written notice thereof.
(c)Notify the Trustee and the Notes Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 10.04 is taken out by any Company; and promptly upon request of the Required Holders, Trustee or the Notes Collateral Agent (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same request as the First Lien Agent to the extent any such request is made by the First Lien Agent in its discretion under Section 5.04(c) of the First Lien Credit Agreement), deliver to the Trustee and the Notes Collateral Agent a duplicate original copy of such policy or policies.
SECTION 10.05.    Obligations and Taxes. Each Note Party will, and will cause each of its Subsidiaries to, (a) pay, file and discharge promptly when due (giving effect to any permitted extensions) all federal and state income Taxes and all other material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable entity shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend the collection of the contested Tax, assessment, charge and enforcement of a Lien and (b) timely and accurately file all federal and state income Tax returns and other material Tax returns required to be filed.
SECTION 10.06.    Employee Benefits. Each Note Party will, and will cause each of its Subsidiaries to, except as would not reasonably be expected to result in a Material Adverse Effect, comply with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans, Multiemployer Plans and Foreign Plans. Furnish to the Trustee (a) within ten (10) Business Days (or such later time as the Required Holders may agree to in their sole discretion) after any ERISA Event has occurred that, alone or together with any other ERISA Event, would reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of the Issuer setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, (b)  upon request by the Required Holders and to the extent such are reasonably available to such Financial Officer of the Issuer, copies of (i) the annual report (Form 5500 Series) filed by any Company with the U.S. Department of Labor or comparable foreign Governmental Authority with respect to each Pension Plan or Foreign Plan; (ii) the most recent actuarial valuation report, if any, for each Pension Plan and Foreign Plan maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by any Company; (iii) all notices received by any Company from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) any documents described in Section 101(k) of ERISA that any Company may request with respect to any Multiemployer Plan to which a Company contributes or is required to contribute (provided that if the applicable Company has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, such Company shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents or notices promptly after receipt thereof), and (c) promptly, and in any event within thirty (30) days, after becoming aware that (i) Unfunded Pension Liabilities have reached or reach the amount of $11,500,000 or more or is at a level as would be reasonably likely to have a Material Adverse Effect (taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities), (ii) potential withdrawal liability under Section 4201 of ERISA, if the Companies and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, has reached or reaches the amount of $11,500,000 or more or are at a level as would be reasonably likely to have a Material Adverse Effect, a detailed written description thereof from a Financial Officer of the Issuer.
SECTION 10.07.    Maintaining Records; Access to Properties and Inspections. Each Note Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Notes Collateral Agent, the Trustee, the Required Holders or, during the continuance of a Default or an Event of Default, any Holder as often as reasonably requested (except not more frequently than twice in any 12-month period for all Holders and their representatives in the aggregate with respect to the Issuer and its Subsidiaries collectively, unless a Default or an Event of Default has occurred and is then continuing) upon reasonable prior written notice (except no such advance notice shall be required if an Event of Default has occurred and is then continuing), in each case, to visit and inspect the financial records and the Property of such Company at reasonable times during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Notes Collateral Agent, the Trustee, the Required Holders or any Holder, as applicable, to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and Advisors thereof as long as representatives of the Issuer have been given reasonable prior written notice of and the reasonable opportunity to attend any such discussions; provided, that so long as no Default or Event of Default has occurred and is then continuing, the Issuer shall not bear the cost of more than two such inspections in any 12-month period by the Required Holders, the Trustee or the Notes Collateral Agent; provided, further, that the Notes Collateral Agent, the Trustee, the Required Holders or any Holder, as applicable, shall make all reasonable efforts not to disrupt the business or operations of any such Company. In addition, upon the request of the Required Holders, each Company shall permit a financial advisor designated by such Holders to meet on-site, in person, with the management of such Company to discuss the affairs, finances, accounts and condition of such Company during the period from the Issue Date through November 14, 2024. Notwithstanding the foregoing, prior to being permitted to engage in any such visitation, inspection or access rights or receiving any information under this Section 10.07, any such person and their applicable designee or representative shall have executed a standard confidentiality agreement in favor of the Issuer on customary terms reasonably satisfactory to the Issuer.

SECTION 10.08.    Use of Proceeds. Each Note Party will, and will cause each of its Subsidiaries to, use the proceeds of the Notes, (x) on the Issue Date, to pay fees and expenses related to the Transactions, and (y) after the Issue Date, for working capital and other purposes not prohibited under this Indenture, including the financing of capital expenditures, permitted acquisitions and other permitted investments, permitted restricted payments, permitted prepayments or redemptions of subordinated debt and other general corporate purposes.
SECTION 10.09.    Compliance with Environmental Laws. Each Note Party will, and will cause each of its Subsidiaries to:
(a)Except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and shall cause each of its Subsidiaries to comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company or any of its Subsidiaries to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and the Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its operations and the Real Property; and conduct all Responses required by any Governmental Authority or under any applicable Environmental Laws, including making appropriate responses to any investigation, notice, demand, claim, suit or other proceeding asserting liability under Environmental Law against the Note Parties or any of their Subsidiaries and discharge any obligations it may have to any Person thereunder, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws.
(b)Except as would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to prevent any Release of Hazardous Materials by the Companies in, on, under, to or from any Real Property owned, leased or operated by any of the Companies, and ensure that there shall be no Hazardous Materials present at, in, on, or under any Real Property owned, leased or operated by any of the Companies except those that are used, stored, handled and managed in full compliance with applicable Environmental Laws.
(c)Except as would not reasonably be expected to result in a Material Adverse Effect, undertake all actions, including Responses, required under Environmental Law or as otherwise reasonably requested by the Required Holders, all at the sole cost and expense of the Companies, (i) to address any Release of Hazardous Materials at, from or onto any Real Property owned, leased or operated by any of the Companies or their predecessors in interest as required pursuant to Environmental Law or the requirements of any Governmental Authority; and (ii) to address any environmental conditions relating to any Company, any Company’s business or to any Real Property owned, leased or operated by any of the Companies pursuant to any reasonable written request of the Required Holders and share with the Trustee (for further distribution to the Holders) all data, information and reports generated or prepared in connection therewith;.
(d)Prior to the date that is ninety (90) days after the Issue Date (subject to extensions by the Required Holders in their sole discretion), notify the Trustee in writing of: (1) any Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, (2) any non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property owned, leased or operated by any of the Companies, (3) any Lien (other than Permitted Liens) pursuant to Environmental Law imposed on any Real Property owned by any of the Companies, (4) any investigation or remediation of any Real Property owned, leased or operated by any of the Companies required to be undertaken pursuant to Environmental Law, and (5) any written notice or other written communication received by any Company from any person or Governmental Authority relating to any material Environmental Claim or material liability or potential liability of any Company pursuant to any Environmental Law.
SECTION 10.10.    Additional Collateral; Additional Guarantors.
(a)Subject to this Section 10.10, with respect to any Property acquired after the Issue Date by any Note Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Subsidiary not required to be pledged pursuant to the last sentence of Section 10.10(b) and any Excluded Asset), promptly (and in any event within sixty (60) days after the acquisition thereof or such longer period as may be agreed to in writing by the Required Holders or, prior to the Payment in Full of the First Lien Obligations, such longer period as may be agreed to in writing by the First Lien Agent in its discretion under Section 5.10(a) of the First Lien Credit Agreement) (i) execute and deliver to the Trustee and the Notes Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as are necessary to, or as the Required Holders, the Trustee or the Notes Collateral Agent shall reasonably request (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same request as the First Lien Agent to the extent any such request is made by the First Lien Agent in its discretion under Section 5.10(a) of the First Lien Credit Agreement), grant to the Notes Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property under applicable U.S. state and federal law (and applicable foreign law unless the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(a) of the First Lien Credit Agreement) shall determine, in their sole discretion, that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby) subject to no Liens other than Permitted Liens, (ii) to the extent (A) the value of such after-acquired Property would constitute a material portion of the Collateral as a whole, and (B) requested by the Required Holders (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same request as the First Lien Agent to the extent any such request is made by the First Lien Agent in its discretion under Section 5.10(a) of the First Lien Credit Agreement), deliver customary and reasonable opinions of counsel to the Issuer in form and substance, and from counsel, reasonably acceptable to the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(a) of the First Lien Credit Agreement), and (iii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as required under the Uniform Commercial Code or as may be reasonably requested by the Trustee, the Notes Collateral Agent or the Required Holders (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same request as the First Lien Agent to the extent any such request is made by the First Lien Agent in its discretion under Section 5.10(a) of the First Lien Credit Agreement), the filing of intellectual property security agreements and the delivery of Control Agreements (as defined in the Security Agreement) for the benefit of the Notes Collateral Agent to the extent required pursuant to the Security Agreement. Subject to the limitations set forth herein and in the other Note Documents, the Issuer and the other Note Parties shall otherwise take such actions and execute and/or deliver to the Notes Collateral Agent such documents as necessary or as the Trustee, the Notes Collateral Agent or the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(a) of the First Lien Credit Agreement) shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired Properties.
(b)With respect to (I) any Person that is or becomes a Subsidiary of a Note Party after the Issue Date (other than (x) Excluded Subsidiaries or (y) a merger subsidiary formed in connection with a Permitted Acquisition so long as such merger subsidiary is merged out of existence pursuant to such Permitted Acquisition within sixty (60) days of its formation thereof or such later date as may be agreed to in writing by the Required Holders or, prior to the Payment in Full of the First Lien Obligations, such longer period as may be agreed to in writing by the First Lien Agent in its discretion under Section 5.10(b) of the First Lien Credit Agreement) or (II) any Subsidiary that ceases to be an Excluded Subsidiary, the applicable Note Party shall promptly (and in any event within sixty (60) days after such Person becomes a Subsidiary or such Subsidiary ceases to be an Excluded Subsidiary (in each case, or such longer period as may be agreed to in writing by the Required Holders or, prior to the Payment in Full of the First Lien Obligations, such longer period as may be agreed to in writing by the First Lien Agent in its discretion under Section 5.10(b) of the First Lien Credit Agreement)), (i) deliver to the Notes Collateral Agent (or its bailee under the Intercreditor Agreement) the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests (provided that if the Equity Interests of such Subsidiary are not represented by certificates, the Issuer shall not be required to cause such Equity Interests to be certificated), and all intercompany notes, if any (subject to the limitations set forth in the Security Agreement), owing from such Subsidiary to any Note Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Note Party and (ii) cause such new Subsidiary (A) to execute a supplemental indenture in the form attached as Exhibit A to cause such Subsidiary to become a Guarantor and execute joinders and supplements to the applicable Security Documents or new Security Documents, (B) deliver opinions of counsel to the Issuer in form and substance, and from counsel, reasonably satisfactory to the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(b) of the First Lien Credit Agreement), and (C) to take all actions necessary or as the Trustee or the Notes Collateral Agent may request to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as required under the Uniform Commercial Code or as may be reasonably requested by the Trustee, the Notes Collateral Agent or the Required Holders (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same request as the First Lien Agent to the extent any such request is made by the First Lien Agent in its discretion under Section 5.10(b) of the First Lien Credit Agreement) and the filing of intellectual property security agreements. Notwithstanding the foregoing, a Subsidiary shall not be required to take the actions specified in clause (ii) of the preceding sentence to the extent such Subsidiary (v) is prohibited from taking such actions by applicable law, rule or regulation or by any contractual obligation existing at the time of acquisition thereof after the Issue Date (to the extent such contractual obligation was not created in contemplation of such acquisition) for so long as such prohibition exists, (w) would require governmental (including regulatory) consent, approval, license or authorization to the extent such consent, approval, license or authorization has not been received upon the Note Parties using commercially reasonable efforts to acquire the same or (x) is a CFC, a direct or indirect Domestic Subsidiary of a CFC or a CFC Holding Company if taking such actions would result in material adverse tax consequences to the Issuer and its Subsidiaries as reasonably determined by Issuer and the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(b) of the First Lien Credit Agreement). Notwithstanding the foregoing, no actions shall be required to be taken in any U.S. or non-U.S. jurisdiction to create or perfect any security interest with respect to any such Subsidiary, including the delivery of any security agreements or pledge agreements governed under the laws of any U.S. or non-U.S. jurisdiction, except as requested by the Required Holders (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same request as the First Lien Agent to the extent any such request is made by the First Lien Agent in its discretion under Section 5.10(b) of the First Lien Credit Agreement) under Section 10.10(c) or to the extent such agreement is delivered pursuant to or such actions are required under the terms of the First Lien Credit Agreement.
(c)At the request of the Required Holders, promptly (and in any event within forty-five (45) days after such request or such longer period as may be agreed to in writing by the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(c) of the First Lien Credit Agreement)), so long as the applicable jurisdiction of the Material Foreign Subsidiary is reasonably acceptable to the Required Holders (it being understood that Canada, the United Kingdom, the Netherlands, Germany, Luxembourg, Australia and Mexico are acceptable), (i) deliver pledge agreements with respect to the Equity Interests of any Material Foreign Subsidiary in accordance with applicable local or foreign law to grant a valid, perfected security interest in any such Equity Interests as collateral for the Notes Obligations, which will have substantially similar terms to the Security Agreement with appropriate changes to be agreed by the Issuer and the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(c) of the First Lien Credit Agreement) to reflect foreign law requirements and the nature of the relevant property, (ii) deliver notices and security agreements in accordance with applicable local or foreign law to grant a valid, perfected security interest in any cash and Cash Equivalents of the Note Parties held in foreign accounts, which will have substantially similar terms to the related New York law governed Security Documents with appropriate changes to be agreed by the Issuer and the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(c) of the First Lien Credit Agreement) to reflect foreign law requirements and the nature of the relevant property and (iii) cause such Material Foreign Subsidiary (A) to execute a supplemental indenture in the form attached as Exhibit A to cause such Subsidiary to become a Guarantor, (B) deliver opinions of counsel in form and substance, and from counsel, reasonably satisfactory to the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(c) of the First Lien Credit Agreement), and (C) deliver a security agreement with respect to the assets of such Material Foreign Subsidiary in accordance with applicable local or foreign law to grant a valid, perfected security interest in such assets as collateral for the Notes Obligations, which will have substantially similar terms to the Security Agreement with appropriate changes to be agreed by the

Issuer and the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.10(c) of the First Lien Credit Agreement) to reflect foreign law requirements and the nature of the relevant property; provided, that at any time prior to the Payment in Full (as defined in the Intercreditor Agreement) of the First Lien Obligations, no request shall be made by the Required Holders pursuant to this clause (c) unless a corresponding request has been made by the First Lien Lenders pursuant to Section 5.10(c) of the First Lien Credit Agreement.
(d)Promptly (and in any event within 90 days of the acquisition thereof or as soon as practicable thereafter using commercially reasonable efforts) grant to the Notes Collateral Agent a security interest in and Mortgage on each Real Property owned in fee by such Note Party as is acquired by such Note Party after the Issue Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $2,000,000, as additional security for the Notes Obligations (unless the subject Property is already mortgaged to a third party to the extent permitted by Section 10.21, and the documents governing such third party mortgage prohibits a Mortgage in favor of the Notes Collateral Agent). Such Mortgages shall be granted pursuant to documentation substantially in the form delivered to the First Lien Agent in connection with the First Lien Credit Agreement and shall constitute valid and enforceable perfected second priority Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Notes Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full by each applicable Note Party. Such Note Party shall otherwise take such actions and execute and/or deliver to the Notes Collateral Agent such documents as are necessary or as are reasonably requested by the Notes Collateral Agent or the Required Holders (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same request as the First Lien Agent to the extent any such request is made by the First Lien Agent in its discretion under Section 5.10(d) of the First Lien Credit Agreement) to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (substantially in the form delivered to the First Lien Agent in connection with the First Lien Credit Agreement in respect of such Mortgage) and shall take such actions relating to insurance with respect to such after-acquired Real Property and execute and/or deliver to the Notes Collateral Agent such environmental reports, zoning reports, insurance certificates and other documentation, in each case substantially in the form delivered to the First Lien Agent in connection with the First Lien Credit Agreement. Notwithstanding the foregoing, (i) the amount secured by such Mortgage shall be limited to the Fair Market Value of the applicable fee owned real property (to the extent that such real property is located in a jurisdiction that imposes a mortgage recording tax based on the amount of debt secured by the respective mortgage) and (ii) no action will be required with respect to any fee-owned Real Property located outside the United States. Upon receipt of any required consents, the Note Party will deliver all other deliverables required pursuant to this Section 10.10(d).
(e)Notwithstanding the foregoing provisions of this Section 10.10 (other than Section 10.10(c)) or any other provision in this Indenture or of any other Note Document, (i) none of the Note Parties shall be required to grant a security interest in any Excluded Assets, (ii) none of the Note Parties shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A) (1) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State of the relevant State or such other filing office in which such Note Party is located as determined under Section 9-307 of the Uniform Commercial Code and (2) filings in the United States Patent and Trademark Office and United States Copyright Office with respect to intellectual property as expressly required in the Security Documents, (B) Mortgages in respect of Mortgaged Properties to be filed in the applicable recording office(s) of the counties in which the Mortgaged Property is located (and, if required or customary in the jurisdiction where such Mortgaged Properties are located, fixture filings), (C) Control Agreements and (D) subject to Intercreditor Agreement or any other intercreditor arrangements entered into pursuant to this Indenture, delivery to the Notes Collateral Agent (or its bailee under the Intercreditor Agreement) of all certificates evidencing equity interests required to be delivered in order to perfect the Notes Collateral Agent’s security interest therein, and intercompany notes and other instruments to be held in its possession, in each case as expressly required in the Security Documents.
SECTION 10.11.    Security Interests; Further Assurances.

(a)Subject to the limitations set forth in this Indenture or any other Note Document, promptly upon the reasonable request of the Trustee, the Notes Collateral Agent or the Required Holders (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made the same request as the First Lien Agent to the extent any such request is made by the First Lien Agent in its discretion under Section 5.11(a) of the First Lien Credit Agreement), at the Issuer’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Trustee, the Notes Collateral Agent or the Required Holders reasonably necessary or advisable (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made such a determination to the extent the First Lien Agent has made such a determination in its discretion under Section 5.11(a) of the First Lien Credit Agreement) for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.
(b)Deliver or cause to be delivered to the Trustee and the Notes Collateral Agent from time to time such other documentation, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Trustee, the Notes Collateral Agent and the Required Holders (or, prior to the Payment in Full of the First Lien Obligations, the First Lien Agent in its discretion under Section 5.11(b) of the First Lien Credit Agreement) as the Trustee, the Notes Collateral Agent or the Required Holders shall deem reasonably necessary or advisable (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made such a determination to the extent the First Lien Agent has made such a determination in its discretion under Section 5.11(b) of the First Lien Credit Agreement) and take any such other actions as are necessary to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents, subject to the terms, conditions and limitations of this Indenture and the Security Documents.
(c)Upon the exercise by the Trustee, the Notes Collateral Agent or any Holder of any power, right, privilege or remedy pursuant to any Note Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Trustee, the Notes Collateral Agent or such Holder may reasonably require.
(d)If the Trustee, the Notes Collateral Agent or the Required Holders reasonably determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Issuer shall provide to the Trustee appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.
(e)In furtherance of the foregoing in this Section 10.11 and Section 10.10, but without limiting the Note Parties’ obligations hereunder, to the maximum extent permitted by applicable Legal Requirements, each Note Party (A) authorizes each of the Notes Collateral Agent and/or the Trustee to, (x) if any of the Note Parties shall be in non-compliance with Section 10.11 or Section 10.12 or of any provision of any of the Security Agreement or if any Default or Event of Default has occurred and is then continuing, execute any such documentation, consents, authorizations, approvals, Orders, applications, certifications, instruments and other documents and papers in such Note Party’s name to the extent necessary to satisfy such Note Party’s obligations under Section 10.11 or 10.12 herein or under any Security Document, and (y) to file such agreements, instruments or other documents in any appropriate filing office, and (B) authorizes each of the Notes Collateral Agent and/or the Trustee to file any financing statement (and/or equivalent foreign registration) required hereunder or under any other Note Document, and any continuation statement or amendment (and/or equivalent foreign registration) with respect thereto, in any appropriate filing office without the signature of such Note Party.
SECTION 10.12.    Information Regarding Collateral. Each Note Party will, and will cause each of its Subsidiaries to:

(a)Not effect any change (i) in any Note Party’s legal name, (ii) in the location of any Note Party’s chief executive office (if such Note Party is not a registered organization), (iii) in any Note Party’s organizational type, (iv) in any Note Party’s federal taxpayer identification number or organizational identification number, if any (except as may be required by applicable Legal Requirements, in which case, the Issuer shall promptly notify the Trustee of such change), or (v) in any Note Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless (A) it gives the Notes Collateral Agent and the Trustee not less than thirty (30) days’ prior written notice of such change, clearly describing such change and providing such other information in connection therewith as the Required Holders, the Notes Collateral Agent or the Trustee may reasonably request (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have requested the same information that the First Lien Agent has requested in its discretion under Section 5.12(a) of the First Lien Credit Agreement) and (B) it takes all action necessary or reasonably requested by the Required Holders or the Notes Collateral Agent (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have made such a determination to the extent the First Lien Agent has made such a determination in its discretion under Section 5.12(a) of the First Lien Credit Agreement) to maintain the validity, enforceability, perfection and priority of the security interest of the Notes Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, subject to the terms, conditions and limitations of this Indenture and the Security Documents. Each Note Party shall promptly provide the Notes Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Note Party shall promptly notify the Notes Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property.
(b)Concurrently with the delivery of financial statements pursuant to Section 10.01(a)(i), deliver to the Trustee and the Notes Collateral Agent a Perfection Certificate Supplement accompanied by a comparison of such Perfection Certificate Supplement to the most recent previously delivered Perfection Certificate or Perfection Certificate Supplement.
(c)Concurrently with the delivery of financial statements pursuant to Section 10.01(a)(i), deliver to the Trustee and the Notes Collateral Agent (i) a true and correct organization chart showing the ownership structure of the Issuer and its Subsidiaries as of the date of such delivery; and (ii) a certification dated as of such delivery date that the Issuer has no Subsidiaries other than those Subsidiaries listed on such certification, which list shall identify (w) the direct owner(s) of each such owner(s) and their percentage ownership interest therein, (x) the jurisdiction of organization of such Subsidiary, (y) if such Subsidiary is a Note Party or a non-Note Party, and (z) if such Subsidiary is a non-Note Party, the basis on which the Issuer has determined that such Person is an Excluded Subsidiary or otherwise not required to become a Guarantor pursuant to this Indenture.
SECTION 10.13.    Payment of Principal, Premium, if any, and Interest.
(a)    The Issuer covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of (and premium (including the Applicable Premium), if any) and interest on the Notes in accordance with the terms of the Notes and this Indenture.
(b)    Immediately upon the occurrence of any Event of Default under Section 5.01(1), (2), (7) or (8) the Issuer shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on all principal and premium (including the Applicable Premium), if any, and (to the extent lawful) interest on the Notes, after as well as before judgment, in cash at a rate per annum equal to the rate which is 2.0% per annum in excess of the rate of interest then borne by the Notes (the “Default Rate”).
    (c)    All payments by or on account of any obligation of any Note Party under any Note Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any Note Party or any other applicable withholding agent shall be required by applicable requirements of law to deduct any Taxes in respect of any such payment (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Note Party shall be increased as necessary so that after all required deductions have been made by any applicable withholding agent (including deductions applicable to additional sums payable under this Section 10.13(c)), the Person treated as the beneficial owner of such payment for purposes of the applicable Tax (the “Beneficial Tax Owner”) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable requirements of law and (iv) within thirty (30) days after any such payment is made by any Note Party, the Issuer shall deliver to each applicable Holder an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to such Holder.
    (d)    Without duplication of other amounts payable by the Issuer under this Section, the Issuer shall timely pay any Other Taxes. Within thirty (30) days after the date of any payment of Other Taxes by any Note Party, the Issuer shall furnish to each affected Holder the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to such Holder.
    (e)    The Note Parties, jointly and severally, shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor, each affected Holder for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under Sections 10.13(c) or (d)) paid or payable by such affected Holder or any of its Beneficial Tax Owners in relation to or arising under any Note Documents or any payments thereunder and any expenses or other liabilities arising therefrom or with respect thereto (including by reason of any delay in payment thereof), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted. A certificate of an affected Holder claiming any compensation under this Section 10.13(e), setting forth the amounts to be paid thereunder and delivered to the Issuer, shall be conclusive, binding and final for all purposes, absent manifest error.
    (f)    Each Holder, prior to the Issue Date and, from time to time thereafter upon the reasonable request of the Issuer, shall provide the Issuer with (i) two executed originals of an applicable IRS Form W-9 or IRS Form W-8 together with all required attachments establishing any available exemption from or reduction in U.S. federal withholding tax to which such Holder is entitled, (ii) such other documentation as prescribed by applicable law or reasonably requested by the Issuer as will enable the Issuer to determine whether or not such Holder is subject to withholding or information reporting requirements, and (iii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax; provided that no Holder shall be required to provide any documentation under this Section 10.13(f) that such Holder is not legally eligible to provide.
    (g)    If any Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.13 (including by the payment of additional amounts pursuant to this Section 10.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Holder, shall repay to such Holder the amount paid over pursuant to this Section 10.13(g)(plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Holder is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.13(g), in no event will the Holder be required to pay any amount to an indemnifying party pursuant to this Section 10.13(g) the payment of which would place the Holder in a less favorable net after-Tax position than the Holder would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.13(g) shall not be construed to require any Holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
    (h)    The obligations of the Note Parties under this Section 10.13 shall survive any transfer or assignment of any of the Notes and any repayment, retirement or redemption of any of the Notes.

SECTION 10.14.    Maintenance of Office or Agency. The Issuer will maintain an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Corporate Trust Office of the Trustee shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands; provided that no office of the Trustee is an office or agency for service of legal process on the Issuer or any Guarantor.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.
SECTION 10.15    Fiscal Year. Each Note Party will, and will cause each of its Subsidiaries to, maintain its fiscal year-end to the date of September 30. No Note Party will, nor will it cause or permit any Subsidiaries to, change its fiscal year-end to a date other than September 30 or make any material change in its accounting treatment and financial reporting policies except as required by GAAP.
SECTION 10.16.    Sanctions; Anti-Money Laundering; Anti-Corruption Compliance; Anti-Terrorism Law.
(a)Each Note Party will, and will cause each of its Subsidiaries to, not directly or indirectly use the proceeds of the Notes (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any manner that would result in the violation of any Anti-Corruption Laws or Sanctions applicable to any party hereto (and the Note Parties shall deliver to any Holder confirmation requested from time to time by such Holder in its reasonable discretion of the Note Parties’ compliance with this Section 10.16).
(b)Each Note Party will, and will cause each of its Subsidiaries to, not cause or permit any of the funds of such Note Party that are used to redeem the Notes to be derived from any unlawful activity.
(c)Each Note Party will, and will cause each of its Subsidiaries to, (i) comply, and ensure that its directors, officers, employees, agents and Affiliates comply, with the Anti-Corruption Laws; and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Note Parties and their respective directors, officers, employees, agents and Affiliates with Anti-Corruption Laws.
(d)No Note Party will, nor will it cause or permit any Subsidiaries to, violate any applicable Anti-Terrorism Law, Sanctions or Anti-Corruption Law (and the Note Parties will deliver to the Trustee any certification or other evidence requested from time to time by the any Holder in its reasonable discretion, confirming the Issuer’s and its Subsidiaries’ compliance with this Section 10.16).
(e)No Note Party will, nor will it cause or permit any Subsidiaries to, directly or indirectly, cause or permit any of the funds of such Issuer or Subsidiary that are used to make any payment on the Notes to be derived from any unlawful activity.
(f)No Note Party will, nor will it cause or permit any Subsidiaries to, directly or indirectly, cause, permit, or authorize any part of the proceeds or other transaction contemplated by this Indenture to be used, contributed, or otherwise made available to fund any trade, business, or other activity of or with any Sanctioned Person, or in any Sanctioned Country, or in any other manner that could reasonably be expected to result in any party to this Indenture (including any Person participating in the Transactions, whether as underwriter, agent, advisor, investor, or otherwise) or any Holder being in breach of any Sanctions or becoming a Sanctioned Person.
(g)No Note Party will, nor will it cause or permit any Subsidiaries to, use, directly or indirectly, any part of the proceeds of the Notes (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or (ii) for any unlawful activity.
(h)No Note Party will, nor will it cause or permit any Subsidiaries to, cause or permit (a) any of the funds or properties of the Issuer and its Subsidiaries that are used to make payment on the Notes to constitute property of, or be beneficially owned directly or indirectly by, any Sanctioned Person, with the result that the investment in the Note Parties (whether directly or indirectly) is prohibited by applicable requirements of law, or the Notes would be in violation of applicable requirements of law, or (b) any Sanctioned Person to have any direct or indirect interest, of any nature whatsoever in the Note Parties, with the result that the investment in the Note Parties (whether directly or indirectly) is prohibited by applicable requirements of Law or the Notes are in violation of applicable requirements of law.
SECTION 10.17.    Business.
(a)Each Note Party will, and will cause each of its Subsidiaries to, not engage in any material line of business substantially different from those lines of business conducted by any Note Party on the Issue Date or any business reasonably related, similar, corollary, ancillary, complementary or incidental thereto or reasonable extensions thereof.
(b)The Issuer shall not engage in any business activities or have any Properties or liabilities, other than (i) its ownership of the Equity Interests of the Issuer and business activities related thereto, (ii) obligations under the Note Documents and the First Lien Loan Documents and (iii) sales of Equity Interests to the extent not prohibited by this Indenture.
(c)No Note Party will, nor will it cause or permit any Subsidiaries to, engage (directly or indirectly) in any businesses other than those businesses in which Issuer and its Subsidiaries are engaged on the Issue Date (or which are similar, corollary, ancillary, complementary, incidental or related business or reasonable extensions thereof).
SECTION 10.18.    Post-Closing Covenant. Notwithstanding anything to the contrary contained in this Indenture or any other Note Document, the parties hereto acknowledge and agree that the Issuer agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described in this Section 10.18 reasonably promptly following the Issue Date, and in any event within the time periods set forth below:
(a)    No later than the date that is sixty (60) days after the Issue Date, the Issuer shall deliver, or cause to be delivered, to the Notes Collateral Agent (or as soon as practicable thereafter using commercially reasonable efforts), the customary liability insurance and property insurance endorsements naming the Notes Collateral Agent, on behalf of the Secured Parties, as additional insured or lenders’ loss payable, as applicable, thereunder to the extent required by, and satisfying the requirements set forth in, Section 10.04(b).
(b)    No later than the date that is sixty (60) days after the Issue Date (or as soon as practicable thereafter using commercially reasonable efforts), the Issuer shall use commercially reasonable efforts to enter into Control Agreements for the benefit of the Notes Collateral Agent with respect to the Deposit Accounts set forth in Schedule 4 of the Security Agreement in form and substance reasonably satisfactory to the Notes Collateral Agent.
(c)    No later than the date that is one hundred and twenty (120) days after the Issue Date (or as soon as practicable thereafter using commercially reasonable efforts), the Issuer shall deliver, or cause to be delivered, to the Notes Collateral Agent, mortgages for the Mortgaged Properties set forth in Schedule II.D.5. of the Perfection Certificate dated as of the Issue Date, executed and notarized, and in form suitable for filing or recording in the county where such property is located, together with each of the items set forth in Section 10.10(d) (including a Title Policy, Survey and local counsel opinion (substantially in the form delivered to the First Lien Agent in connection with the First Lien Credit Agreement)). Within the time period described in the preceding sentence, the Issuer shall provide evidence that all filing, recording fees, and taxes (if any) have been paid or otherwise provided for and that such mortgages have been submitted for recording in such filing or recording office.
SECTION 10.19.    Money for Notes Payments to Be Held in Trust.
(a)If the Issuer shall at any time act as its own Paying Agent, it will, on or before each due date of the principal of (or premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium (including the Applicable Premium), if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee in writing of its action or failure so to act.
(b)Whenever the Issuer shall have one or more Paying Agents for the Notes, it will, on or before 11:00 a.m., New York City time, on each due date of the principal of (or premium, if any) or interest on any Notes in accordance with Section 10.13, deposit with a Paying Agent a sum sufficient to pay the principal (and premium (including the Applicable Premium), if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Issuer will promptly notify the Trustee in writing of such action or any failure so to act.
(c)Each Paying Agent agrees:
(1)that it will hold all sums received by it as Paying Agent for the payment of the principal of or interest on any Notes in trust for the benefit of the Holders or of the Trustee;
(2)that it will give the Trustee notice of any failure by the Issuer to make any payment of the principal of or interest on any Notes and any other payments to be made by or on behalf of the Issuer under this Indenture or the Notes when the same shall be due and payable; and
(3)that it will pay any such sums so held in trust by it to the Trustee forthwith upon the Trustee’s written request at any time during the continuance of the failure referred to in clause (2) above.
(d)Upon any Event of Default under Section 5.01(7) or Section 5.01(8), the Trustee shall automatically be the Paying Agent.
(e)The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer’s Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.
(f)Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of (or premium, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on Issuer’s Request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 10.20.    Limitation on Indebtedness. No Note Party will, nor will it cause or permit any Subsidiaries to, incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
(a)First Lien Obligations of the Issuer and the Guarantors under the First Lien Credit Agreement and which are secured by the Collateral on a pari passu or senior basis to the Liens on the Collateral securing the First Lien Credit Agreement; provided that the aggregate principal amount of such First Lien Obligations shall not exceed the sum of (A) the sum of (1) $314,560,841.71 and (2) $17,250,000, plus (B) amounts in respect of interest, fees, costs and premium (if any), in each case accruing in respect of or attributable to, but only accruing in respect of or attributable to, the aggregate principal amount of the First Lien Obligations at any one time not to exceed the amount referred to in clause (A) above, in each case that have been paid in-kind or capitalized after the Issue Date plus (C) obligations owing by any Loan Party (as defined in the Intercreditor Agreement) to any Lender Counterparty (as defined in the Intercreditor Agreement) in respect of Hedge Agreements and Secured Cash Management Agreements (each as defined in the Intercreditor Agreement);
(b)Indebtedness outstanding on the Issue Date and listed on Schedule 10.20(b);
(c)Indebtedness constituting Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; provided that if such Hedging Obligations arise under Hedging Agreements that are designed to protect against fluctuations in interest rates (i) such Hedging Obligations relate to Indebtedness for borrowed money otherwise permitted to be incurred by the Note Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
(d)Indebtedness resulting from Investments, including loans or advances, permitted by Section 10.23;
(e)Indebtedness of the Issuer and its Subsidiaries in respect of Purchase Money Obligations, Capital Lease Obligations and Synthetic Lease Obligations in an amount not to exceed, in the aggregate, at any time outstanding, $23,000,000; provided that during the Amendment Relief Period no more than $2,300,000 of aggregate Indebtedness shall be permitted to be incurred under this Section 10.20(e);
(f)Indebtedness of the Issuer and its Subsidiaries in respect of (x) workers’ compensation claims and self-insurance obligations (in each case other than for or constituting an obligation for money borrowed), including guarantees or obligations of any Company with respect to letters of credit supporting such workers’ compensation claims and/or self-insurance obligations and (y) bankers’ acceptances and bid, performance, surety bonds or similar instruments issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to bankers’ acceptances and bid, performance or surety obligations (in each case other than for or constituting an obligation for money borrowed);
(g)Contingent Obligations of the Issuer and its Subsidiaries in respect of Indebtedness otherwise permitted under this Section 10.20 (other than under Section 10.20(j));
(h)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so such Indebtedness is extinguished within five (5) Business Days;
(i)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(j)(i) Indebtedness of Subsidiaries that are not Note Parties (but only to the extent non-recourse to the Note Parties) in an aggregate principal amount at any time outstanding, together with Indebtedness of Subsidiaries that are not Note Parties outstanding pursuant to Section 10.20(o), not to exceed $5,750,000; provided that no Indebtedness shall be permitted to be incurred under this Section 10.20(j) during the Amendment Relief Period; and (ii) guarantees by Subsidiaries that are not Note Parties of Indebtedness permitted under the preceding clause (i);

(k)Indebtedness which represents a refinancing, refunding, extension or renewal of any of the Indebtedness described in clause (b), (e), (l), (o), (w) or (x) of this Section 10.20 (any such refinancing, refunding, extension or renewal, a “Permitted Refinancing”); provided that (A) any such refinancing, refunded, extended or renewed Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being refinanced, refunded, extended or renewed, plus the amount of any accrued or capitalized interest, premiums required to be paid thereon and reasonable fees and expenses associated therewith, plus the amount of any existing commitments unutilized thereunder, (B) such refinancing, refunded, extended or renewed Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (C) the covenants, events of default, subordination (including lien subordination) and other terms and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to the debtholders in respect thereof than those contained in the Indebtedness being refinanced, refunded, extended or renewed, (D) such refinanced, refunded, extended or renewed Indebtedness shall not be secured by any additional assets that do not secure such Indebtedness immediately prior to such refinancing, refunding, extension or renewal (and if so secured, such liens shall be of the same or lower priority as the liens securing such refinanced, refunded, extended or renewed Indebtedness), (E) if such Indebtedness being refinanced, refunded, extended or renewed is guaranteed, it shall not be guaranteed by any Person other than a Note Party, (F) such refinanced, refunded, extended or renewed Indebtedness is incurred by the Person or Persons who are the obligors on the Indebtedness immediately prior to such refinancing, refunding, extension or renewal, (G) if such Indebtedness being refinanced, refunded, extended or renewed is subordinated relative to the Notes Obligations, such Permitted Refinancing shall be at least as subordinated to the Notes Obligations as such Indebtedness being refinanced, refunded, extended or renewed, (H) no Default or Event of Default has occurred or is continuing or would immediately thereafter result therefrom and (I) during the Amendment Relief Period, no Permitted Refinancing shall be permitted to be incurred unless within 180 days of the maturity of the Indebtedness being refinanced, refunded, extended or renewed;
(l)intercompany Indebtedness owing (i) by and among the Note Parties, (ii) by Subsidiaries that are not Note Parties to Subsidiaries that are not Note Parties, (iii) by Subsidiaries that are not Note Parties to Note Parties; provided that outstanding Indebtedness under this clause (l)(iii) (together with Investments in Subsidiaries that are not Note Parties outstanding pursuant to Section 10.23(e)(iv) or Section 10.23(k)(C)) shall not exceed $8,625,000 at any time, and (iv) by Note Parties to Subsidiaries that are not Note Parties, provided that Indebtedness under this clause (l)(iv) shall be subordinated to the Notes Obligations pursuant to subordination terms reasonably acceptable to the Required Holders;
(m)Indebtedness arising as a direct result of judgments against the Issuer or any of its Subsidiaries, in each case to the extent not constituting an Event of Default;
(n)unsecured Indebtedness representing any Taxes to the extent such Taxes are permitted to not be paid or discharged at such time in accordance with Section 10.05 herein;
(o)Indebtedness assumed in a Permitted Acquisition that is not made during the Amendment Relief Period; provided that (i) no Default or Event of Default has occurred and is continuing as of the date the definitive agreement for such Permitted Acquisition is executed and (ii) such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition; provided, further, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (o) by Subsidiaries that are not Note Parties (together with Indebtedness of Subsidiaries that are not Note Parties incurred pursuant to Section 10.20(j)) shall not exceed $5,750,000 at any time outstanding;
(p)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(q)the Permitted Convertible Indebtedness issued on September 27, 2021 in an amount not to exceed $140,000,000;

(r)(A) unsecured non-cash Indebtedness of the Issuer or any of its Subsidiaries owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) in connection with the repurchase of Equity Interests of the Issuer issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) not to exceed, at any time outstanding, $2,300,000 or (B) other deferred compensation to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in the ordinary course of business or in connection with Permitted Acquisitions or other Investments permitted hereunder;
(s)Indebtedness incurred by the Issuer or any of its Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the Disposition of any business, assets or Subsidiary;
(t)Indebtedness in respect of netting services, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
(u)obligations in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by Issuer or any of its Subsidiaries, in each case in the ordinary course of business;
(v)conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;
(w)unsecured Indebtedness in an aggregate outstanding principal amount not to exceed $23,000,000 at any time; provided that (i) no Default or Event of Default shall have occurred and be continuing or shall immediately occur upon the incurrence of such Indebtedness and (ii) no Indebtedness shall be permitted to be incurred under this Section 10.20(w) during the Amendment Relief Period; provided, further, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (w) by Subsidiaries that are not Note Parties shall not exceed $5,750,000 at any time outstanding;
(x)additional Indebtedness of the Issuer and the Subsidiaries; provided that (i) immediately after giving effect to any incurrence of Indebtedness under this clause (x), the sum of the aggregate principal amount of Indebtedness at any time outstanding under this clause (x) shall not exceed $17,250,000 at any time outstanding, (ii) the aggregate principal amount of Indebtedness incurred pursuant to this clause (x) by Subsidiaries that are not Note Parties shall not exceed $5,750,000 at any time outstanding; provided that during the Amendment Relief Period no more than $2,300,000 of aggregate principal amount of Indebtedness shall be permitted to be incurred under this Section 10.20(x)(ii), (iii) during the Amendment Relief Period, such Indebtedness under this clause (x) shall not be permitted to be incurred to finance, or in connection with, any Permitted Acquisition or other Investment and (iv) if such Indebtedness is secured (other than Indebtedness of non-Note Parties permitted under Section 10.20(x)(ii), which Indebtedness may be secured by assets of such non-Note Parties with a fair market value not in excess of the amount of such Indebtedness), it shall only be secured by a Lien on the Collateral that is junior to the Lien securing the Notes Obligations and shall be subject to intercreditor arrangements in form and substance satisfactory to the Required Holders;
(y)Indebtedness of the Issuer and its Subsidiaries in respect of letters of credit in an aggregate face amount not to exceed $5,750,000 at any time outstanding;
(z)Swap Obligations of the Issuer or any of its Subsidiaries under Swap Agreements to the extent entered into in order to manage interest rate, foreign currency exchange rate and commodity pricing risks and not for speculative purposes; and
(aa)the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Notes issued on the Issue Date, any PIK Notes issued from time to time to pay PIK Interest in accordance with the terms of this Indenture and any increase in the principal amount of the Notes from time to time to pay PIK Interest in accordance with the terms of this Indenture and any Guarantees with respect to the foregoing;
Notwithstanding (i) the foregoing, the aggregate principal amount of Indebtedness of all Foreign Subsidiaries and all Companies that are not Note Parties shall not exceed $17,250,000 at any time outstanding and (ii) anything to the contrary in this Indenture, in no event shall this Section 10.20 or Section 10.25 permit any factoring, receivables, securitization or similar facilities.
SECTION 10.21.    Liens. No Note Party will, nor will it cause or permit any Subsidiaries to, create, incur, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
(a)Liens for Taxes, assessments or governmental charges or levies not yet due and payable and Liens for Taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property subject to any such Lien;
(b)Liens in respect of Property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which do not individually or in the aggregate materially impair the use, occupancy or value of the Property of the Companies, and are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property subject to any such Lien;
(c)any Lien in existence on the Issue Date and set forth on Schedule 10.21(c) (any such Lien, an “Existing Lien”) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by clause (A) of the proviso to Section 10.20(k), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Issue Date plus any capitalized interest, fees and expenses thereon, (ii) does not encumber any Property other than the Property subject thereto on the Issue Date and any proceeds and products thereof and (iii) is of the same or lower priority than such Existing Lien;
(d)easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case that do not or would not materially interfere with the present conduct, occupancy or value of the Companies at such Real Property;
(e)Liens to the extent (i) arising out of judgments, attachments or awards not constituting an Event of Default at the time such Liens are created and (ii) constituting the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any Legal proceeding;
(f)Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, or letters of credit or guarantees issued in respect thereof, (i) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations or letters of credit or guarantees issued in respect thereof (in each case, exclusive of obligations for the payment of Indebtedness) or (i) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to subclauses (i), (ii) and (i) of this clause (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or Orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the Property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any Property other than cash and Cash Equivalents;
(g)licenses or Leases of the Properties (other than Intellectual Property) of any Company, and the rights of ordinary-course lessees described in Section 9-321 of the UCC, in each case entered into in the ordinary course of such Company’s business so long as such licenses or Leases and rights do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;
(h)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;
(i)Liens securing Indebtedness incurred pursuant to Section 10.20(e) (or pursuant to Section 10.20(k) to the extent relating to a refinancing or renewal of Indebtedness incurred pursuant to Section 10.20 (e)); provided that (i) any such Liens attach only to the Property (including proceeds thereof) being financed pursuant to such Indebtedness and (ii) do not encumber any other Property of any Company;
(j)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including to secure amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(k)Liens on Property (and the proceeds thereof) of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Company to the extent such acquisition, merger or consolidation is permitted hereunder; provided that such Liens (i) do not extend to additional Property, (ii) the amount of Indebtedness secured thereby is not increased and (iii) the Indebtedness secured thereby is permitted to be assumed under Section 10.20(o) and not increased;
(l)Liens created pursuant to any Note Document;
(m)non-exclusive licenses and sublicenses of Intellectual Property granted by any Company in the ordinary course of business that, individually or in the aggregate, do not (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the Intellectual Property subject thereto;
(n)the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
(o)Liens of a collecting bank arising in the ordinary course of business under Section 4-208 or Section 4-210 of the UCC covering only the items being collected upon;
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(q)Liens on assets constituting Collateral securing Indebtedness of the Issuer and its Subsidiaries in an aggregate amount not to exceed, at any one time outstanding, $17,250,000; provided that if such Indebtedness is for borrowed money, it shall be secured by a Lien on the Collateral that ranks junior in lien priority to the Lien securing the Notes Obligations and shall be subject at all times to intercreditor arrangements in form and substance satisfactory to the Required Holders;
(r)Liens in favor of a seller solely on any cash earnest money deposits made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition that is not made during the Amendment Relief Period;
(s)Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums for such insurance policies pursuant to Section 10.20(p);
(t)the modification, replacement, renewal or extension of any Lien permitted hereunder to secure Indebtedness that is permitted to be refinanced, refunded, extended or renewed pursuant to Section 10.20(k); provided that (i) the Lien does not extend to any property other than the property (and proceeds thereof) securing such Indebtedness being so refinanced; (ii) the Liens are of the same or lower priority than such modified, replaced, renewed or extended Lien; and (iii) the renewal, refunding, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 10.20;
(u)Liens on property of a non-Note Party not constituting Collateral and securing Indebtedness of such non-Note Party permitted to be incurred by Section 10.20(j);
(v)Liens on cash collateral not to exceed 105% of the face amount of letters of credit permitted under Section 10.20(y);
(w)Liens on property of the Issuer, Envigo RMS, LLC and Envigo Global Services, Inc. in favor of the United States Department of Justice securing the deferred payments of the 2024 Settlement; provided, that such Liens shall rank junior in lien priority to the Liens securing the Notes Obligations and shall not include any property that does not constitute Collateral; and
(x)Liens on Collateral securing Indebtedness expressly permitted under Section 10.20(a) so long as such Liens are subject to the Intercreditor Agreement.
SECTION 10.22.    Sale and Leaseback Transactions. No Note Party will, nor will it cause or permit any Subsidiaries to, other than as permitted by Section 10.20(e) or Section 10.25, sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property (a “Sale and Leaseback Transaction”).
SECTION 10.23.    Investments, Loans and Advances. No Note Party will, nor will it cause or permit any Subsidiaries to, directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
(a)Investments outstanding on the Issue Date and identified on Schedule 10.23(a);
(b)the Companies may (i) acquire, hold and Dispose of accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms (excluding, in all events, the Disposition of accounts receivable pursuant to any factoring or receivables securitization agreement or arrangement), (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
(c)Hedging Obligations permitted pursuant to Section 10.20(c);

(d)loans and advances to directors, employees and officers of the Issuer and its Subsidiaries for bona fide business purposes (including travel and relocation), in aggregate amount not to exceed $1,725,000 at any time outstanding; provided that no loans in violation of the Sarbanes-Oxley Act (including Section 402 thereof) shall be permitted hereunder;
(e)Investments (i) by any Note Party in any other Note Party; provided that, in each case, such Investments shall be pledged as Collateral pursuant to and to the extent required by the Security Documents, (ii) by a Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary, (iii) constituting loans or advances by any Non-Guarantor Subsidiary to the Issuer or any Subsidiary Guarantor; provided that such Investment shall be unsecured and subordinated to the Notes Obligations, and (iv) by the Issuer or any Note Party in any Non-Guarantor Subsidiary; provided that (x) the aggregate amount of such investments pursuant to this clause (e)(iv) (together with intercompany Indebtedness outstanding under Section 10.20(l)(iii) and Investments in Subsidiaries that are not Note Parties outstanding pursuant to Section 10.23(k)) shall not exceed $8,625,000 at any time, and (y) any Investment in the form of a loan or advance shall be evidenced by a note in form and substance reasonably satisfactory to the Required Holders, in each case pledged by such Note Party as Collateral pursuant to the Security Documents;
(f)Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received (A) in settlement of bona fide disputes or delinquent obligations or (B) pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy, insolvency or other restructuring of such trade creditors or customers;
(g)non-cash Investments to the extent arising solely from mergers, consolidations and other transactions in compliance with Section 8.01;
(h)Investments made by the Issuer or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 10.25;
(i)to the extent constituting Investments, Dividends in compliance with Section 10.26 (with a commensurate dollar-for-dollar reduction of their ability to make additional distributions under such Section) and Indebtedness in compliance with Section 10.20 (other than Section 10.20(l) (with a commensurate dollar-for-dollar reduction of their ability to incur additional Indebtedness under such Section));
(j)Investments of any Person that becomes a Subsidiary on or after the Issue Date; provided that (i) such Investments exist at the time such Person is acquired, (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the Person that becomes a Subsidiary;
(k)Guarantees by (A) the Issuer or any Subsidiary of Indebtedness of any Note Party to the extent such Indebtedness is otherwise permitted under Section 10.20 or of any other obligation not constituting Indebtedness, (B) a Non-Guarantor Subsidiary of any Indebtedness of a Non-Guarantor Subsidiary to the extent such Indebtedness is otherwise permitted under Section 10.20 or of any other obligation not constituting Indebtedness or (C) a Note Party of any Indebtedness of a Non-Guarantor Subsidiary to the extent such Indebtedness is otherwise permitted under Section 10.20 or of any other obligation not constituting Indebtedness; provided, that (x) the aggregate amount of all Guarantees under this clause (k)(C) shall not (together with intercompany Indebtedness outstanding under Section 10.20(l)(iii) and Investments in Subsidiaries that are not Note Parties outstanding pursuant to Section 10.23(e)) exceed $8,625,000 at any time, and (y) no Default or Event of Default has occurred and is continuing at the time such Guarantee is entered into or would result therefrom;
(l)[reserved];
(m)the Issuer’s ownership of the Equity Interests of each of its Subsidiaries and the ownership by each Subsidiary of the Issuer of the Equity Interests of each of its Subsidiaries;

(n)non-cash Investments to the extent arising solely from a subsequent increase in the value (excluding any value for which any additional consideration of any kind whatsoever has been paid or otherwise transferred, directly or indirectly, by, or on behalf of the Issuer or any of its Subsidiaries) of an Investment otherwise permitted hereunder and made prior to such subsequent increase in value;
(o)Investments to the extent constituting the reinvestment of the Net Cash Proceeds arising from any Asset Sales or Casualty Events to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets or assets that are otherwise useful in the business of the Companies (provided that, such Investment shall not be permitted to the extent such Net Cash Proceeds shall be required to be applied to make prepayments, purchases or redemptions in accordance with Section 10.25);
(p)to the extent constituting Investments, (i) purchases and other acquisitions of inventory, materials and equipment and intangible Property in the ordinary course of business, (ii) Capital Expenditures, (iii) leases or licenses of real or personal Property in the ordinary course of business and in accordance with the applicable Security Documents so long as such leases or licenses do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of any Company or (y) materially impair the use (or its intended purposes) or the value of the Property subject thereto and (iv) Permitted Acquisitions; provided that no Permitted Acquisitions shall be permitted to be made during the Amendment Relief Period;
(q)other Investments in an aggregate amount not to exceed the Cumulative Amount; provided that (i) no Default or Event of Default has occurred and is continuing at the time of such Investment or would result therefrom and (ii) immediately after giving effect to such Investment, on a Pro Forma Basis, (A) [reserved], (B) the maximum Secured Leverage Ratio for the most recent Test Period shall not be greater than 3.00:1.00 and (C) during the Amendment Relief Period, the minimum Fixed Charge Coverage Ratio for the most recent Test Period shall not be less than 1.10:1.00;
(r)other Investments in an aggregate amount not to exceed $17,250,000 at any time outstanding; provided that (i) any such Investment made pursuant to this clause (r) that constitutes a transaction described in clause (a), (b) or (c) of the definition of “Permitted Acquisition” shall be required to comply with each of the conditions set forth in the definition thereof, (ii) no Default or Event of Default has occurred and is continuing at the time of such Investment or would result therefrom, and (iii) during the Amendment Relief Period, (A) no Investment made pursuant to this clause (r) may be an acquisition or similar Investment and (B) no Investment made pursuant to this clause (r) may be made in any Foreign Subsidiaries or Subsidiaries that are not Note Parties;
(s)to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) that are (i) in the ordinary course of business and consistent with the historical practices of the Companies and (ii) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;
(t)[reserved];
(u)any payments in connection with a Permitted Bond Hedge Transaction.
Notwithstanding the foregoing, (i) the aggregate amount of Investments made in all Foreign Subsidiaries and Subsidiaries that are not Note Parties shall not exceed $11,500,000 at any time outstanding and (ii) no Permitted Acquisitions shall be permitted to be, or shall be, made during the Amendment Relief Period. The amount of any Investment permitted pursuant to Sections 10.23(b), (d), and (e) shall be the initial amount of such Investment less all cash returns of capital, principal and dividends and other cash returns thereof and less all liabilities expressly assumed by another person in connection with the sale of such Investment.
SECTION 10.24.    Mergers and Consolidations. No Note Party will, nor will they cause or permit any Subsidiaries to wind up, liquidate or dissolve its affairs or consummate any transaction of merger or consolidation, except that the following shall be permitted:

(a)Dispositions of Property or Asset Sales in compliance with Section 10.25 (other than clause (f) thereof);
(b)(x) any Company (other than the Issuer) may merge or consolidate with or into or dissolve or liquidate into the Issuer or any Guarantor (as long as the Issuer or a Guarantor is the surviving Person in such merger, consolidation, dissolution or liquidation); provided that the Lien on and security interest in such Property granted or to be granted in favor of the Notes Collateral Agent under the Security Documents shall be maintained or created in accordance with and only to the extent required by the provisions of Sections 10.10 and 10.11, as applicable and (y) any Subsidiary that is not a Guarantor may merge, consolidate, dissolve or liquidate with or into any other Subsidiary that is not a Guarantor;
(c)any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Holder in any material respect;
(d)a merger or consolidation pursuant to, and in accordance with, the definition of “Permitted Acquisition” to the extent necessary to consummate such Permitted Acquisition;
(e)to the extent permitted by, and made in compliance with, Article Eight; and
(f)to the extent necessary to consummate an Investment permitted pursuant to Section 10.23.
Subject to the Specified Guarantor Release Provision, to the extent the requisite Holders under Section 9.02 waive the provisions of this Section 10.24 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.24, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents without any further action or consent of the Trustee, the Notes Collateral Agent or any Holder hereunder, and, so long as the Issuer shall have previously provided to the Notes Collateral Agent and the Trustee such certifications or documents as the Required Holders, the Notes Collateral Agent and/or the Trustee shall reasonably request (and, prior to the Payment in Full of the First Lien Obligations, the Required Holders shall be deemed to have requested the same certifications or documents that the First Lien Agent has requested in its discretion under Section 6.05 of the First Lien Credit Agreement) in order to demonstrate compliance with this Section 10.24, including provision of an Officer’s Certificate and Opinion of Counsel, the Notes Collateral Agent shall take all actions necessary or reasonably requested in order to effect the foregoing.
SECTION 10.25.    Asset Sales; Casualty Events.
(a)No Note Party will, nor will it cause or permit any Subsidiaries to, effect any Disposition of any Property, except that the following shall be permitted:
(i)Dispositions of worn out, obsolete or surplus Property by the Issuer or any of its Subsidiaries in the ordinary course of business and the abandonment, transfer, assignment, cancellation, lapse or other Disposition of immaterial Intellectual Property that is, in the reasonable good faith judgment of the Issuer or such Subsidiary, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Companies;
(ii)other Dispositions of Property; provided that (i) such Dispositions of Property are made for not less than Fair Market Value, (ii) no Default or Event of Default is continuing at the time of such Disposition or would result therefrom, and (iii) at least 75% of the consideration payable in respect of such Disposition of Property shall be in the form of cash or Cash Equivalents;
(iii)leases, subleases, or non-exclusive licenses or sublicenses of real or personal Property (including Intellectual Property or other general intangibles) to third parties in the ordinary course of business and in accordance with the applicable Security Documents;
(iv)Permitted Liens in compliance with Section 10.21;

(v)to the extent constituting a Disposition, the making of Investments in compliance with Section 10.23;
(vi)Dispositions related to mergers, consolidations and other transactions in compliance with Section 10.24;
(vii)Dividends and other transactions in compliance with Section 10.26;
(viii)Dispositions of cash and Cash Equivalents in the ordinary course of business;
(ix)any Disposition of Property that constitutes a Casualty Event;
(x)sales, transfers, leases and other Dispositions (excluding sales of Equity Interests of any Subsidiary) (i) to the Issuer or to any other Note Party and (ii) to any Subsidiary that is not a Note Party from another Subsidiary that is not a Note Party;
(xi)sale, forgiveness, or discount of customer delinquent notes or accounts receivable in the ordinary course of business (excluding, in all events, the Disposition of accounts receivable pursuant to any factoring or receivables securitization agreement or arrangement);
(xii)sale or Disposition of immaterial Equity Interests to qualified directors where required by applicable law or to satisfy other similar requirements of applicable law with respect to the ownership of Equity Interests;
(xiii)any trade-in of equipment or other Property in exchange for other equipment or other replacement Property;
(xiv)the unwinding of any Hedging Agreement permitted hereunder pursuant to its terms;
(xv)surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business and consistent with past practice; and
(xvi)(i) Dispositions of Qualified Stock in connection with settling, in accordance with its terms, any Permitted Convertible Indebtedness incurred in compliance with Section 10.20 and (ii) (A) the unwinding or terminating of any Permitted Warrant Transaction by the Issuer, (B) the unwinding or terminating of any Permitted Bond Hedge Transaction and (C) the payment of (x) cash interest pursuant to Section 10.28(a)(ii) or (y) cash in lieu of fractional shares pursuant to Section 10.28(a)(iii), and in each case of the foregoing clauses (A), (B) and (C), the performance by the Issuer and/or any Subsidiary thereof of such Person’s obligations thereunder.
Notwithstanding anything to the contrary in this Indenture, in no event shall this Section 10.25 or Section 10.20 permit any factoring, receivables, securitization or similar facilities.
(a)Solely following the Payment in Full (as defined in the Intercreditor Agreement) of the First Lien Obligations, not later than thirty (30) days following the receipt by any Company of any Net Cash Proceeds of any Asset Sale or a Casualty Event (the “Net Proceeds Offer Trigger Date”), the Issuer shall apply 100% of such Net Cash Proceeds (x) subject to, and in accordance with, the terms of, the First Lien Credit Agreement, to permanently repay, prepay, redeem or repurchase First Lien Obligations (and, in the case of any such First Lien Obligations that consist of revolving loans, permanently reduce the commitments with respect thereto) or (y) to an offer to purchase Notes in accordance with the procedures set forth below for a Net Proceeds Offer; provided that:
(i)no such prepayment, redemption or repurchase shall be required under this clause (b) to the extent the aggregate Net Cash Proceeds of all Asset Sales and Casualty Events taken together do not result in more than $1,000,000 in any fiscal year (the “Asset Disposition

Threshold”), it being understood that once Net Cash Proceeds in excess of the Asset Disposition Threshold have been received in any fiscal year, then all such Net Cash Proceeds (including amounts not in excess of the Asset Disposition Threshold) received in such fiscal year shall be subject to prepayment, redemption and/or repurchase, as applicable, under this clause (b);
(ii)such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Issuer shall have delivered an Officer’s Certificate to the Trustee on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets used or useful in the business (other than ordinary course current assets and excluding, in any event, any Investments and non-maintenance Capital Expenditures) of the Issuer and the other Note Parties within 365 days following the date of such Casualty Event or Asset Sale (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the Property subject to such Casualty Event or Asset Sale constituted Collateral, then all Property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the second priority perfected Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties; provided, further that, the obligation to deliver the Officer’s Certificate referred to in this clause (ii) shall be satisfied to the extent a copy of the Officer’s Certificate delivered to the First Lien Agent in accordance with Section 2.10(c)(ii) thereof (or any comparable section in replacement of such section) has been delivered to the Trustee; provided, further, that the maximum amount permitted to be reinvested pursuant to this clause (b)(ii) and Section 10.34(a)(i) below shall not exceed $5,000,000 in the aggregate after the Issue Date (with any Net Cash Proceeds in excess of such amount required to be subject to an offer to purchase in accordance with Section 10.25(c) or Section 10.34(b), as applicable); and
(iii)if all or any portion of such Net Cash Proceeds permitted to be reinvested pursuant to clause (ii) above is not reinvested within such 365-day period (or contractually committed to be so reinvested within such 365-day period and actually reinvested within 180 days after such contractual commitment was entered into), such unused portion shall be applied at the expiration of such 365-day period (or such 545-day period, as applicable) as set forth in clause (c) below as if such 365th (or 545th) day were the Net Proceeds Offer Trigger Date.
(g)Subject to the proviso in Section 10.25(b) above, on the applicable Net Proceeds Offer Trigger Date such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted by Section 10.25(b) (each a “Net Proceeds Offer Amount”) shall be applied by the Issuer to make an offer to purchase (the “Net Proceeds Offer”) to all Holders on a date (the “Net Proceeds Offer Payment Date”) not less than thirty (30) nor more than sixty (60) days following the date the notice of such Net Proceeds Offer is delivered to Holders, from all Holders, on a pro rata basis, the maximum amount of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus the Applicable Premium, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.
(h)To the extent Holders properly tender Notes in an amount that is less than the Net Proceeds Offer Amount, the Issuer may use any remaining Net Proceeds Offer Amount for general corporate purposes, subject to other covenants contained in this Indenture. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes will be purchased on a pro rata basis (based on amounts tendered) in an aggregate amount equal to the Net Proceeds Offer Amount (if any).
(i)The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 10.25, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 10.25 by virtue thereof.

(j)Except as set forth in Section 9.02, the provisions of this Section 10.25 may be waived or modified at any time with the written consent of the Required Holders.
(k)Notwithstanding any other provisions of Section 10.25(b), (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale or Casualty Event by a Foreign Subsidiary are prohibited, restricted or delayed from being repatriated to the United States, or such repatriation, prepayment, redemption or repurchase would present a material risk of liability for the applicable Foreign Subsidiary or its directors or officers (or would give rise to a material risk of breach of fiduciary or statutory duties by any director or officer), the Issuer shall not be required to make an offer to purchase Notes at the time provided in Section 10.25(b) with respect to such affected amounts, and instead, such amounts may be retained by the applicable Foreign Subsidiary (the Issuer hereby agreeing to use commercially reasonable efforts to otherwise cause the applicable Foreign Subsidiary following the date on which the respective payment would otherwise have been required, promptly to take all actions reasonably required by the applicable local Law or other impediment to permit such repatriation), and if following the date on which the respective payment would otherwise have been required, such repatriation of any of such Net Cash Proceeds is permitted under the applicable local Law or other impediment (or is otherwise received by the Issuer or a Subsidiary Guarantor), such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than thirty (30) days after such repatriation could be made) applied (whether or not repatriation actually occurs) as provided in Section 10.25(b) and (B) to the extent that the Issuer has determined in good faith that repatriation of any of or all Net Cash Proceeds could reasonably be expected to have an adverse Tax consequence that is not de minimis (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date that is twelve months after the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied as provided in Section 10.25(b), the Issuer shall apply an amount equal to such Net Cash Proceeds as provided in Section 10.25(b) as if such Net Cash Proceeds had been received by the Issuer rather than a Foreign Subsidiary, less the amount of additional Taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated.
SECTION 10.26.    Dividends. No Note Party will, nor will it cause or permit any Subsidiaries to, authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except for the following:
(a)Dividends by any Company (i) that is a Subsidiary of the Issuer to the Issuer or any Subsidiary Guarantor or (ii) that is a Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; provided, that if such Company is a non-wholly owned Subsidiary, any such Dividend is paid to all shareholders on a pro rata basis;
(b)Dividends made solely in common equity or other Qualified Stock; provided, that no Default or Event of Default has occurred and is continuing prior to, or will occur immediately after, such Dividend;
(c)[reserved];
(d)[reserved];
(e)[reserved];
(f)[reserved];
(g)[reserved];
(h)any Company may make additional Dividends in an amount not to exceed the Cumulative Amount; provided that at the time of any such Dividend, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect to such Dividend, on a Pro Forma Basis, (A) [reserved], (B) the maximum Secured Leverage Ratio for the most recent Test Period shall not be greater than 2.50:1.00 and (C) during the Amendment Relief Period, the minimum Fixed Charge Coverage Ratio for the most recent Test Period shall not be less than 1.10:1.00;
(i)[reserved];
(j)other Dividends in an aggregate amount not to exceed $5,750,000; provided that (i) no Default or Event of Default has occurred and is continuing at the time such Dividend is made and (ii) no Dividends shall be permitted under this Section 10.26(j) during the Amendment Relief Period;
(k)solely to the extent such Dividends are in connection with (including, for the avoidance of doubt, the entry into, payment of any premium with respect to, and the settlement of) the Permitted Convertible Indebtedness incurred in compliance with Section 10.20: (i) payments of premium in respect of, and otherwise perform its obligations under (including the unwinding of), a Permitted Bond Hedge Transaction permitted or required in accordance with its terms and (ii) the settlement of any related Permitted Warrant Transaction (x) by delivery of shares of the Issuer’s Qualified Stock in the form of common stock upon settlement thereof or (y) by (A) a permitted set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in the Issuer’s Qualified Stock in the form of common stock upon any early termination thereof; and
(l)(i) any payments in connection with a Permitted Bond Hedge Transaction and (ii) the settlement of any related Permitted Warrant Transaction (A) by delivery of shares of the Issuer’s common stock upon settlement thereof or (B) by (I) set-off against the related Permitted Bond Hedge Transaction or (II) payment of an early termination amount thereof in common stock upon any early termination thereof.
SECTION 10.27.    Transactions with Affiliates. No Note Party will, nor will it cause or permit any Subsidiaries to, enter into, directly or indirectly, any transaction or series of related transactions for the payment of money, sale of goods or provision of services, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Issuer and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:
(a)(i) Dividends permitted by Section 10.26 and (ii) the Transactions, including the payment of fees and expenses related thereto;
(b)Investments permitted under Section 10.23, including loans and advances permitted by Sections 10.23(d) and (e) and any Indebtedness permitted by Section 10.20(l), to the extent such transactions are on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(c)director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case, approved by the Board of Directors of the applicable Company;
(d)transactions between or among (i) Note Parties to the extent otherwise expressly permitted hereunder, (ii) Non-Guarantor Subsidiaries to the extent otherwise expressly permitted hereunder, and (iii) Note Parties and Non-Guarantor Subsidiaries to the extent otherwise expressly permitted hereunder;
(e)[reserved];
(f)[reserved]; and
(g)any other agreement, arrangement or transaction as in effect on the Issue Date and listed on Schedule 10.27(g), and any amendment or modification thereto or restatement thereof, and the performance of obligations thereunder, so long as such amendment or modification or restatement is not materially adverse to the interests of the Holders.
SECTION 10.28.    Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc. No Note Party will, nor will it cause or permit any Subsidiaries to, directly or indirectly:
(a)make or make a binding offer to make any voluntary or optional payment or prepayment on or redemption, retirement, defeasance or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change of control or similar event of, any Junior Indebtedness of the Issuer or any of its Subsidiaries, except:
(i)(A) repayments of loans and advances made by a Non-Guarantor Subsidiary to a Note Party pursuant to Section 10.23(e); provided that, the repayment of such loan or advance shall only be permitted to be made with the proceeds of a Dividend made by such Non-Guarantor Subsidiary to such Note Party and the repayment of such loan or advance shall be made substantially concurrently with the payment of such Dividend or (B) a Permitted Refinancing;
(ii)an aggregate amount not to exceed the Cumulative Amount then available; provided that the Cumulative Amount shall not be available unless (i) no Default or Event of Default has occurred and is continuing and (ii) immediately after giving effect to such Dividend, on a Pro Forma Basis, the Secured Leverage Ratio for the most recent Test Period shall be no greater than 2.50:1.00; and
(iii)in connection with Permitted Convertible Indebtedness incurred in compliance with Section 10.20, (A) the issuance any Qualified Stock of the Issuer upon the repurchase, redemption, conversion, exchange, exercise or settlement of any security (including, for the avoidance of doubt, the conversion or exchange of any Permitted Convertible Indebtedness into such Qualified Stock), (B) the making of (i) interest payments in cash and (ii) cash payments upon conversion for any fractional shares of Qualified Stock in an amount that does not exceed $2,300,000 per calendar year, (C) (1) any payments in connection with a Permitted Bond Hedge Transaction to the extent permitted by Section 10.26(l) and (2) the settlement of any related Permitted Warrant Transaction to the extent permitted by Section 10.26(l) or (b) payment of an early termination amount thereof in the Issuer’s Qualified Stock in the form of common stock upon any early termination thereof and (D) any payments in connection with repurchase, exchange or inducement of the conversion of Permitted Convertible Indebtedness by delivery of shares of Issuer’s Qualified Stock in the form of common stock.
(b)waive, amend, modify, terminate or release any of the documents governing any Junior Indebtedness (including, without limitation, any Convertible Indebtedness) with an aggregate principal amount in excess of $1,150,000 to the extent that any such waiver, amendment, modification, termination or release would, taken as a whole, be adverse to the Holders in any material respect or prohibited by any applicable intercreditor agreement or subordination agreement; or
(c)amend, restate, supplement or otherwise modify any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of the Holders.
SECTION 10.29.    Limitation on Certain Restrictions on Subsidiaries. No Note Party will, nor will it cause or permit any Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its Properties to any Company, except for:

(a)such encumbrances, restrictions or conditions existing by reason of application of mandatory Legal Requirements;
(b)(1) this Indenture and the other Note Documents, (2) the First Lien Loan Documents and (3) loan documents governing other Indebtedness permitted to be incurred hereunder that are, taken as a whole, in the good faith judgment of the Issuer, no more restrictive with respect to the Issuer or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Indenture unless (x) such restrictions apply only to periods after the then latest final maturity date for the Notes or (y) to the extent a substantially similar change is made to this Indenture or the other Note Documents), so long as the Issuer shall have determined in good faith that such restrictions will not affect its obligations or ability to make any payments required hereunder;
(c)in the case of clause (iii), customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;
(d)in the case of clause (iii), customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;
(e)customary restrictions and conditions contained in any agreement relating to the sale or other Disposition of any Property or Asset Sale permitted by Section 10.25 pending the consummation of such sale or other Disposition or Asset Sale; provided, that (i) such restrictions and conditions apply only to the Property to be sold or Disposed of and (ii) such sale or other Disposition or Asset Sale is permitted hereunder;
(f)any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Issuer, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Issuer;
(g)any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Note Documents of the contracts, instruments or obligations referred to in clause (f) above; provided, that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing;
(h)in the cases of clauses (i) and (iii), customary restrictions in joint venture agreements or other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture; or
(i)[reserved].
SECTION 10.30.    Anti-Layering. Notwithstanding anything herein to the contrary, the Issuer shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness that would be senior in right of payment to, or secured by a Lien that is senior to the Liens securing, the Notes Obligations and junior in right of payment to, or secured by a Lien that is junior to the Liens securing, any First Lien Obligations; provided that subject to the terms of the Intercreditor Agreement, in no event shall this Section 10.30 restrict the ability of the Note Parties, the First Lien Agent and the First Lien Claimholders (as defined in the Intercreditor Agreement) from at any time or from time to time without the consent of or notice to the Trustee, the Notes Collateral Agent or any Holder and without violating this Indenture or any other Note Document or creating any Event of Default, amend the payment waterfall provisions contained in the First Lien Credit Documents (as defined in the Intercreditor Agreement), create or add new tranches of First Lien Obligations (as defined in the Intercreditor Agreement) under and within the First Lien Credit Documents (as defined in the Intercreditor Agreement), and/or reallocate all or a portion of the First Lien Obligations (as defined in the Intercreditor Agreement) to the principal amount of one or more newly created loan tranches under and within the First Lien Credit Documents (as defined in the Intercreditor Agreement) (which new tranches shall constitute “First Lien Obligations” under the Intercreditor Agreement, subject to the proviso below), each of which may be contractually senior, junior or pari passu (in right of payment but not lien priority) to the then existing or thereafter arising First Lien Obligations (as defined in the Intercreditor Agreement) and contain such terms and provisions to be determined and agreed among the Note Parties (or any one or more of them), the First Lien Agent, and any relevant First Lien Claimholder (as defined in the Intercreditor Agreement); provided, further, that any such amendments, creations, additions, reallocations and modifications shall be subject to the limitations set forth in Section 5.3 of the Intercreditor Agreement. For the avoidance of doubt, no Note Party shall, and no Note Party shall permit, any of its Subsidiaries to, directly or indirectly, agree to (i) amend any waterfall of payments provisions or application of proceeds of Collateral (as defined in the First Lien Credit Agreement) provisions contained in the First Lien Loan Documents in a manner that would violate the terms of the immediately preceding sentence, or (ii) reallocate all or a portion of the First Lien Obligations to the principal amount of one or more newly created tranches of First Lien Obligations in a manner that would violate the terms of the immediately preceding sentence.
SECTION 10.31.    Change of Control.
(a)If a Change of Control occurs after the Issue Date, unless, prior to, or concurrently with, the time the Issuer is required to make a Change of Control Offer, (x) the Issuer has previously or concurrently mailed or delivered, or otherwise sent through electronic transmission, a redemption notice (that is irrevocable or conditioned solely upon the Change of Control transaction) with respect to all the Outstanding Notes as described under Section 11.06 or (y) there has occurred a Covenant Defeasance or a Legal Defeasance pursuant to Article Fourteen or a satisfaction and discharge of this Indenture pursuant to Section 4.01, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 100% of the aggregate principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within thirty (30) days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee sent in the same manner, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the procedures of the Depository, with the following information:
(1)that a Change of Control Offer is being made pursuant to this Section 10.31 and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;
(2)the purchase price and the purchase date, which (unless otherwise required by law or as otherwise provided below) will be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed or transmitted electronically (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control pursuant to this Section 10.31(a);
(3)that any Note not properly tendered shall remain outstanding and continue to accrue interest;
(4)that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;
(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or, if the Note is in global form, in accordance with the procedures of the Depository, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration time of the Change of Control Offer, an electronic transmission (in PDF), a facsimile transmission or letter setting forth the name of the Holder or otherwise in accordance with the procedures of the Depository, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;
(7)that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $1.00 or integral multiples of $1.00 in excess thereof;
(8)if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer shall determine that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and
(9)such other instructions, as determined by the Issuer, consistent with this Section 10.31, that a Holder must follow in order to have its Notes repurchased.
(b)While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of Notes through the facilities of the Depository, subject to its rules, regulations and procedures.
(c)The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 10.31, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 10.31 by virtue thereof.
(d)On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:
(1)accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(2)deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and
(3)deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
(e)Notwithstanding anything to the contrary in this Section 10.31, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
(f)Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control (and the Change of Control Payment Date delayed until consummation of such Change of Control), if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. If such a conditional Change of Control Offer is made, the Change of Control Payment Date may be delayed, in the Issuer’s sole discretion, until such time as such Change of Control shall have occurred, or if such Change of Control shall not have occurred by the applicable Change of Control Payment Date (whether the original Change of Control Payment Date or the Change of Control Payment Date so delayed), then such Change of Control Offer may be rescinded by the Issuer.
(g)If Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 15 nor more than 60 days’ prior notice (provided that such notice is given not more than thirty (30) days following such purchase pursuant to the Change of Control Offer described above) to redeem all Notes that remain Outstanding following such purchase at a price in cash equal to 100% of the aggregate principal amount of such Notes, plus the Applicable Premium, plus accrued and unpaid interest on the Notes that remain Outstanding to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).
(h)Except as set forth in Section 9.02, the provisions of this Section 10.31 may be waived or modified at any time with the written consent of the Required Holders.
SECTION 10.32.    No Further Negative Pledges. No Note Party will, nor will it cause or permit any Subsidiaries to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its Properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any Lien for an obligation if a Lien is granted for another obligation, except the following: (1) this Indenture and the other Note Documents, the First Lien Loan Documents and agreements governing any Permitted Refinancing with respect to the foregoing; (2) with respect Property not constituting Collateral, restrictions in documents creating Liens permitted by Section 10.21 prohibiting further Liens on the Properties encumbered thereby; (3) any prohibition or limitation that (a) is non-consensual and exists pursuant to applicable Legal Requirements, or (b) consists of customary restrictions and conditions contained in any agreement relating to the sale or other Disposition of any Property pending the consummation of such sale or other Disposition; provided that (i) such restrictions apply only to such Property, and (ii) such sale or other Disposition is permitted hereunder; (4) with respect to leases not constituting Collateral, restrictions prohibiting the grant or existence of liens and encumbrances, including leasehold mortgages; and (5) as set forth in Schedule 10.32.
SECTION 10.33.    Offer to Purchase by Application of Debt Proceeds.
(a)Solely following the Payment in Full (as defined in the Intercreditor Agreement) of the First Lien Obligations, no later than fifteen (15) Business Days following receipt of any Net Cash Proceeds of any Debt Issuance by any Company (the “Debt Proceeds Offer Trigger Date”), the Issuer shall apply 100% of such Net Cash Proceeds (x) subject to, and in accordance with, the terms of the First Lien Credit Agreement, to permanently repay, prepay, redeem or repurchase First Lien Obligations (and, in the case of any such First Lien Obligations that consist of revolving loans, permanently reduce the commitments with respect thereto) or (y) to an offer to purchase Notes in accordance with the procedures set forth below for a Debt Proceeds Offer.
(b)On the applicable Debt Proceeds Offer Trigger Date such aggregate amount of Net Cash Proceeds that have not been applied on or before such Debt Proceeds Offer Trigger Date as permitted by Section 10.33(a) (each a “Debt Proceeds Offer Amount”) shall be applied by the Issuer to make an offer to purchase (the “Debt Proceeds Offer”) to all Holders on a date (the “Debt Proceeds Offer Payment Date”) not less than thirty (30) nor more than sixty (60) days following the date the notice of such Debt Proceeds Offer is delivered to Holders, from all Holders, on a pro rata basis, the maximum amount of Notes that may be purchased with the Debt Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus the Applicable Premium, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the date of purchase.

(c)To the extent Holders properly tender Notes in an amount that is less than the Debt Proceeds Offer Amount, the Issuer may use any remaining Debt Proceeds Offer Amount for general corporate purposes, subject to other covenants contained in this Indenture. To the extent Holders properly tender Notes in an amount exceeding the Debt Proceeds Offer Amount, the tendered Notes will be purchased on a pro rata basis (based on amounts tendered) in an aggregate amount equal to the Debt Proceeds Offer Amount (if any).
(d)The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Debt Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 10.33, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 10.3 by virtue thereof.
(e)Except as set forth in Section 9.02, the provisions of this Section 10.33 may be waived or modified at any time with the written consent of the Required Holders.
(f)For the avoidance of doubt, the application of the Net Cash Proceeds from a Debt Issuance in accordance with the above provisions or otherwise shall not constitute a waiver of any Default or Event of Default resulting from the incurrence of Indebtedness in violation of Section 10.20 of this Indenture.
SECTION 10.34.    Offer to Purchase by Application of Extraordinary Receipts.
(a)Solely following the Payment in Full (as defined in the Intercreditor Agreement) of the First Lien Obligations, not later than thirty (30) days following the receipt by the Issuer and its Subsidiaries of Extraordinary Receipts in an aggregate amount in excess of $2,500,000 in any fiscal year (the “Extraordinary Receipts Trigger Date”), the Issuer shall apply 100% of such Extraordinary Receipts in excess of such threshold (x) subject to, and in accordance with the First Lien Credit Agreement, to permanently repay, prepay, redeem or repurchase First Lien Obligations (and, in the case of any such First Lien Obligations that consist of revolving loans, permanently reduce the commitments with respect thereto) or (y) to an offer to purchase Notes in accordance with the procedures set forth below for an Extraordinary Receipts Offer; provided that:
(i)the Net Cash Proceeds of Specified Extraordinary Receipts shall not be required to be so applied on such date to the extent that the Issuer shall have delivered an Officer’s Certificate to the Trustee on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets used or useful in the business (other than ordinary course current assets and excluding, in any event, any Investments and non-maintenance Capital Expenditures) of the Issuer and the other Note Parties within 365 days following the date of receipt of such Extraordinary Receipts (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that all Property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the second priority perfected Lien of the applicable Security Documents in favor of the Notes Collateral Agent, for its benefit and for the benefit of the other Secured Parties provided, further that, the obligation to deliver the Officer’s Certificate referred to in this clause (i) shall be satisfied to the extent a copy of the Officer’s Certificate delivered to the First Lien Agent in accordance with Section 2.10(f)(i) thereof (or any comparable section in replacement of such section) has been delivered to the Trustee; provided, further, that the maximum amount permitted to be reinvested pursuant to this clause (a)(i) and Section 10.25(b)(ii) above shall not exceed $5,000,000 in the aggregate after the Issue Date (with any Net Cash Proceeds in excess of such amount required to be subject to an offer to purchase in accordance with Section 10.25(c) or Section 10.34(b), as applicable); and
(ii)if all or any portion of such Net Cash Proceeds permitted to be reinvested pursuant to clause (i) above is not reinvested within such 365-day period (or contractually committed to be so reinvested within such 365-day period and actually reinvested within 180 days after such contractual commitment was entered into), such unused portion shall be applied at the expiration of such 365-day period (or such 545-day period, as applicable) as set forth in clause (c) below as if such 365th (or 545th) day were the Extraordinary Receipts Trigger Date.
(b)Subject to the proviso in Section 10.34(a) above, on the applicable Extraordinary Receipts Trigger Date such aggregate amount of Net Cash Proceeds that have not been applied on or before such Extraordinary Receipts Trigger Date as permitted by Section 10.34(a) (each an “Extraordinary Receipts Offer Amount”) shall be applied by the Issuer to make an offer to purchase (the “Extraordinary Receipts Offer”) to all Holders on a date (the “Extraordinary Receipts Offer Payment Date”) not less than thirty (30) nor more than sixty (60) days following the date the notice of such Extraordinary Receipts Offer is delivered to Holders, on a pro rata basis, the maximum amount of Notes that may be purchased with the Extraordinary Receipts Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus the Applicable Premium, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the date of purchase.
(c)To the extent Holders properly tender Notes in an amount that is less than the Extraordinary Receipts Offer Amount, the Issuer may use any remaining Extraordinary Receipts Offer Amount for general corporate purposes, subject to other covenants contained in this Indenture. To the extent Holders properly tender Notes in an amount exceeding the Extraordinary Receipts Offer Amount, the tendered Notes will be purchased on a pro rata basis (based on amounts tendered) in an aggregate amount equal to the Extraordinary Receipts Offer Amount (if any).
(d)The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Extraordinary Receipts Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 10.34, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 10.34 by virtue thereof.
(e)Except as set forth in Section 9.02, the provisions of this Section 10.34 may be waived or modified at any time with the written consent of the Required Holders.

ARTICLE ELEVEN

REDEMPTION OF NOTES

SECTION 11.01.    Right of Redemption.
Except as set forth below in this Section 11.01, the Issuer will not be entitled to redeem the Notes at its option on or prior to March 13, 2026.
The Notes will be redeemable, at the Issuer’s option, in whole or in part from time to time, at any time on or prior to March 13, 2026, upon notice as described in Section 11.06, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Make-Whole Premium as of, and accrued but unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date).
On and after March 14, 2026, the Issuer may redeem the Notes at its option, in whole or in part from time to time, upon notice as described in Section 11.06 of this Indenture, at the Redemption Prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued but unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date), if redeemed during the periods indicated below:

Period	Percentage
March 14, 2026 through and including September 13, 2026	102.000%
September 14, 2026 and thereafter	100.000%

SECTION 11.02.    [Reserved].
SECTION 11.03.    Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.
SECTION 11.04.    Election to Redeem; Notice to Trustee. In case of any redemption at the election of the Issuer, the Issuer shall, at least two Business Days before the notice of redemption is to be sent to Holders pursuant to Section 11.06 hereof and five Business Days in the case of a partial redemption of the Notes (in each case, unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed and setting forth the Section of this Indenture pursuant to which the redemption shall occur; provided that no Opinion of Counsel pursuant to Section 1.03 or otherwise shall be required in connection with the delivery of such notice of redemption or redemption.
SECTION 11.05.    Selection by Trustee of Notes to Be Redeemed. With respect to any partial redemption or purchase of Notes made pursuant to this Indenture, selection of the Notes for redemption or purchase will be made on a pro rata basis to the extent practicable; provided that if the Notes are represented by Global Notes, interests in the Notes shall be selected for redemption or purchase by the Depository in accordance with its standard procedures therefor. Notes and portions of Notes selected will be in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof, except that (i) if all of the Notes of a Holder are to be redeemed or repurchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or repurchased and (ii) no Notes of $1.00 or less shall be redeemed in part; and provided, further, that the unredeemed or unpurchased portion of a Note must be in a minimum denomination of $1.00. Such Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, at least 15 days but except as set forth in Section 11.06, not more than 60 days prior to the Redemption Date from the Outstanding Notes not previously called for redemption or purchase.
Notices of redemption or purchase shall be sent electronically or mailed by first-class mail, postage prepaid, at least 15 days, but, except as set forth in Section 11.06, not more than 60 days before the purchase date or Redemption Date to each Holder of Notes to be redeemed or purchased at such Holder’s registered address or otherwise in accordance with the procedures of the Depository (with a copy to the Trustee), except that redemption notices may be sent or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes as set forth in Article Fourteen or a satisfaction and discharge of this Indenture as set forth in Section 4.01. If any Note is to be redeemed or purchased in part only, any notice of redemption or purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed or purchased.
The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
With respect to Notes represented by certificated notes, if any Notes are to be purchased or redeemed in part only, the Issuer will issue a new Note in a principal amount equal to the unredeemed or unpurchased portion of the original Note in the name of the Holder thereof upon cancellation of the original Note; provided that the new Notes will be only issued in minimum denominations of $1.00 or integral multiples of $1.00 in excess thereof.
SECTION 11.06.    Notice of Redemption. The Issuer shall deliver electronically or mail by first-class mail, postage prepaid, notice of redemption at least 15 days, but except as set forth in this Section 11.06, not more than 60 days before the purchase date or Redemption Date to each Holder of Notes to be redeemed or purchased at such Holder’s registered address or otherwise in accordance with the procedures of the Depository, except that redemption notices may be sent or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes as set forth in Article Fourteen or a satisfaction and discharge of this Indenture as set forth in Section 4.01.
All notices of redemption shall state:
(1)the Redemption Date,
(2)the Redemption Price, or if not then ascertainable, the manner of calculation thereof,
(3)in the case of certificated Notes, if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of a partial redemption, the principal amounts) of the particular Notes to be redeemed,
(4)if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed or purchased will be issued in the name of the Holder thereof upon cancellation of the original Note,
(5)that on the Redemption Date, the Redemption Price (and accrued interest, if any, to but not including the Redemption Date payable as provided in Section 11.08) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and that interest thereon will cease to accrue on and after the Redemption Date,
(6)any condition precedent to the redemption;
(7)the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued but unpaid interest, if any,
(8)the name and address of the Paying Agent,
(9)that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,
(10)the CUSIP, ISIN or “Common Code” number and that no representation is made as to the accuracy or correctness of the CUSIP, ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes, and
(11)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes are to be redeemed.
Notice of redemption of Notes to be redeemed at the election of the Issuer shall be given by the Issuer or, at the Issuer’s request and provision of such notice information five Business Days (unless a shorter notice shall be agreed to by the Trustee) prior to the date notice is to be given, by the Trustee in the name and at the expense of the Issuer.
Notice of any redemption of the Notes (including in connection with a transaction (or series of related transactions) or an event that constitutes a Change of Control) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, Change of Control or other corporate transaction or event. If such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed (including more than 60 days after the date the notice of redemption or purchase was mailed or transmitted electronically) without any specified notice requirement until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or purchase date, or by the Redemption Date or purchase date so delayed. In addition, the Issuer may provide in such notice that payment of the Redemption Price or purchase price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person. In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.
If any such condition precedent has not been satisfied, the Issuer shall provide written notice to the Trustee thereof. Upon receipt, the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given, in the name and at the expense of the Issuer.
SECTION 11.07.    Deposit of Redemption Price. On or prior to 11:00 a.m., New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 10.19) an amount of money sufficient to pay the Redemption Price of, and accrued but unpaid interest, if any, on, all the Notes which are to be redeemed on such Redemption Date.
SECTION 11.08.    Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable, unless such redemption is conditioned on the happening of a future event, at the Redemption Price therein specified (together with accrued but unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date), and from and after such Redemption Date (unless the Issuer shall default in the payment of the Redemption Price and accrued but unpaid interest, if any) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the Redemption Price, together with accrued but unpaid interest, if any, to, but excluding, the Redemption Date and such Note shall be canceled by the Trustee; provided, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 3.07.
If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium (including the Applicable Premium), if any) and, to the extent that payment of such interest shall be legally enforceable, any interest thereon shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes plus 2.0% per annum, unless such redemption is conditioned on the happening of a future event.
SECTION 11.09.    Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article Eleven) shall be surrendered at an office or agency of the Issuer maintained for such purpose pursuant to Section 10.14 (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.
SECTION 11.10.    Mandatory Redemption; Offers to Purchase; Open Market Purchases. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as set forth in Sections 10.25(b), 10.31, 10.33 and 10.34. The Issuer and its Affiliates may at any time and from time to time purchase Notes in the open market, in privately negotiated transactions, or otherwise (for cash or otherwise), and such purchases shall not be subject to the provisions of this Article XI.

ARTICLE TWELVE

GUARANTEES
SECTION 12.01.    Guarantees. Subject to this Article Twelve, each Guarantor jointly and severally, fully, unconditionally and irrevocably guarantees on a senior secured second lien basis the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder and the Notes Collateral Agent, that: (1) the principal of (and premium (including the Applicable Premium), if any) and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest at the Default Rate to the extent provided in the Notes, and all other obligations of the Issuer to the Holders, the Trustee or the Notes Collateral Agent hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clauses (1) and (2) above, to the limitation set forth in Section 12.04 hereof.
Each Guarantor hereby agrees (to the extent permitted by applicable law) that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver, consent or amendment by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.
Each Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note, this Indenture and such Guarantee. Each Guarantor acknowledges that the Guarantee is a guarantee of payment, performance and compliance when due and not of collection. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal (or premium (including the Applicable Premium), if any) or interest on such Note or in payment of any other obligations hereunder, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of itself or the Notes Collateral Agent or on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holder, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.
If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or any Guarantor, any amount paid by any of them to the Trustee, the Notes Collateral Agent or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent on the other hand, (1) subject to this Article Twelve, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five hereof for the purposes of the Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in Article Five hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.
Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee and the Notes Collateral Agent in enforcing any rights under this Section 12.01.
SECTION 12.02.    Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.
SECTION 12.03.    Subsidiaries. Upon the execution of any such amendment or supplement to this Indenture pursuant to which a Subsidiary becomes a Guarantor, the obligations of the Guarantors and any such Subsidiary under their respective Guarantees shall become joint and several and each reference to the “Guarantor” in this Indenture shall, subject to Section 12.08, be deemed to refer to all Guarantors, including such Subsidiary. Such Guarantee shall be released in accordance with Section 8.03 and Section 12.08.
SECTION 12.04.    Limitation of Guarantors’ Liability
. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the guarantee by each such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to this Section 12.04, result in the obligations of such Guarantor under its Guarantee constituting such fraudulent transfer or conveyance under applicable law.
SECTION 12.05.    Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under a Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets (as defined below) of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Issuer’s obligations with respect to the Notes or any other Guarantor’s obligations with respect to the Guarantee of such Guarantor. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of (1) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date and (2) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.
SECTION 12.06.    Subrogation. Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article Five for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Five, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.
SECTION 12.07.    Reinstatement. Each Guarantor hereby agrees (and each Person who becomes a Guarantor shall agree) that the Guarantee provided for in Section 12.01 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Issuer upon the bankruptcy or insolvency of the Issuer or any Guarantor.
SECTION 12.08.    Release of a Guarantee.
(a)Each Guarantor may consolidate with or merge into, consummate a Division as the Dividing Person or sell its assets to the Issuer or another Guarantor that is a Wholly Owned Subsidiary of the Issuer without limitation, or with other Persons, upon the terms and conditions set forth in Section 8.02.
(b)In the event all of the Equity Interests of a Guarantor are sold to a Person other than a Note Party and the sale complies with the provisions set forth in Section 10.25 (or such sale does not constitute an Asset Sale), such Guarantor’s Guarantee, together with any pledge of equity interests of such Guarantor or lien on or security interest in any assets of such Guarantor, will be released; provided that, if any Guarantor ceases to constitute a Wholly Owned Subsidiary, such Guarantor shall not be released from its Guarantee unless such Guarantor is no longer a direct or indirect Subsidiary of the Issuer and such Disposition of capital stock is a good faith Disposition to a bona fide unaffiliated third party for fair market value and for a bona fide business purpose (the requirements in this proviso, the “Specified Guarantor Release Provision”).
(c)Upon (i) payment in full of the principal of, together with premium (including the Applicable Premium), if any, and accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the related Guarantees and the Security Documents that are due and payable at or prior to such time or (ii) a legal defeasance or covenant defeasance pursuant to Section 14.02 or Section 14.03 or a satisfaction and discharge of this Indenture pursuant to Section 4.01, all Guarantees of the Guarantors, together with any pledge of equity interests of the Guarantors or lien on or security interest in any assets of the Guarantors, will be released.
SECTION 12.09.    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and from its guarantee and waivers pursuant to its Guarantees under this Article Twelve.
SECTION 12.10.    Effectiveness of Guarantees. This Indenture shall be effective upon its execution and delivery by the parties hereto.

ARTICLE THIRTEEN

COLLATERAL
SECTION 13.01.    Security Documents.
(a)The due and punctual payment of principal of (and premium (including the Applicable Premium), if any) and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest at the Default Rate on principal of (and premium (including the Applicable Premium), if any) and interest on the Notes and performance of all Notes Obligations and other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the other Security Documents, according to the terms hereunder or thereunder, shall be secured as provided for in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreement.
(b)The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents on the Issue Date, and any other Security Documents at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.
SECTION 13.02.    Release of Collateral.
(a)Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents and this Indenture. Notwithstanding anything to the contrary in the Security Documents and this Indenture, Liens on the property and other assets constituting Collateral securing the Notes Obligations will automatically and without the need for any further action by any Person be released under any one or more of the following circumstances:
(i)in whole or in part, as required by the Intercreditor Agreement or any Security Document;
(ii)to enable the disposition of such property or assets by a Note Party (other than to the Issuer or a Guarantor) to the extent not prohibited under Section 10.25;
(iii)with respect to property or other assets owned by a Guarantor that is released from its Guarantee pursuant to the terms of this Indenture, concurrently upon the release from such Guarantee;
(iv)to the extent any Collateral constitutes or becomes an “Excluded Asset”; or
(v)as permitted by Sections 9.01 or 9.02.
(b)The Liens on the Collateral securing the Notes and the Guarantees also will be terminated and released:
(i)upon payment in full of the principal of, together with premium (including the Applicable Premium), if any, and accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the related Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid; or

(ii)upon a legal defeasance or covenant defeasance pursuant to Section 14.02 or Section 14.03 or a satisfaction and discharge of this Indenture pursuant to Section 4.01.
(c)At the reasonable request of the Issuer and delivery of the documents required by the following paragraph, the Notes Collateral Agent will promptly subordinate or release its Lien:
(1)[reserved];
(2)[reserved]; and
(3)as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Trustee as further described under Article Five.
With respect to any release, termination or subordination of any Lien or security interest on any Collateral which requires execution of any agreement, document, instrument or certificate by the Notes Collateral Agent or Trustee, as applicable, upon receipt of an Officer’s Certificate stating that such release, termination or subordination is permitted under this Indenture and the Security Documents, as applicable, the Notes Collateral Agent and/or Trustee, as applicable, shall promptly execute, deliver or acknowledge (at the Issuer’s expense) any instruments, documents, agreements or notices of termination, satisfaction, release or subordination of any such Liens or security interests prepared by the Issuer to document such release, termination or subordination. The Notes Collateral Agent and/or Trustee shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested by any Note Party to release, terminate or subordinate any such Liens or security interests as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release or termination undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to execute and deliver any such instrument of release, satisfaction, termination or subordination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.
SECTION 13.03.    Suits to Protect the Collateral. Subject to the provisions of Article 6, the Intercreditor Agreement and the Security Documents, the Trustee and/or Required Holders may or may direct the Notes Collateral Agent to take all actions it determines in order to:
(a)    enforce any of the terms of the Security Documents; and
(b)    collect and receive any and all amounts payable in respect of the Notes Obligations.
Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.
SECTION 13.04.    Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
SECTION 13.05.    Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article

Thirteen to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.
SECTION 13.06.    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Thirteen upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article Thirteen; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.
SECTION 13.07.    Notes Collateral Agent.
(a)Each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Intercreditor Agreement and the other Security Documents, and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Intercreditor Agreement and the other Security Documents, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Intercreditor Agreement and the other Security Documents, and consents and agrees to the terms of the Intercreditor Agreement and each other Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 13.07. Each of the Holders by acceptance of the Notes hereby agrees that the Notes Collateral Agent may act as agent under and subject to the terms of the Security Agreement for the benefit of all Secured Parties. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the other Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, in the Intercreditor Agreement and in the other Security Documents, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Note Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents, or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)The Notes Collateral Agent may perform any of its duties under this Indenture, the Intercreditor Agreement or the other Security Documents by or through Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.
(c)None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Note Party or Affiliate of any Note Party, or any Officer or Related Person thereof, contained in this Indenture or the Security Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Security Documents, or for any failure of any Note Party or any other party to this Indenture or the Security Documents to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Security Documents, or to inspect the properties, books, or records of any Note Party or any Note Party’s Affiliates.
(d)The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Note Party), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents, in accordance with a request, direction, instruction or consent of the Trustee or the Required Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(e)The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 5 or the Required Holders (subject to this Section 13.07).
(f)The Notes Collateral Agent may resign at any time by thirty (30) days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Required Holders, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation), the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 13.07 (and Section 6.07 hereof) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.
(g)U.S. Bank Trust Company, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-agents as necessary in its sole discretion. Except as otherwise explicitly provided herein, in the Intercreditor Agreement or in the other Security Documents, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
(h)The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement on the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents, (iv) bind the Holders on the terms as set forth in the Security Documents and (v) perform and observe its obligations under the Security Documents. The Trustee is authorized and directed to enter into the Intercreditor Agreement on the Issue Date.
(i)If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Intercreditor Agreement and the other Security Documents.
(j)The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
(k)The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Note Party or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Note Party’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture or any Security Document, other than pursuant to the instructions of the Trustee or Required Holders or as otherwise provided in the Security Documents.
(l)If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations entitled to the benefit of the existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (which shall be in form and substance reasonably satisfactory to the Required Holders) in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that an Officer’s Certificate shall not be required in connection with the Intercreditor Agreement to be entered into by the Notes Collateral Agent on the Issue Date.
(m)No provision of this Indenture, the Intercreditor Agreement or any other Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto.

Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.
(n)The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or any instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.
(o)Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (including, but not limited to, lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.
(p)The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Note Party under this Indenture and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture or the Security Documents, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien thereon; the validity, enforceability or collectability of any Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture or the Security Documents.
(q)The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including, but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in either of the Notes Collateral Agent’s or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee, as applicable, to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, each of the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee, as applicable, or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of either of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Guarantors, the Required Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.
(r)Upon receipt of an Officer’s Certificate, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment, restatement, joinder, supplement or other modification thereto to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Notes Collateral Agent’s reasonable judgment, is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Issuer. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents (subject to the first sentence of this Section 13.07(r)).
(s)Subject to the provisions of the applicable Security Documents, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no obligation to exercise discretion under this Indenture or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Required Holders or the Trustee, as applicable. It is understood and agreed that prior to the Payment in Full (as defined in the Intercreditor Agreement) of the First Lien Obligations (as defined in the Intercreditor Agreement) and notwithstanding anything in this Indenture to the contrary, to the extent that the First Lien Agent is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to the Collateral or makes any determination in respect of any matters relating to the Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including extensions beyond the Issue Date for the perfection of security interests in the Collateral of the Note Parties on such date where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by the First Lien Credit Agreement)), the Notes Collateral Agent shall be deemed to be satisfied with such waivers, extensions of time, deliveries and/or documents and the judgment of the First Lien Agent in respect of any such matters under the First Lien Credit Agreement shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents.

(t)After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Required Holders, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.
(u)The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents, and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 5.06 and the other provisions of this Indenture.
(v)In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document to take any action (an “Action”), including, without limitation, to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document, the Notes Collateral Agent may seek direction from the Required Holders. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Required Holders. If the Notes Collateral Agent shall request direction from the Required Holders with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Required Holders, accompanied by, if requested, indemnity satisfactory to the Notes Collateral Agent against any loss, liability or expense, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.
(w)Notwithstanding anything to the contrary in this Indenture or in any Security Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Security Documents (including, without limitation, the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby. On or following the Issue Date, the Issuer and the other Note Parties shall promptly execute, file or cause the filing of any and all further instruments and documents, and take all further action (including filing financing statements, continuation statements and amendments to financing statements), that may be necessary or that the Notes Collateral Agent may reasonably request in order to maintain, protect and perfect (including the priority thereof) the security interests granted or purported to be granted by the Note Documents in the Collateral.
(x)Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, other than as set forth in any provisions in this Indenture which provide for the documents or actions required with respect thereto (including as set forth in Section 9.03 and Section 13.02 of this Indenture), it may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to the provisions of this Section 13.07 and Section 1.03 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.
(y)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.
(z)The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as provided in Section 6.07, as if references to the Trustee therein were references to the Notes Collateral Agent.

ARTICLE FOURTEEN

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
SECTION 14.01.    Issuer’s Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option, at any time, with respect to the Notes, elect to have either Section 14.02 or Section 14.03 be applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article Fourteen.
SECTION 14.02.    Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 14.01 of the option applicable to this Section 14.02, the Issuer and the Guarantors shall be deemed to have been discharged from their respective obligations with respect to all Outstanding Notes and the Guarantees and have their respective obligations discharged with respect to the Security Documents on the date the conditions set forth in Section 14.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that each of the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 14.05 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all its other obligations under such Notes, Guarantees, the Security Documents and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Issuer, shall promptly execute such instruments as are reasonably requested by the Issuer acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders to receive payments in respect of the principal of, premium (including the Applicable Premium), if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture, (2) the Issuer’s obligations with respect to such Notes under Sections 3.04, 3.05, 3.06, 10.14 and 10.19, (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the obligations of each of the Guarantors and the Issuer in connection therewith and (4) this Article Fourteen. Subject to compliance with this Article Fourteen, the Issuer may exercise its option under this Section 14.02 notwithstanding the prior exercise of its option under Section 14.03 with respect to the Notes.
SECTION 14.03.    Covenant Defeasance. Upon the Issuer’s exercise under Section 14.01 of the option applicable to this Section 14.03, the Issuer and the Guarantors shall have the option to be released from any or all of their respective obligations under any covenant contained in Sections 8.01, 8.02 and in Sections 10.01 through and including 10.12 (except for Section 10.03(a)), and 10.15 through and including 10.34 (except for Section 10.19(f)) with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and, to the extent such option is exercised, the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Issuer or any Guarantor, as applicable, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Sections 5.01(3) or 5.01(4), and as a result of such Covenant Defeasance, Sections 5.01(5), 5.01(6) and 5.01(9) through and including 5.01(12) and, with respect to only any Subsidiary and not the Issuer, Section 5.01(7) or 5.01(8), shall no longer be in effect but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.
SECTION 14.04.    Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 14.02 or Section 14.03 to the Outstanding Notes:
(a)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts (including scheduled payments thereon) as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium (including the Applicable Premium), if any, and interest on the Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be; provided that, with respect to any redemption pursuant to Section 11.01 that requires the payment of the Make-Whole Premium, the Redemption Price deposited shall be sufficient for purposes of this Indenture to the extent that the Redemption Price so deposited with the Trustee is calculated using an amount equal to the Make-Whole Premium computed using the Treasury Rate as of the second business day preceding the date of such deposit with the Trustee;
(b)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming, subject to customary assumptions and exclusions, that:
(1)    the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or
(2)    since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(d)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);
(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (including, without limitation, the First Lien Credit Agreement but excluding this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; and
(f)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the Stated Maturity or a Redemption Date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.
SECTION 14.05.    Deposited Money and Government Securities To Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of Section 10.19(f), all cash and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 14.04 in respect of the Outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying

Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal (and premium (including the Applicable Premium), if any) and interest, but such money or Government Securities need not be segregated from other funds except to the extent required by law.
The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the Government Securities deposited pursuant to Section 14.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.
Anything in this Article Fourteen to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Issuer’s Request any money or Government Securities held by it as provided in Section 14.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance, as applicable, in accordance with this Article Fourteen.
SECTION 14.06.    Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or Government Securities in accordance with Section 14.05 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and each Guarantor’s obligations under this Indenture and the Outstanding Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 14.02 or 14.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 14.05; provided that, if the Issuer makes any payment of principal of (or premium (including the Applicable Premium), if any) or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.
INOTIV, INC.
By:
    Name: Beth A. Taylor
    Title: Chief Financial Officer, Senior VP-Finance

Ann. I-1

BAS EVANSVILLE, INC.
BASI GAITHERSBURG LLC
BRONCO RESEARCH SERVICES LLC
ENVIGO BIOPRODUCTS, INC.
ENVIGO GLOBAL SERVICES INC.
ENVIGO HOLDING I, INC.
ENVIGO NEW HOLDCO, LLC
ENVIGO RMS, LLC
ENVIGO RMS B.V., INC.
ERPP, INC.
HISTION, LLC
INOTIV BOULDER, LLC
INOTIV LAMS WEST INC.
INOTIV NASHVILLE LLC
INOTIV RESEARCH MODELS, LLC
INTEGRATED LABORATORY SYSTEMS, LLC
SEVENTH WAVE LABORATORIES, LLC
By:
    Name: Beth A. Taylor
    Title: Chief Financial Officer, Senior VP-Finance

Ann. I-2

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and as Notes Collateral Agent
By:
    Name:
    Title:

Ann. I-3

Annex 1 - Appendix
PROVISIONS RELATING TO INITIAL NOTES
1.    Definitions
1.1    Definitions.
For the purposes of this Appendix the following terms shall have the meanings indicated below:
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository, Euroclear and/or Clearstream that apply to such transfer or exchange.
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Definitive Note” means a certificated Note bearing, if required, the appropriate restricted notes legend set forth in Section 2.3(d).
“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Appendix.
“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3), (7), (8), (9), or (12) under the Securities Act and that is not a QIB.
“IAI Notes” means all Initial Notes offered and sold to IAIs and all PIK Notes issued in respect thereof.
“Notes” means (1) $22,550,000 aggregate principal amount of 15.00% Senior Secured Second Lien PIK Notes due 2027 issued on the Issue Date (or any increase in the principal amount of an Initial Note in the form of a Global Note pursuant to the payment of PIK Interest in accordance with the terms of the Indenture) and (2) PIK Notes, if any.
“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S under the Securities Act.
“Regulation S Notes” means all Notes sold outside the United States in reliance on Regulation S and all PIK Notes issued in respect thereof.
“Rule 144A” means Rule 144A under the Securities Act.
“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A and all PIK Notes issued in respect thereof.
“Securities Act” means the Securities Act of 1933, as amended.
“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(d) hereto.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) of Regulation S.
Ann. I-4

1.2    Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Clearstream”	2.1(b)
“Euroclear”	2.1(b)
“Global Note Legend”	2.3(d)
“Global Notes”	2.1(b)
“IAI Global Note”	2.1(b)
“Regulation S Global Notes”	2.1(b)
“Restricted Notes Legend”	2.3(d)
“Rule 144A Global Notes”	2.1(b)

2.    The Notes.
2.1    Form and Dating; Global Notes.
(a)    The Initial Notes issued on the date hereof will be privately placed by the Issuer to certain purchasers in reliance on Section 4(a)(2) of the Securities Act. Such Initial Notes may thereafter be transferred to, among others, QIBs. IAIs and purchasers in reliance on Regulation S.
(b)    Except as provided in clause (b) of Section 2.3 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). IAI Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “IAI Global Notes”)
Regulation S Notes shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank SA/NV, as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”).
The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided, including in respect of PIK Interest.
The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by direct or indirect participants through Euroclear or Clearstream.
The term “Global Notes” means the Rule 144A Global Notes, the Regulation S Global Notes and the IAI Global Notes. The Global Notes shall bear the Global Notes Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(d) hereto.
Members of, or direct or indirect participants in, the Depository (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Notes.
Ann. I-5

The Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the sole owner of the Global Notes for all purposes under this Indenture and the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.
Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.3.
(c)    Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depository.
The Issuer shall execute and the Trustee shall, in accordance with Section 2.2 below and 2.02 of this Indenture, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.
Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
(d)    Definitive Notes. Except as provided in this Section 2.1, 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.
2.2    Authentication. The Trustee shall manually authenticate and deliver: (1) on the Issue Date, $22,550,000 aggregate principal amount 15.00% Senior Secured Second Lien PIK Notes due 2027 and (2) PIK Notes for an original issue, in each case, in an aggregate principal amount specified in an Issuer’s Order pursuant to Section 2.02 of this Indenture. Such Issuer’s Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.
2.3    Transfer and Exchange.
(a)    Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Note Registrar with a request:
(x)    to register the transfer of such Definitive Notes; or
(y)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Note Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
    (i)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Note Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and
Ann. I-6

    (ii)    if such Definitive Notes are required to bear a restricted notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
(A)    if such Definitive Notes are being delivered to the Note Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
(B)    if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or
(C)    if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A or Regulation S; or (y) in reliance upon another exemption from the requirements of the Securities Act (other than pursuant to Rule 144): (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(d).
(b)    Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note, a Regulation S Global Note or an IAI Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:
    (i)    certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A, (B) being transferred in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Regulation S Global Note, or (C) being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) and (B) above; and
    (ii)    written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)), Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(B)) or IAI Global Note (in the case of a transfer pursuant to clause (b)(i)(C)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note, Regulation S Global Note or IAI Global Note, as applicable, such instructions to contain information regarding the Agent Member account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures of the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note, Regulation S Global Note or IAI Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note, Regulation S Global Note or IAI Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes, Regulation S Global Notes or IAI Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon receipt of an Issuer’s Order, a new Rule 144A Global Note, Regulation S Global Note or IAI Global Note, as applicable, in the appropriate principal amount.
Ann. I-7

(c)    Transfer and Exchange of Global Notes.
    (i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Note Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred. The Note Registrar shall have no responsibilities with respect to transfers of beneficial interests within a single Global Note.
    (ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Note Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.
    (iii)    Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
    (iv)    In the event that a Global Note is exchanged for a Definitive Note pursuant to Section 2.4 of this Appendix, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act (other than pursuant to Rule 144), as the case may be) and such other procedures as may from time to time be adopted by the Issuer. Each Definitive Note shall be maintained in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations (and may be transferred only in accordance with such provisions).
    (v)    [Reserved].
(d)    Legend. Each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (the “Restricted Notes Legend”):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) (A “QIB”), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”) OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) (7), (8), (9) OR (12) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) THAT IS NOT A QIB (AN “ACCREDITED INVESTOR”) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF
Ann. I-8

OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH SECURITY, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME OR BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (E) TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE SECURITIES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (OTHER THAN PURSUANT TO RULE 144), SUBJECT TO THE ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER.
Each Global Note will bear a legend in substantially the following form (the “Global Note Legend”):
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
Each Definitive Note shall also bear the following additional legend:
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
Each Note shall also bear the following legend:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (``OID'') WITHIN THE
Ann. I-9

MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE ``CODE''), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.

Holders may obtain information regarding the amount of OID, the issue price, the issue date, and the yield to maturity relating to the notes by contacting Inotiv, Inc., 8520 Allison Pointe Blvd #400, Indianapolis, IN 46250; Attention: Beth Taylor, Chief Financial Officer.

    (e)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

    (f)    No Obligation of the Trustee.
    (i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
    (ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Notes Collateral Agent or any Agent shall have any responsibility for any actions taken or not taken by the Depository.
2.4    Definitive Notes.
(a)    A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository (A) notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note or (B) ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor depository is not appointed by the Issuer within 90 days of such notice, or of its becoming aware of such cessation, or (ii) the Issuer, at its option, notifies the Trustee that the Issuer elects to cause the issuance of Definitive Notes and any Agent Member requests a Definitive Note in accordance with the applicable procedures of the Depository.
(b)    Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal Corporate Trust Office, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of
Ann. I-10

authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall bear the applicable restricted notes legend and definitive notes legend set forth in Exhibit 1 hereto.
(c)    The registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(d)    In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, including pursuant to Section 5.07, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.
Ann. I-11

EXHIBIT 1
to Annex 1
[FORM OF
FACE OF INITIAL NOTE]

[Global Notes Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend]
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) (A “QIB”), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”) OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) (7), (8), (9) OR (12) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) THAT IS NOT A QIB (AN “ACCREDITED INVESTOR”) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH SECURITY, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME OR BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO

WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (E) TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE SECURITIES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (OTHER THAN PURSUANT TO RULE 144), SUBJECT TO THE ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER.
[Definitive Notes Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
[OID Legend]

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”') WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”'), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.

Holders may obtain information regarding the amount of OID, the issue price, the issue date, and the yield to maturity relating to the notes by contacting Inotiv, Inc., 8520 Allison Pointe Blvd #400, Indianapolis, IN 46250; Attention: Beth Taylor, Chief Financial Officer.

[RULE 144A][REGULATION S][IAI] [GLOBAL] NOTE
15.00% Senior Secured Second Lien PIK Note due 2027
No.     [$____________]1
CUSIP No.____________
ISIN No.____________

Inotiv, Inc., an Indiana corporation, promises to pay to [ ________]2, or registered assigns, the principal sum of [________] U.S. dollars [as revised by the Schedule of Exchanges of Interests in Global Note attached hereto,]3 on February 4, 2027.
Interest Payment Dates: March 31, June 30, September 30 and December 31 (commencing on December 31, 2024).
Regular Record Dates: March 15, June 15, September 15 and December 15.
Additional provisions of this Note are set forth on the other side of this Note.

1     Delete in Global Notes.
2    For Global Notes insert: Cede & Co.
3    Insert in Global Notes only.

Dated:
INOTIV, INC.
By:
    Name:
    Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Dated: _________________
This is one of the Notes referred to in the within-mentioned Indenture.
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[FORM OF REVERSE SIDE OF INITIAL NOTE]
15.00% Senior Secured Second Lien PIK Note due 2026
1.    Principal and Interest.
The Issuer will pay the principal of this Note on February 4, 2027.
The Issuer promises to pay interest on the principal amount of this Note on each Interest Payment Date at the rate of 15.00% per annum in the manner specified in Section 3.01 of the Indenture.
Interest will be payable quarterly in arrears commencing on December 31, 2024 and quarterly thereafter in arrears on March 31, June 30, September 30 and December 31 of each year, until the principal thereof is paid or duly provided for and to the Person in whose name the Note (or any Predecessor Note) is registered at the close of business (if applicable) on the March 15, June 15, September 15 or December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date (each, a “Regular Record Date”).
Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from September 13, 2024; provided that, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Immediately upon the occurrence of any Event of Default under Section 5.01(1), (2), (7) or (8) the Issuer shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on all principal and premium (including the Applicable Premium), if any, and (to the extent lawful) interest on the Notes, after as well as before judgment, in cash at a rate per annum equal to the rate which is 2.0% per annum in excess of the rate of interest then borne by the Notes.
2.    Method of Payment.
The Issuer will pay interest (except Defaulted Interest) on the principal amount of the Notes on December 31, 2024 and quarterly thereafter in arrears on March 31, June 30, September 30 and December 31 to the Persons who are Holders (as reflected in the Note Register at the close of business (if applicable) on the March 15, June 15, September 15 or December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such Regular Record Date; provided that, with respect to the payment of principal or premium, if any, the Issuer will make payment to the Holder that surrenders this Note to the Paying Agent on or after the date such principal or premium is due and payable.
The Issuer will pay principal (and premium (including the Applicable Premium), if any) and interest in U.S. dollars. However, the Issuer may pay principal (and premium (including the Applicable Premium), if any) and interest by its check payable in such money. The Issuer may pay interest on the Notes either (a) by mailing a check for such interest to a Holder’s registered address (as reflected in the Note Register) or (b) subject to the provisions of the Indenture, by wire transfer to an account located in the United States maintained by the payee. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period. PIK Interest will be payable at the Issuer’s election by either increasing the outstanding principal amount of the Global Notes or issuing additional PIK Notes in accordance with the Indenture.
3.    Paying Agent and Note Registrar.
The Issuer initially appoints U.S. Bank Trust Company, National Association, as Paying Agent and Note Registrar. The Issuer may change any Paying Agent or Note Registrar upon written notice thereto. The Issuer or any of its Subsidiaries may act as Paying Agent, Note Registrar or co-registrar.

4.    Indenture.
The Issuer issued the Notes under an Indenture dated as of September 13, 2024 (the “Indenture”), among the Issuer, the Guarantors named therein, the Trustee and the Notes Collateral Agent. Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.
The Notes are senior secured second lien obligations of the Issuer. The Indenture limits the aggregate principal amount of the Notes that may be issued thereunder to the Initial Notes (in respect of a Global Note, as such amount may be increased as a result of a PIK Payment thereon) and the PIK Notes.
5.    Optional Redemption.
Except as set forth below, the Issuer will not be entitled to redeem the Notes at its option on or prior to March 13, 2026.
The Notes will be redeemable, at the Issuer’s option, in whole or in part from time to time, at any time on or prior to March 13, 2026, upon notice as described in Section 11.06 of the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Make-Whole Premium as of, and accrued but unpaid interest, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date).
On and after March 14, 2026, the Issuer may redeem the Notes at its option, in whole or in part from time to time, upon notice as described in Section 11.06 of the Indenture, at the Redemption Prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued but unpaid interest, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date), if redeemed during the periods indicated below:

Period	Percentage
March 14, 2026 to, but excluding, September 13, 2026	102.000%
September 14, 2026 and thereafter	100.000%

6.    Repurchase upon a Change of Control, Asset Sales, Casualty Events and Debt Issuances.
Upon the occurrence of (a) a Change of Control, each Holder will have the right to require that the Issuer purchase all or a portion of such Holder’s Outstanding Notes, at a purchase price of 100% of the aggregate principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the date of purchase), (b) Asset Sales or Casualty Events, the Issuer may be obligated to make offers to purchase First Lien Obligations and/or Notes with a portion of the Net Cash Proceeds of such Asset Sales or Casualty Events at a purchase price, with respect to the Notes only, of no less than 100% of the aggregate principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the date of purchase), (c) a Debt Issuance, the Issuer may be obligated to make offers to purchase Notes with the portion of the Net Cash Proceeds of such Debt Issuance that are not applied to permanently repay and reduce First Lien Obligations at a purchase price of 100% of the aggregate principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the date of purchase) and (d) the receipt by the Issuer or any of its Subsidiaries of Extraordinary Receipts, the Issuer may be obligated to make offers to purchase First Lien Obligations and/or Notes with a portion of the Net Cash Proceeds of such Extraordinary Receipts at a purchase price, with respect to the Notes only, of no less than 100% of the aggregate principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the date of purchase).
7.    Denominations; Transfer; Exchange.
The Notes are in registered form without coupons in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Note Registrar and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.
The Note Registrar and the Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the delivery of a notice of redemption of the Notes to be redeemed under Section 11.06 of the Indenture and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, a Net Proceeds Offer, a Debt Proceeds Offer or an Extraordinary Receipts Offer.
8.    Persons Deemed Owners.
A registered Holder shall be treated as the owner of a Note for all purposes.
9.    Unclaimed Money.
If money for the payment of principal (premium, if any) or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Issuer at its written request. After that, Holders entitled to the money must look to the Issuer for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.
10.    Discharge and Defeasance Prior to Redemption or Maturity.
If the Issuer irrevocably deposits, or causes to be deposited, with the Trustee money or Government Securities sufficient to pay the then outstanding principal of, premium (including the Applicable Premium), if any, and accrued but unpaid interest on the Notes to the Redemption Date or Stated Maturity, the Issuer and the Guarantors will be discharged from their respective obligations under the Indenture, the Security Documents and the Notes, except in certain circumstances for certain covenants thereof, or will be discharged from certain covenants set forth in the Indenture.
11.    Amendment; Supplement; Waiver.
Subject to certain exceptions, the Indenture, the Security Documents, the Intercreditor Agreement, the Notes or any Guarantee may be amended or supplemented with the consent of the Required Holders, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Security Documents, the Intercreditor Agreement, the Notes or any Guarantees may be waived with the consent of the Required Holders. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture, the Security Documents, the Intercreditor Agreement, the Notes or the Guarantees to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not materially and adversely affect the legal rights under the Indenture of any Holder.

12.    Restrictive Covenants.
The Indenture contains certain covenants, including covenants with respect to the following matters: (i) Dividends; (ii) incurrence of Indebtedness; (iii) Liens; (iv) transactions with Affiliates; (v) dividend and other payment restrictions affecting Subsidiaries; (vi) merger and certain transfers of assets; (vii) purchase of Notes upon a Change of Control; (viii) prepayments or redemptions of Junior Indebtedness; (ix) Investments; and (x) disposition of proceeds of Asset Sales. Within 120 days after the end of each fiscal year, commencing with the fiscal year ended September 30, 2024, the Issuer must report to the Trustee with respect to compliance with such limitations.
13.    Successor Persons.
When a successor Person or other entity assumes all the obligations of its predecessor under the Notes or the Guarantees and the Indenture, the predecessor Person will be released from those obligations.
14.    Remedies for Events of Default.
The Notes are subject to the Defaults and Events of Default set forth in Article Five of the Indenture. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee (for further distribution to the Holders) a statement specifying such Default or Event of Default as further provided in Section 10.02 of the Indenture.
15.    Guarantees.
Following the Issue Date the Issuer’s obligations under the Notes will be fully, irrevocably and unconditionally guaranteed on a senior secured second lien basis, to the extent set forth in the Indenture, by each of the Guarantors.
16.    Security; Intercreditor Agreement.
The Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents, if any. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral), if any, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents on the Issue Date, and any other Security Documents at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.
The Notes are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Indenture and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.
17.    Trustee Dealings with Issuer.
The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Issuer and its Affiliates as if it were not the Trustee.
18.    Authentication.
This Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the other side of this Note.

19.    Abbreviations.
Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).
20.    No Recourse Against Others.
No manager, managing director, director, officer, employee incorporator or equity holder, including members, of the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or the Guarantors (if any) under the Notes, this Indenture, the Security Documents, the Guarantees (if any) or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
21.    CUSIP Numbers.
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.
22.    Governing Law.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE ISSUER AGREES TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE INDENTURE.
The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Inotiv, Inc., 8520 Allison Pointe Blvd. #400, Indianapolis, IN 46250; Attention: Beth Taylor, Chief Financial Officer.
Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Indenture.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint ___________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date: ______________    Your Signature:
Sign exactly as your name appears on the other side of this Note.
In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any “Affiliate” of the Issuer within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
☐    to the Issuer; or
(1)    ☐    pursuant to an effective registration statement under the Securities Act; or
(2)    ☐    inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or
(3)    ☐    outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act;
(4)    ☐    to an institutional “accredited investor” (as defined in Rule 501 (a)(l), (2), (3), (7), (8), (9) or (12) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or
(5)    ☐    pursuant to another exemption from registration under the Securities Act (other than pursuant to Rule 144).
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.
Signature:
Signature Guarantee:

Signature must be guaranteed        Signature ¨
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Dated: __________________
    Notice: To be executed by an executive officer

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.
TRANSFEREE LETTER OF REPRESENTATION
Inotiv, Inc
8520 Allison Pointe Blvd #400,
Indianapolis, IN 46250;
Attention: Beth Taylor, Chief Financial Officer
U.S. Bank Trust Company, National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Inotiv Notes Administrator.
Re:    Inotiv, Inc. (the “Issuer”)
Ladies and Gentlemen:
This certificate is delivered to request a transfer of $[     ] principal amount of the 15.00% Senior Secured Second Lien PIK Notes due 2027 (the “Notes”) of Inotiv, Inc. (the “Issuer”).
Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:
Name:
Address:
Taxpayer ID Number:
The undersigned represents and warrants to you that:
1 - We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” of at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
2 - We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes only in accordance with the Restricted Notes Legend (as such term is defined in Annex 1 to the Indenture) printed on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the date such restrictions are no longer required under applicable law. If any resale or other transfer of the Notes is proposed to be made to another institutional “accredited investor” prior to termination of such transfer restrictions, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (4), (7), (8), (9) or (12) under the

Securities Act) and that it is acquiring at least $250,000 principal amount of such Notes for investment purposes and not for distribution in violation of the Securities Act.
3 – We acknowledge that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer of the Notes described in the Restricted Notes Legend prior to the termination of the applicable transfer restrictions to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer.
TRANSFEREE:

BY:

SCHEDULE OF EXCHANGES OF INTERESTS IN GLOBAL NOTE4
The initial principal amount of this Global Note is $ . The following increases or decreases in this Global Note have been made:

Date of Exchange or Payment of PIK Interest	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	PIK Increases	Principal Amount of this Global Note following such decrease or increase	Signature of Authorized signatory of Trustee or Notes Custodian

4 This schedule should be included only if the Note is issued in global form.

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 10.25, Section 10.31, Section 10.33 or Section 10.34 of the Indenture, check the box:
Asset Sale ☐    Debt Issuance ☐        Change of Control ☐    Extraordinary Receipts ☐
☐ If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 10.25, Section 10.31, Section 10.33 or Section 10.34 of the Indenture, state the amount in principal amount $1.00 or an integral multiple of $1.00 in excess thereof: $____________________

Date: __________________    Your Signature:
        (Sign exactly as your name appears on the
        other side of this Note)
Signature Guarantee: ________________________________
            (Signature must be guaranteed)
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT A
[FORM OF] SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
[__________] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, 20__, by __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Inotiv, Inc. (the “Issuer”).
W I T N E S E T H
WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as notes collateral agent (the “Notes Collateral Agent”), an indenture (the “Indenture”), dated as of September 13, 2024, providing for the issuance of 15.00% Senior Secured Second Lien PIK Notes due 2027 (the “Notes”); and
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”).
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary covenants and agrees for the equal and ratable benefit of the Holders as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article Twelve thereof.
3.    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Note.
4.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PART[Y][IES] HERETO AGREE[S] TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
5.    Counterparts. The part[y][ies] may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the part[y][ies] hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the part[y][ies] hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Supplemental Indenture or any other document to be signed in connection with this Supplemental Indenture and the transactions contemplated hereby shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act
6.    Effect of Headings. The Section headings herein are for convenience or reference only and are not intended to be considered a part hereof and shall not affect the construction hereof.
7.    The Trustee. The Trustee is an express and intended third party beneficiary hereof and is entitled to the rights and benefits hereunder and may enforce this Supplemental Indenture as if it were a party hereto. This provision cannot be amended without the consent of the Trustee.
[signature page follows]

IN WITNESS WHEREOF, the part[y][ies] hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
[GUARANTEEING SUBSIDIARY],
By:
    Name:
    Title: